UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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AXIS CAPITAL HOLDINGS LIMITED
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Notice of Annual General Meeting of
Shareholders and
2023 Proxy Statement

Your vote is important
Please vote by using the Internet, the telephone,
or by mailing your completed voting information form or proxy card

March 24, 2023
Dear Shareholder:
We are pleased to invite you to attend the 2023 Annual General Meeting of Shareholders of AXIS Capital Holdings Limited (“AXIS”), to be held on Thursday, May 4, 2023 at 8:30 a.m. ADT, in person at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda.

During the Annual General Meeting, we will make available information relating to the operations of AXIS during the past year. Representatives from our independent registered public accounting firm, Deloitte Ltd., will be present to respond to questions from shareholders.

Please vote via the Internet or by telephone at your earliest convenience by following the voting instructions printed on your Notice of Internet Availability of Proxy Materials or, if you received a printed copy of our proxy materials, by marking, dating, signing and returning your proxy card in the enclosed envelope. This will ensure that your shares will be represented and voted at the meeting even if you do not attend.

Sincerely,

Henry B. Smith
Chair of the Board

Thursday, May 4, 2023 at 8:30 a.m. ADT

AXIS House
92 Pitts Bay Road
Pembroke HM 08
Bermuda

Directions and instructions on how to attend the 2023 Annual General Meeting in person may be obtained by contacting our Corporate Secretary at: 1-441-496-2600.

1.	To elect the four Class II Directors listed herein to hold office until 2026;
2.	To approve, by non-binding vote, the compensation paid to our named executive officers;
3.	To determine, by non-binding vote, whether a shareholder vote to approve the compensation of our named executive officers should occur every one, two or three years;
4.	To approve an amendment to our Amended and Restated 2017 Long-Term Equity Compensation Plan, increasing the aggregate number of shares of common stock authorized for issuance;
5.
To appoint Deloitte Ltd., Hamilton, Bermuda, to act as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and to authorize the Board of Directors, acting through the Audit Committee, to set the fees for the independent registered public accounting firm; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.
Close of business on March 10, 2023

G. Christina Gray-Trefry Corporate Secretary March 24, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting to be held on May 4, 2023. This Notice of Annual General Meeting of Shareholders and the attached proxy statement are being distributed or made available, as the case may be, on or about March 24, 2023. The proxy statement, the 2022 Annual Report to Shareholders and the Form 10-K for fiscal year 2022 are available at https://materials.proxyvote.com/G0692U.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, please vote at your earliest convenience by following the instructions in the Notice of Internet Availability of Proxy Materials or the proxy card you received in the mail. You may revoke your proxy at any time before it is voted. Please refer to “Voting and Meeting Information” for additional information.

Principal Accountant Fees and Services	88

Audit and Non-Audit Fees	88

Pre-Approval Policy	88

Shareholder Proposals for 2024 Annual Meeting	89

Voting and Meeting Information	90

Appendix 1 - Non-GAAP Financial Measures Reconciliation	A-1

Appendix 2 - Second Amended and Restated 2017 Long-Term Equity Compensation Plan	B-1

When used in this proxy statement, the terms "we," "us," "our," "the Company," "AXIS," and "AXIS Capital" refer to AXIS Capital Holdings Limited.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts included in this report, including statements regarding our estimates, beliefs, expectations, intentions, strategies or projections are forward-looking statements. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the United States ("U.S.") federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as "may", "should", "could", "anticipate", "estimate", "expect", "plan", "believe", "predict", "potential", "intend" or similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management's control. Results may differ materially from those expressed or implied by forward-looking statements. Factors that can cause results to differ materially include those described under “Forward Looking Statements” in AXIS Capital’s most recent Form 10-K and Form 10-Qs filed with the SEC and available on our website. AXIS Capital undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROXY STATEMENT SUMMARY

This summary highlights certain information in this proxy statement. As it is only a summary, please review the complete proxy statement before you vote.

Annual General Meeting Date and Time	Thursday, May 4, 2023 - 8:30 a.m. ADT

Location	AXIS House 92 Pitts Bay Road Pembroke HM 08 Bermuda Please refer to "Voting and Meeting Information” for additional information.

Agenda and Vote Recommendations
Proposal	Vote Recommendation	For More Information
1.Election of the four Class II directors to the Board	FOR each nominee	Page 4
2.Company's executive compensation ("Say on Pay")	FOR	Page 30
3.Timing of shareholder vote to approve the Company's executive compensation ("Say When on Pay")	1 YEAR	Page 30
4.Approve an amendment to our Amended and Restated 2017 Long-Term Equity Compensation Plan	FOR	Page 80
5.Appointment of Deloitte Ltd. ("Deloitte") as the Company's independent registered public accounting firm for the 2023 fiscal year	FOR	Page 87

We may also transact any other business that may properly come before the meeting. As of the date of this proxy statement, we are not aware of any business to be presented for consideration other than the matters described in this proxy statement.

Record Date	March 10, 2023

2022 Company Financial Performance
 In 2022, AXIS advanced its efforts to strengthen its business, reposition its portfolio, reduce volatility, and drive profitable growth in attractive markets - while capitalizing on favorable market conditions.
Operating return on average common equity (“OROACE”) is the financial metric under our Annual Incentive Plan. For 2022, the Company's annual OROACE exceeded target under the plan, however this strong result was due in part to rising global interest rates in 2022 which ultimately had the effect of decreasing average shareholders' equity for the year. The Human Capital and Compensation Committee used its discretion to determine actual bonus payouts on an adjusted basis, using operating return on adjusted common equity ("Adjusted OROACE"), which uses beginning year shareholders' equity as compared to average common equity. This had the effect of decreasing overall payments under the plan. Relative total shareholder return as compared to our performance peers (“rTSR”) was the Company’s financial metric for its performance-vesting restricted stock unit awards (“PSUs”).
AXIS' 2022 financial results for these performance metrics on an absolute basis are set forth below:

PROXY STATEMENT SUMMARY	1

Measure	Fiscal Year 2022	Change versus Fiscal Year 2021
OROACE(1)	11.1%	+2.0% pts
Adjusted OROACE(2)	10.2%	N/A
ROACE(3)	4.3%	-7.9% pts
Total Shareholder Return(4)	2.6%	-9.2% pts

(1)"OROACE" is operating return on average common equity and is calculated by dividing operating income (loss) for the period by the average common shareholders’ equity determined using the common shareholders’ equity balances at the beginning and end of the period. OROACE is a non-GAAP financial measure as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to the most comparable GAAP financial measure, ROACE, along with a discussion of the rationale for the presentation, is provided in Appendix 1.

(2) "Adjusted OROACE" is operating return on adjusted common equity and is calculated by dividing operating income (loss) for the period by the common shareholders’ equity balance at the beginning of the period. Adjusted OROACE is a non-GAAP financial measure as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to the most comparable GAAP financial measure, ROACE, along with a discussion of the rationale for the presentation, is provided in Appendix 1.

(3) "ROACE" is return on average common equity and is calculated by dividing income (loss) available (attributable) to common shareholders for the period by the average common shareholders’ equity determined using the common shareholders’ equity balances at the beginning and end of the period.

(4)One-year Total Shareholder Return with dividends reinvested, sourced from Bloomberg.

Corporate Citizenship
At AXIS, our purpose is clear: by helping people and organizations around the world manage risk, we give them the confidence to pursue their goals and ambitions. Our Corporate Citizenship program, designed to address environmental, social and governance (ESG) factors and focusing on issues like the impact of climate change and diversity, equity and inclusion (DEI), is one of many ways we help advance this purpose.
For more information on the Company’s corporate citizenship initiatives, see "Corporate Governance – Corporate Citizenship & Sustainability."

Human Capital Management
We believe our employees distinguish us from our competitors and are critical to our success as a focused specialty underwriter that leads with purpose. As a result, one of our core strategies is to invest in and support our employees, including with respect to health, safety and wellness, DEI, talent development, employee engagement and compensation and benefits.
For additional information on our human capital management, please refer to "Corporate Governance – Human Capital Management."

Leadership Transition
In December 2022, the Board of Directors implemented a leadership transition, appointing Vincent Tizzio as President and CEO effective May 4, 2023, at which time he will also join the Board. The Board determined that Mr. Tizzio is the right person to lead the organization following our recent transformation due to Mr. Tizzio's deep industry and underwriting expertise in specialty insurance and his ability to further enhance the Company's ability to attract top-tier talent.
In addition, the Company announced other senior leadership changes as discussed in "Compensation Discussion and Analysis – Leadership Transition."
The Board believes that Mr. Tizzio, together with the rest of the leadership team, is well positioned to execute the Company's strategic imperatives and deliver sustainable profitable growth and increased shareholder value.
For more information regarding compensation matters related to AXIS' leadership transition, see "Compensation Discussion and Analysis."

2	PROXY STATEMENT SUMMARY

Executive Compensation
Key compensation actions for 2022 include:
•Paid/accrued severance in accordance with existing contracts relating to non-renewal and termination without cause.
•Awarded equity to CEO at below target; other NEOs awarded equity at target. Paid bonuses in line with formula, averaging a payout of 107% of target.
•For more information on executive compensation, see "Compensation Discussion and Analysis" and "Executive Compensation."

Corporate Governance Highlights
Corporate governance continues to be an area of significant focus for our Board. Our current governance practices include the following, many of which are discussed in further detail throughout this proxy statement:
•Regular shareholder engagement
•Annual Board and committee self-evaluations
•Majority independent Board and fully independent Audit, Human Capital and Compensation, and Corporate Governance, Nominating and Social Responsibility Committees
•None of our directors serve on the board of directors of more than three other publicly-held corporations
•Majority vote standard for election of directors
•No stockholder rights plan (“poison pill”)
•Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting

Shareholder Engagement and Responsiveness to Shareholders
In addition to our regular investor relations efforts, in 2022 we reached out to shareholders representing over 60% of our outstanding common shares. In the spring, we held meetings with holders representing approximately 32% of our outstanding shares and in the fall, we held meetings with holders representing approximately 26% of our outstanding shares.
•Henry Smith, our 2022 Human Capital and Compensation Committee Chair and independent Chair of the Board led engagement efforts and actively participated in all of the meetings.
•Discussion topics included AXIS' strategy, executive compensation and governance practices as well as environmental, social and sustainability topics.
For more information on shareholder engagement, see "Compensation Discussion and Analysis – Executive Summary – Positive 2022 Say on Pay Vote and Shareholder Engagement."

Prompt return of your proxy will help reduce the costs of re-solicitation.

PROXY STATEMENT SUMMARY	3

PROPOSAL 1. ELECTION OF DIRECTORS
BOARD STRUCTURE
Our Board is divided into three classes, designated as Class I, Class II and Class III. The term for each Class II director expires at this year’s Annual General Meeting to be held on May 4, 2023; the term for each Class I director will expire at the Annual General Meeting in 2024; and the term for each Class III director will expire at the Annual General Meeting in 2025. At each annual general meeting of the Company, the successors of the class of directors whose term expires at that meeting will be elected for a term expiring at the annual general meeting to be held in the third year following the year of their election.
Four Class II directors are to be elected at the meeting to serve until the Company’s Annual General Meeting in 2026. All of the nominees are currently directors. Our Corporate Governance, Nominating and Social Responsibility Committee recommended all of the nominees to our Board for election at the meeting and all nominees have consented to serve on our Board. We do not expect that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the Annual General Meeting, proxy cards authorizing the proxies to vote for the nominees will instead be voted for substitute nominees recommended by our Board.
Our Board has reviewed its classified board structure and continues to believe that this structure provides greater stability and continuity in the Board’s membership and in the direction and guidance that it provides to the Company’s management. As compared to an annual election process, this approach promotes a long-term perspective to our strategic objectives and has proved beneficial to our CEO and executive management in establishing the Company’s short- and long-term priorities. The classified board structure also ensures that at any given time, a majority of the directors serving on the Board will have substantial knowledge of the Company and its business, values, competitive environment, risks and strategic goals. We believe directors who have experience with the Company are better positioned to make decisions that are best for the Company and its shareholders, particularly given the complexity of the specialty insurance industry. In addition, three-year terms assist in recruiting highly qualified directors who are willing to commit the time and resources to develop a deep understanding of the Company and its business, and encourage a long-term view. After carefully considering the arguments for and against continuation of the classified board structure, we believe that a classified election process remains in the best interests of the Company and our shareholders.
SKILLS, QUALIFICATIONS AND EXPERIENCE OF DIRECTORS
For the Board to satisfy its oversight responsibilities effectively, the Board seeks members who combine the highest standards of integrity with significant accomplishments in their chosen fields. The Corporate Governance, Nominating and Social Responsibility Committee is responsible for recommending qualified candidates for directorships to be filled by the Board or by our shareholders. Directors are expected to bring a diversity of experiences, skills and perspectives to our Board. The Committee considers the qualities of intelligence, honesty, perceptiveness, good judgment, high ethics and standards, integrity and fairness to be of paramount importance. It also examines experience, diversity, knowledge and skills in business judgment, leadership, strategic planning, general management practices and crisis response. In addition, the Committee looks for candidates with financial expertise and a willingness and ability to commit the time required to fully discharge their responsibilities to the Board. The Committee evaluates candidates based on their qualifications and not based on the manner in which they were submitted for consideration.
The Committee views diversity as an essential element of our Board’s composition and effectiveness. Attributes that will be additive to our overall Board's diversity, such as race, gender identity, age, sexual orientation, ethnicity and national origin, are considered in the identification and evaluation of our director candidates.
As reflected in the chart below, we believe our Board offers a diverse range of skills and experience to provide effective oversight of the Company and create long-term growth through successful execution of the Company's strategic initiatives.

4	PROPOSAL 1. ELECTION OF DIRECTORS

DIRECTORS(1)	Becker	Davis	Dowling	Hardwick	Millegan	Ramey	Smith	Theis	Tizzio	Yastine	Zlatkus
EXPERIENTIAL CRITERIA (1)
Public Company Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Digital Experience				✓	✓					✓
Insurance Experience	✓	✓	✓			✓	✓	✓	✓	✓	✓
Reinsurance Experience	✓	✓	✓				✓	✓	✓
Finance Experience	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓
International Experience	✓	✓		✓	✓	✓	✓	✓	✓		✓
Banking Experience		✓		✓			✓			✓	✓
Legal/Regulatory Experience	✓		✓					✓
COMPOSITION
Other Current U.S.-Listed Public Boards	1	1	0	0	2	0	0	0	0	3	1
Average Age = 65.7 years	70	74	64	50	64	79	74	65	56	63	64
Average Tenure = 7.0 years	2.8	21.3	3.2	4.4	1.9	13.7	18.9	2.0	-	4.7	4.0
Racially/Ethnically Diverse					●
Gender Diverse			●	●						●	●
(1)Mr. Tizzio is included in the chart in lieu of Mr. Benchimol given the director transition on May 4, 2023.
(2)Competencies with a “✓” indicate substantial professional experience.
BOARD REFRESHMENT PROCESS
Our Board is committed to orderly director succession planning and having a diversity of perspectives, skills and experiences on our Board aligned with our long-term strategy. While our Board benefits immensely from the industry expertise of our longer-tenured directors, we recognize the importance of regular, thoughtful refreshment and have launched a thoughtful director succession planning process. The Committee identified the skills and experience that are needed to lead the Company into the future, in line with our evolving strategy, and has evaluated director candidates based upon these desired qualities, attributes and skills. Our Corporate Governance, Nominating and Social Responsibility Committee has engaged a third-party search firm to identify and evaluate potential candidates for service on our Board. This succession planning has been conducted over time, as part of a multi-stage process, to ensure that the Company continues to benefit from the Company-specific expertise of our longer-tenured directors, balanced with the fresh perspectives brought by our newer directors.
Our director succession planning and refreshment process emphasizes the importance of diversity, including diversity of race, gender identity, age, sexual orientation, ethnicity and national origin, geographic location and cultural background. Our process is also focused on expanding the collective skills and experience of our Board with our new directors bringing deep industry and financial expertise, regulatory experience, innovative thinking and strategic perspective. The Committee considers a broad spectrum of backgrounds, skills and personal and professional experiences to ensure a strong and effective Board that is responsive to the Company's evolving needs.
Since July 2018, six longer-tenured directors have retired. However, as a result of the Committee’s thoughtful approach to director succession planning, the Board was positioned to nominate highly qualified directors. Since July 2018, seven talented directors with diverse skill sets and professional backgrounds have joined the Board, adding four women and one racially/ethnically diverse director. In addition, in connection with the CEO transition, Mr. Tizzio will succeed Mr. Benchimol as director effective May 4, 2023.

PROPOSAL 1. ELECTION OF DIRECTORS	5

BOARD DIVERSITY
While we have not adopted a formal Board diversity policy, the Corporate Governance, Nominating and Social Responsibility Committee views diversity as a key element of our Board’s composition and effectiveness. The Committee also believes that it is desirable for new candidates to contribute to the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.
Highlights of our directors include the following:

6	PROPOSAL 1. ELECTION OF DIRECTORS

DIRECTOR NOMINEES
The table below sets forth the names, ages, classes and positions of the nominees who are standing for election at this year's Annual General Meeting. The biographies that follow provide business experience and U.S.-listed public company directorships held during the last five years.

Name	Age	Class	Position	Since
W. Marston Becker(1)	70	II	Independent Director	June 2020
Michael Millegan(1)	64	II	Independent Director	April 2021
Thomas C. Ramey	79	II	Independent Director	July 2009
Lizabeth H. Zlatkus	64	II	Independent Director	March 2019
(1)Messrs. Becker and Millegan were identified as director candidates by a third-party search firm as part of our Board refreshment process. Upon the recommendation of our Corporate Governance, Nominating and Social Responsibility Committee, Messrs. Becker and Millegan were unanimously appointed to the Board effective June 1, 2020 and April 1, 2021, respectively.

W. Marston Becker

Experience:
•Served as Chairman of the Board of QBE Insurance Group from 2014 until April 2020.
•Served as Chairman and Chief Executive Officer of Alterra Capital Holdings Limited from 2006 to 2013, Trenwick Group, Ltd. from 2002 to 2005, the run-off for LaSalle Re Holdings from 2002 to 2008 and Orion Capital Corporation from 1996 to 2000.
•Served as President and Chief Executive Officer of McDonough Caperton Insurance Group, Inc. from 1987 to 1994.
•Holds the Chartered Financial Analyst designation and is an admitted attorney in West Virginia.
Education: B.A. from West Virginia University and J.D. from West Virginia University
U.S. Public Company Boards: MVB Financial Corp.
Key Qualifications: The Board believes that Mr. Becker is qualified to serve as a director based on his 37 years of experience, including Chief Executive Officer and Chairman leadership positions in the insurance and financial industries.
Committee Membership: Chair of the Risk Committee and Member of the Executive and Human Capital and Compensation Committees

PROPOSAL 1. ELECTION OF DIRECTORS	7

Michael Millegan

Experience:
•Has served as Founder and Chief Executive Officer of Millegan Advisory Group-3 LLC, a strategic advisory firm for early-stage companies since February 2014.
•Held executive leadership and management roles at Verizon over the course of his 33-year tenure in the areas of digital technology and platforms, cybersecurity, supply chain management, sales, marketing and operations, including President of Verizon Global Wholesale Group, President of Verizon Digital Media Service, Area President of Verizon Midwest Region and Senior Vice President of Verizon Enterprise Operations.
Education: B.A. from Angelo State University and M.B.A. from Angelo State University
U.S. Public Company Boards: Portland General Electric Company and Wireless Telecom Group, Inc. Former director of CoreSite Realty Corporation from February to December 2021 prior to its acquisition by American Tower Corporation.
Key Qualifications: The Board believes that Mr. Millegan is qualified to serve as a director based on his 33 years of leadership experience, including his experience running a business to business network and working with global companies, along with his knowledge in the areas of digital technology and platforms, cybersecurity, supply chain management, sales, marketing and operations.
Committee Membership: Chair of the Human Capital and Compensation Committee and Member of the Finance Committee

Thomas C. Ramey

Experience:
•Former Chairman and President of Liberty International, a wholly owned subsidiary of Liberty Mutual Group, from 1997 to 2009. Also served as Executive Vice President of Liberty Mutual Group from 1995 to 2009.
•Served as President and Chief Executive Officer of American International Healthcare, a subsidiary of AIG, from 1986 to 1992.
•Founder and President of an international healthcare trading company, including health maintenance organization (HMO) consulting and management.
Education: B.A. from Texas Tech University and M.A. from Tulane University
U.S. Public Company Boards: Former director of UroCor, Inc. from 1996 to 2001 prior to its acquisition by Dianon Systems Inc.
Key Qualifications: The Board believes that Mr. Ramey is qualified to serve as a director based on his extensive insurance industry knowledge and significant background in international insurance operations, acquisitions and management.
Committee Membership: Member of the Audit Committee and Corporate Governance, Nominating and Social Responsibility Committee

8	PROPOSAL 1. ELECTION OF DIRECTORS

Lizabeth H. Zlatkus

Experience:
•Served in various senior leadership positions during her tenure with The Hartford Financial Services Group from 1983 to 2011, including Chief Financial Officer and Chief Risk Officer of the firm and Co-President of Hartford Life Insurance Companies and as Executive Vice President of The Hartford's international operations and the group life and disability divisions.
Education: B.S. from Pennsylvania State University
U.S. Public Company Boards: Pathward Financial, Inc. (formerly known as Meta Financial Group). Former director of Computer Sciences Corporation from 2016 to 2017 and Boston Private Financial Holdings, Inc. from 2015 to 2021.
Key Qualifications: The Board believes that Ms. Zlatkus is qualified to serve as a director based upon her leadership experience with insurance organizations, including her prior roles as Chief Financial Officer and Co-President as well as her executive management background in risk and operations during her 28-year career with The Hartford Financial Services Group.
Committee Membership: Chair of the Audit Committee and Member of the Finance Committee and Executive Committee

Recommendation of the Board
The Board recommends that you vote “FOR” the election of these nominees.

PROPOSAL 1. ELECTION OF DIRECTORS	9

DIRECTORS CONTINUING IN OFFICE
The table below sets forth the names, ages, classes and positions of the directors who are not standing for election at the Annual General Meeting but whose term of office will continue after the meeting. The biographies that follow provide business experience and U.S.-listed public company directorships held during the last five years.

Name	Age	Class	Position	Since
Vincent C. Tizzio(1)	56	III	Chief Executive Officer and President	May 2023
Charles A. Davis	74	I	Independent Director	November 2001
Anne Melissa Dowling	64	III	Independent Director	January 2020
Elanor R. Hardwick	50	I	Independent Director	November 2018
Henry B. Smith	74	III	Independent Director	May 2004
Axel Theis	65	I	Independent Director	April 2021
Barbara A. Yastine	63	I	Independent Director	July 2018
(1)Vincent C. Tizzio will succeed Albert A. Benchimol, age 65, as a Class III director effective as of the close of business on May 4, 2023, the day of this year's Annual General Meeting. Mr. Benchimol's biography is set forth under "Directors Not Continuing in Office."

Vincent C. Tizzio

Experience:
•Serves as our CEO Specialty Insurance and Reinsurance and will become our President and Chief Executive Officer, effective May 4, 2023. Prior to becoming CEO Specialty Insurance and Reinsurance, served as a Senior Advisor - Insurance Market Strategy from January 2022 to June 2022.
•Served as Executive Vice President and Head of Global Specialty at The Hartford from May 2019 through August 2021.
•Prior to joining The Hartford, Mr. Tizzio spent seven years as President and CEO of Navigators Management Company.
Education: B.S. from Adelphi University
U.S. Public Company Boards: None
Key Qualifications: The Board believes that Mr. Tizzio is qualified to serve as a director based on his deep knowledge of the specialty insurance industry and his proven track record of managing an insurance business, with a comprehensive understanding of underwriting and go to market strategies.
Committee Membership: Member of Executive Committee, effective May 4, 2023

10	PROPOSAL 1. ELECTION OF DIRECTORS

Charles A. Davis

Experience:
•Current Chief Executive Officer of Stone Point Capital LLC, serving since June 2005.
•Held various executive positions at MMC Capital, Inc., a subsidiary of Marsh & McLennan Companies, Inc., from 1998 until May 2005, serving as the Chief Executive Officer from 1999 to 2005 and as Chairman from 2002 to 2005. Also served as a Vice Chairman of Marsh & McLennan Companies, Inc. from 1999 to November 2004.
•Spent 23 years at Goldman Sachs & Co. LLC, where, among other positions, Mr. Davis served as head of Investment Banking Services worldwide; head of the Financial Services Industry Group; General Partner; Senior Director; and Limited Partner.
Education: B.A. from the University of Vermont and M.B.A. from Columbia Business School
U.S. Public Company Boards: The Progressive Corporation. Former director of The Hershey Company from 2007 to 2021.
Key Qualifications: The Board believes that Mr. Davis is qualified to serve as a director based on his distinguished career in investment banking, his extensive knowledge of corporate finance and his experience in the insurance industry.

Committee Membership: Member of Finance Committee, Executive Committee and Risk Committee

Anne Melissa Dowling

Experience:
•Served as Director of Insurance for the State of Illinois from 2015 to 2017 and as Deputy (and Acting) Commissioner of Insurance for the State of Connecticut from 2011 to 2015.
•Held executive management roles in the areas of investments, treasury, strategic planning and marketing and governance at Massachusetts Mutual Financial Group; Connecticut Mutual Life Insurance Company; Travelers Insurance Company; and at Aetna Life & Casualty, where she began her career in 1982.
•Holds the Chartered Financial Analyst designation.
Education: B.A. from Amherst College and M.B.A. from Columbia Business School
U.S. Public Company Boards: None
Key Qualifications: The Board believes that Ms. Dowling is qualified to serve as a director based on her insurance industry expertise including 25 years of executive management in the private sector and, most recently in the public sector, as Director of the Illinois Department of Insurance.
Committee Membership: Chair of Finance Committee and Member of Risk Committee

PROPOSAL 1. ELECTION OF DIRECTORS	11

Elanor R. Hardwick

Experience:
•Former Chief Digital Officer of UBS, leading the bank’s innovation and digitization activities across all business lines and functions globally, serving from 2018 to June 2020.
•Served as Head of Innovation of Deutsche Bank from 2016 to 2018, leading innovation across business lines and functions globally and supporting the company’s digital strategy development.
•Served as Chief Executive Officer from 2011 to 2016, of Credit Benchmark Ltd., a FinTech start-up and provider of credit risk data, leading the company from its foundation.
•Held a succession of senior leadership positions at Thomson Reuters from 2005 to 2011 including Global Head of Strategy, Investment and Advisory; Global Head of Professional Publishing; and Head of Strategy for Europe and Asia.
•Held positions at Morgan Stanley International from 2002 to 2005; Booz-Allen & Hamilton from 1997 to 2000; and the United Kingdom’s Department of Trade and Industry from 1995 to 1997.
Education: M.A. from the University of Cambridge and M.B.A. from Harvard Business School
U.S. Public Company Boards: None
Key Qualifications: The Board believes that Ms. Hardwick is qualified to serve as a director based on her leadership positions in the financial services and FinTech industries, including her experience leading global innovation and digital strategy initiatives at UBS and Deutsche Bank.
Committee Membership: Member of Human Capital and Compensation Committee and Corporate Governance, Nominating and Social Responsibility Committee.

Henry B. Smith

Experience:
•Served as the Chief Executive Officer and President of W.P. Stewart & Co., Ltd. from May 2005 to March 2006.
•Former Chief Executive Officer of the Bank of Bermuda Limited from March 1997 to March 2004.
•Joined the Bank of Bermuda in 1973 serving in various senior positions including Executive Vice President and Chief Operations Officer; Executive Vice President Europe; and Senior Vice President and General Manager, Retail Banking.
Education: B.A. from Trinity College-Hartford
U.S. Public Company Boards: None
Key Qualifications: The Board believes that Mr. Smith is qualified to serve as a director based on his background and extensive international banking experience, including his 31-year career with the Bank of Bermuda.
Committee Membership: Chair of Executive Committee

12	PROPOSAL 1. ELECTION OF DIRECTORS

Axel Theis

Experience:
•Served in various management roles during his distinguished 33-year career with Allianz SE, including as a member of the Allianz Board of Management from 2015 to 2020; Chief Executive Officer of Allianz Global Corporate & Specialty SE from 2006 to 2014; and Chief Executive Officer of Allianz Global Risks Ruckversicherungs from 2004 to 2006.
•Also served on Allianz’s U.K. subsidiary board as Chairman from 2015 to 2018, as a member of the U.S. and Irish subsidiaries of Allianz from 2015 to 2018 and as Chairman of Allianz’ French credit insurance company, Euler Hermes from 2015 to 2019.
Education: Ph.D. from the Eberhard Karls Universität Tübingen
U.S. Public Company Boards: None
Key Qualifications: The Board believes Dr. Theis is qualified to serve as a director based on his 33 years of multinational experience at Allianz and his experience leading (re)insurance and asset management businesses of significant scale across the European and global markets.
Committee Membership: Member of Audit and Risk Committees

Barbara A. Yastine

Experience:
•Former Chair and Chief Executive Officer of Ally Bank, a digital banking leader. Served as Chair from 2010 to 2015 and became interim Chief Executive Officer and President in 2011 before serving as Chief Executive Officer and President beginning in 2012. Also served as Chief Administrative Officer of Ally Financial from 2010 to 2012.
•Previously served on the Board of First Data Corporation from 2016 to July 2019 and also as a director and co-Chief Executive Officer of privately held Lebenthal Holdings, LLC from September 2015 to June 2016. In November 2017, Lebenthal and certain of its subsidiaries filed voluntary petitions for bankruptcy under Chapter 7 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York.
•Held various executive roles at Citigroup and Credit Suisse First Boston spanning over 17 years.
Education: B.A. in Journalism from New York University and M.B.A. from New York University
U.S. Public Company Boards: Primerica, Inc., Zions Bancorporation and Alkami Technology, Inc.
Key Qualifications: The Board believes that Ms. Yastine is qualified to serve as a director based on her more than 30 years of management experience in the financial services and risk management sectors, including her prior role as Chair, Chief Executive Officer and President of Ally Bank.
Committee Membership: Chair of the Corporate Governance, Nominating and Social Responsibility Committee and Member of the Audit Committee

PROPOSAL 1. ELECTION OF DIRECTORS	13

DIRECTORS NOT CONTINUING IN OFFICE
Mr. Tizzio will succeed Mr. Benchimol as a Class III director as of the close of business on May 4, 2023, the day of this year's Annual General Meeting. Mr. Benchimol's biography is set forth below.

Albert A. Benchimol

Experience:
•Has served as our President and Chief Executive Officer since May 2012. He previously served as our Executive Vice President and Chief Financial Officer from January 2011 until May 2012.
•Served as Executive Vice President and Chief Financial Officer of PartnerRe from April 2000 through September 2010 and as Chief Executive Officer of PartnerRe's Capital Markets Group business unit from June 2007 through September 2010.
•Prior to joining PartnerRe, Mr. Benchimol was Senior Vice President and Treasurer at Reliance Group Holdings, Inc. for 11 years and was previously with the Bank of Montreal from 1982 to 1989.
Education: B.S. from McGill University and M.B.A. from McGill University
U.S. Public Company Boards: None
Key Qualifications: The Board believes that Mr. Benchimol is qualified to serve as a director based on his 40 years of experience in corporate finance, investments, the finance and insurance industry and his specific background as the Company's President and Chief Executive Officer and former Chief Financial Officer.
Committee Membership: Member of Executive Committee

14	PROPOSAL 1. ELECTION OF DIRECTORS

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE HIGHLIGHTS
Corporate governance is an area of significant focus for our Board and is a critical component of our success in driving sustained shareholder value. Highlights of our corporate governance standards are provided below:
✓    Majority vote standard for election of directors. Each director must be elected by a majority of votes cast, not a plurality.
✓    No “over-boarding.” None of our directors serve on the board of directors of more than three other publicly held corporations.
✓    Regular shareholder engagement. We regularly engage with our shareholders to better understand their perspectives.
✓    Regular Board and Committee self-evaluation process
✓    Active Board refreshment process
✓    No hedging the economic risk of owning AXIS stock or pledging of AXIS stock for loans or other obligations
✓    Shareholders holding 10% or more of our outstanding stock have the right to call a special meeting
✓    Majority independent Board. All of our directors are independent, except for our CEO.
✓    Independent Audit, Human Capital and Compensation and Corporate Governance, Nominating and Social Responsibility Committees
✓    Robust Code of Business Conduct. AXIS is committed to operating its business with the highest level of ethical conduct and has adopted a Code of Business Conduct that applies to all employees and officers as well as the Board of Directors. Our Code of Business Conduct is available at www.axiscapital.com.

DIRECTOR INDEPENDENCE
Under the Company's Corporate Governance Guidelines, our Board must be composed of a majority of directors who are independent of the Company's management. For a director to be deemed independent, the Board must affirmatively determine that he or she does not have a direct or indirect material relationship with the Company. In addition, the director must meet the independence requirements of the New York Stock Exchange ("NYSE").
Our Board currently consists of eleven directors, ten of whom are independent. As noted earlier, effective as of the close of business on May 4, 2023, the date of this year's Annual General Meeting, Mr. Tizzio will succeed Mr. Benchimol as a Class III director. The Board has affirmatively determined that each of Messrs. Becker, Davis, Millegan, Ramey, Smith and Theis and Mses. Dowling, Hardwick, Yastine and Zlatkus are independent in accordance with the Company’s Corporate Governance Guidelines and the listing standards of the NYSE, including with respect to committee service. Mr. Benchimol and Mr. Tizzio are not independent as Mr. Benchimol serves, and Mr. Tizzio will serve, as our Chief Executive Officer and President, and Mr. Tizzio currently serves as our Chief Executive Officer, Specialty Insurance and Reinsurance. The Board has made these determinations based primarily on a review of each director's responses to questions regarding employment and compensation history, family relationships and affiliations and discussions with the directors. The Board also considers the recommendations of the Corporate Governance, Nominating and Social Responsibility Committee which thoughtfully assesses independence on an annual basis, regularly tracks and considers fees paid to Stone Point Capital LLC and its affiliates ("Stone Point") and other factors as well as the advice of outside counsel experienced in these matters.
With respect to Charles A. Davis, the Board reviewed his current relationship with Stone Point and assets that we currently have under management with affiliates of Stone Point, along with his indirect share ownership of the Company through Stone Point (refer to "Principal Shareholders" later in this proxy statement). The Board determined that none of these relationships constitutes a material relationship with us as defined in the listing standards of the NYSE and in accordance with the Company's Corporate Governance Guidelines. For more details about these relationships and the related transactions, see “Certain Relationships and Related Transactions” below.
BOARD AND COMMITTEE EVALUATIONS
We believe that a robust Board and committee evaluation process is an essential component of good governance. At AXIS, our Board and committee members conduct annual self-evaluations covering a range of topics. The self-evaluation process is facilitated and overseen by our Corporate Governance, Nominating and Social Responsibility Committee to ensure a rigorous assessment of Board and committee effectiveness, priorities, and composition and to inform our refreshment and succession planning efforts. The Corporate Governance, Nominating and Social Responsibility Committee reported and implemented actionable feedback to further improve the process.
In addition to the self-evaluation described above, in 2022 the Board undertook a comprehensive assessment facilitated by a third party consultant with expertise in corporate governance. The assessment consisted of one-on-one interviews with all directors, including the Chief Executive Officer, and other senior leaders. Focus areas of the evaluation included Board and committee composition, dynamics,

CORPORATE GOVERNANCE	15

processes, structure and effectiveness, Board and committee responsibilities, Board materials and succession planning. The full Board then reviewed and discussed the results of the evaluation process.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures for Transactions with Related Persons. We have established procedures for reviewing transactions between us and any director, executive officer or holder of five percent or more of our voting securities, or an immediate family member of any such person. These procedures help us evaluate whether any such related person transaction could impair the independence of a director or present a conflict of interest on the part of a director or executive officer. With the assistance of the Company’s General Counsel, our Corporate Governance, Nominating and Social Responsibility Committee, a committee comprised of independent directors, is required to consider and approve all transactions in which AXIS participates, a related person may have a direct or indirect material interest in the transaction and the aggregate amount involved may exceed $120,000. When reviewing transactions, the Corporate Governance, Nominating and Social Responsibility Committee considers any factors it deems relevant, including (i) whether the transaction is in the ordinary course of business of the Company, (ii) whether the transaction is on terms no less favorable than terms available to an unaffiliated third party, (iii) the related party’s interest in the transaction, (iv) the approximate dollar value of the transaction, (v) the purpose of the transaction, (vi) the disclosure obligations of the Company, (vii) the conflict of interest provisions of our Code of Business Conduct, and (viii) any other information that may be considered material.
Related persons include any of our directors, director nominees or executive officers, certain of our shareholders and their respective immediate family members. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests.
Our Code of Business Conduct requires all directors, officers and employees who may have either a potential or apparent conflict of interest to promptly disclose such conflict to our General Counsel. We seek affirmative confirmation of compliance with our Code of Business Conduct from our directors, officers and employees annually. Additionally, each year, our directors and executive officers complete questionnaires that require the identification of any arrangements or transactions in which they or their family members have an interest. Further, directors are requested to disclose any new conflicts of interest at each quarterly board meeting, and they are expected to recuse themselves from any matters involving a potential conflict.
The following is a summary of transactions between the Company and affiliates of Stone Point, a private equity firm that specializes in the insurance and financial services industry, including owning several specialized investment managers. Charles A. Davis is the Chief Executive Officer of Stone Point.
•In the ordinary course of business, the Company engages SKY Harbor Capital Management, LLC, a portfolio company of investment funds managed by Stone Point, to manage certain of our high yield debt portfolios representing approximately 9% of our total investments. In 2022, we paid $2.46 million to SKY Harbor Capital Management, LLC in fees relating to these portfolios.

•We have an investment of $39 million in the Freedom Consumer Credit Fund, LLC Series B, the manager of which is Freedom Financial Asset Management, LLC, an indirect subsidiary of Pantheon Partners, LLC (“Pantheon”). Investment funds managed by Stone Point own approximately 14.5% of Pantheon. During 2022, fees paid to Freedom Financial Asset Management, LLC totaled $1.7 million.

•We have a $82 million investment in Stone Point’s private equity fund, Trident VIII L.P. and co-investments of $26 million. In 2022, we paid and accrued $2.2 million in fees to Stone Point in connection with our investment in Trident VIII L.P. We pay no fees to Stone Point in connection with our co-investments.

•We have a $9 million investment in Stone Point's private equity fund, Trident IX L.P. ("Trident IX"). In 2022, fees paid to Stone Point in relation to Trident IX were $700,000.

•We have $24 million of co-investments alongside Gordon Brothers, a majority-owned portfolio company of Stone Point's Trident VII funds that participates in distressed corporate restructurings. In 2022, we paid $140,000 in aggregate fees to Gordon Brothers with respect to these co-investments.

•We have a $40 million investment in Rialto Real Estate IV-Property and co-investments of $17 million with Rialto Real Estate Fund IV-Property, a fund managed by a portfolio company of Stone Point’s private equity fund, Trident VII L.P. In 2022, we paid Rialto Capital Management $2.4 million in fees in connection with these investments.

•We have a $18 million investment in Stone Point Credit Corporation. In 2022, $400,000 in fees were paid relating to this investment. In addition, we have a $17 million investment in Stone Point Credit Corporation bonds. In 2022, AXIS earned $600,000 in interest fees in connection with this transaction. The coupon rate on the bonds is 5.83%.

•We have a $6 million investment in a syndicated accounts receivable loan for which Sound Point Capital, an affiliate of certain principals of Stone Point, is the lead originator. We pay no fees to Sound Point Capital in connection with our investment.

16	CORPORATE GOVERNANCE

The Corporate Governance, Nominating and Social Responsibility Committee reviewed each of the Stone Point affiliate transactions before approval to confirm each transaction was no less favorable than those provided to other investors. In addition, the Committee reviews all relationships with Stone Point affiliates annually and whenever a new transaction is proposed to the Committee.
BOARD COMMITTEES
Our Board maintains Audit, Human Capital and Compensation, Corporate Governance, Nominating and Social Responsibility, Finance, Risk and Executive Committees. Current copies of the charter for each of these committees, as well as our Corporate Governance Guidelines, are available on our website at https://investor.axiscapital.com/corporate-governance/committee-composition/default.aspx. The table below sets forth the Company's committee membership as of May 5, 2023 and 2022 meeting information for each committee. In addition, the table identifies the independent directors, as determined by our Board based on the NYSE listing standards and our Corporate Governance Guidelines. Please refer to our 2022 proxy statement for Board committee membership for fiscal year 2022.

Name	Audit	Human Capital and Compensation	Corporate Governance, Nominating and Social Responsibility	Finance	Risk	Executive	Independent Director
W. Marston Becker		Member			Chair	Member	X
Charles A. Davis				Member	Member	Member	X
Anne Melissa Dowling				Chair	Member		X
Elanor R. Hardwick		Member	Member				X
Michael Millegan		Chair		Member			X
Thomas C. Ramey	Member		Member				X
Henry B. Smith						Chair	X
Axel Theis	Member				Member		X
Vincent C. Tizzio						Member
Barbara A. Yastine	Member		Chair				X
Lizabeth H. Zlatkus	Chair			Member		Member	X
2022 Meetings	8	8	6	4	4	0
Audit Committee. The Audit Committee has general responsibility for the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent auditor’s qualifications and independence and the performance of our internal audit functions and independent auditors. The Committee appoints, retains and determines the compensation for our independent auditors, pre-approves the fees and services of the independent auditors and reviews the scope and results of their audit. The Audit Committee has been established in accordance with Rule 10A-3 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each member of the Audit Committee is a non-management director and is independent based on the listing standards of the NYSE and our Corporate Governance Guidelines. Our Board has determined that each of Messrs. Ramey and Theis and Mses. Yastine and Zlatkus qualify as an audit committee financial expert pursuant to the rules and regulations of the SEC.
Human Capital and Compensation Committee. The Human Capital and Compensation Committee recommends compensation for our Chief Executive Officer to the Board, and it approves compensation to certain other executives in light of our established corporate performance goals and reviews and approves overall officer, management and employee compensation policies, incentive compensation plans, equity-based plans and director compensation. In addition, the Human Capital and Compensation Committee has primary oversight of the Company's human capital management efforts, including DEI, human rights, talent development and employee engagement (as delegated by the Corporate Governance, Nominating and Social Responsibility Committee). Each member of this Committee is a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and is independent as defined in the listing standards of the NYSE and in accordance with our Corporate Governance Guidelines. For a description of our processes and procedures for the consideration and determination of executive and director compensation, see “Compensation Discussion and Analysis” and “2022 Director Compensation” later in this proxy statement.
Corporate Governance, Nominating and Social Responsibility Committee. The Corporate Governance, Nominating and Social Responsibility Committee takes a leadership role in shaping our corporate governance by identifying and proposing qualified director nominees, overseeing the purpose, structure and composition of our Board committees and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. The Committee also establishes and oversees our Board and committee evaluation process which occurs annually. Additionally, the Committee oversees our ESG and sustainability initiatives which are

CORPORATE GOVERNANCE	17

considered to be an essential part of our governance and are discussed in further detail in this proxy statement. The Committee delegates oversight of human capital management, a component of the Company's ESG program, to the Company's Human Capital and Compensation Committee. Each member of this Committee is a non-management director and is independent as defined in the listing standards of the NYSE and in accordance with our Corporate Governance Guidelines.
Finance Committee. The Finance Committee oversees the investment and treasury functions of the Company, including the investment of funds and financing facilities. Its responsibilities include: approving our investment policies and guidelines, reviewing the performance of the investment portfolio, monitoring the need for additional financing, overseeing compliance with outstanding debt facility covenants and making recommendations to the Board concerning the Company's dividend policy.
Risk Committee. The Risk Committee assists the Board in its oversight of risks to which the Company is exposed and monitors compliance with our aggregate risk standards and risk appetite. The Risk Committee also reviews compensation practices to determine whether our policies and plans are consistent with the Company’s risk framework and do not encourage excessive risk taking.
Executive Committee. The Executive Committee may exercise the authority of the Board when a quorum of the Board is not available, except in cases where the action of the entire Board is required by our memorandum of association, our bye-laws or applicable law.
MEETINGS OF THE BOARD AND ITS COMMITTEES
Pursuant to our Corporate Governance Guidelines, we expect our directors to attend all meetings of our Board, all meetings of all committees of the Board on which they serve and each annual general meeting, absent exigent circumstances. Our Board met nine times during the year ended December 31, 2022. No director attended fewer than 75% of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served (during the period that each director served on the Board or such committee(s)). All of our directors then in office attended our 2022 Annual General Meeting.
MEETINGS OF NON-MANAGEMENT DIRECTORS
The Board believes that one of the key elements of effective, independent oversight is for the independent directors to meet in executive session on a regular basis without the presence of management. In 2022, the independent directors met in executive session at each of our four regularly scheduled Board meetings. Mr. Smith, our independent Chair, chaired these sessions.
BOARD LEADERSHIP STRUCTURE
The Board believes that the decision of whether to combine or separate the positions of Chief Executive Officer and Chair varies from company to company and depends upon a company’s particular circumstances at a given point in time. The Board continues to believe that separating the Chief Executive Officer and Chair positions is the appropriate leadership structure for our company and is in the best interests of our shareholders. Mr. Smith serves as our Chair of the Board, while Mr. Benchimol serves as our Chief Executive Officer and President. Mr. Smith represents the Board in communications with shareholders, provides input on the design of the Board and plays an active role in presenting risk matters to the Board for consideration. Mr. Smith, as Chair, acts independently of our Chief Executive Officer. Our Board believes that this structure best encourages the free and open dialogue of alternative views and provides for strong checks and balances. Additionally, the Chair’s attention to Board and committee matters allows Mr. Benchimol to focus more specifically on overseeing the Company’s day-to-day operations and underwriting activities as well as strategic opportunities and planning.
Under the Company's Corporate Governance Guidelines, the Company is not required to have a "Lead Independent Director" because Mr. Smith qualifies as an independent chair.
HUMAN CAPITAL AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal year 2022, Messrs. Smith, Becker, Millegan and Ramey and Mses. Hardwick and Zlatkus served on our Human Capital and Compensation Committee. None of our Human Capital and Compensation Committee members have served or serve as an officer or employee of the Company. In addition, during fiscal year 2022, none of our executive officers served on the board of directors or compensation committee (or its equivalent) of another entity at any time during which an executive officer of such other entity served on our Board or Human Capital and Compensation Committee. Effective December 31, 2022, Messrs. Smith and Ramey and Ms. Zlatkus resigned as members of the Human Capital and Compensation Committee in connection with a broader effort to streamline committee membership.
CONSIDERATION OF DIRECTOR NOMINEES
The Corporate Governance, Nominating and Social Responsibility Committee will consider candidates recommended by shareholders to be nominated to our Board for election at the Annual General Meeting. A shareholder who wishes to submit a candidate for consideration must be a shareholder of record at the time that such shareholder submits a candidate for nomination and must be entitled to vote for the candidate at the meeting. For a shareholder nominee to be considered for inclusion in the Company's proxy materials, our Corporate Secretary must receive the written proposal no later than 120 days prior to the anniversary of the date the Company released the proxy materials for the prior year's annual general meeting; provided, that, if the date of the annual general

18	CORPORATE GOVERNANCE

meeting is moved more than 30 days before or after the anniversary date of the annual general meeting for the prior year, the deadline will instead be a reasonable time before we begin to print and mail our proxy materials. The notice must include:
•the name, age and business and residence addresses of the candidate;
•the principal occupation or employment of the candidate;
•the number of common shares or other securities of the Company beneficially owned by the candidate;
•all other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and
•the candidate’s written consent to be named in the proxy statement and to serve as a director if elected.
The notice also must include information on the shareholder submitting the nomination, including the shareholder’s name and address as it appears on our share register and the number of our common shares beneficially owned by the shareholder.
COMMUNICATIONS WITH BOARD OF DIRECTORS
Shareholders and other interested parties may send communications to our Board by sending written notice to our Corporate Secretary at our headquarters at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda. The notice may specify whether the communication is directed to the entire Board, to the non-management directors or to a particular Board committee or other director. Our Corporate Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if the Corporate Secretary so determines, will forward the communication to our Chair of the Board, to the non-management directors or to the appropriate committee chair or director. At each meeting of our Board, our Corporate Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors upon request.
BOARD OVERSIGHT OF RISK AND RISK MANAGEMENT
With assistance from the Risk Committee of the Board of Directors, the Board oversees the integrity and effectiveness of our enterprise risk management ("ERM") framework and ensures that our risk assumption and risk mitigation activities are consistent with that framework. The Risk Committee reviews, challenges, approves and monitors our overall risk strategy related to short-, medium- and long-term risks, including our risk appetite and key risk limits and receives regular reports from the Group Risk Management function to ensure any significant risk issues are being addressed by management. Further, the Risk Committee reviews, with management and Internal Audit, the Company’s general policies and procedures and ensures that effective systems of risk management and controls are established, maintained and aligned with disclosure processes. Among its other responsibilities, the Risk Committee also reviews and approves the Company's annual Own Risk and Solvency Assessment reports and reviews emerging risks and regular reports from the Emerging Risk Working Group. The Risk Committee assesses the independence and objectivity of our Group Risk Management function, approves its terms of reference and reviews its ongoing activities.
The risk oversight responsibility of our Board of Directors and its committees, including the Risk Committee, is supported by our management-led Risk Management Committee (the "RMC"). In addition to the RMC, there is an established framework of separate yet complementary management committees and subcommittees, each focusing on a different aspect of our ERM. For more information on our management committees and framework, refer to "Risk and Capital Management" in our Annual Report on Form 10-K for the year ended December 31, 2022.
Risks to the Company are assessed on an ongoing basis, with input from external sources including our reinsurance counterparties, our brokers and external auditors and from specialist advisors, for example in relation to reserve risk, internal model validation.

Following a recommendation by the Chief Executive Officer, the Risk Committee also conducts a review and provides a recommendation to the Board of Directors regarding the appointment and/or removal of the Chief Risk Officer. The Risk Committee meets with the Chief Risk Officer in executive sessions on a regular basis.

The Finance Committee of the Board of Directors oversees the Company’s investment of funds and adequacy of financing facilities. This includes approval of our strategic asset allocation ranges. The Audit Committee of the Board of Directors, which is supported by Internal Audit, is responsible for overseeing internal controls and compliance procedures, and also reviews our policies regarding risk assessment and risk management with management and the Chair of the Risk Committee.

Climate Change Risk. Our Risk Committee oversees the risks and opportunities related to the Company's climate change exposure and initiatives and receives biannual reports relating to climate change as part of its standing agendas.

Information Security Risk. The Board, along with the Risk and Audit Committees of the Board, oversees our information security program. In 2022, our Board and Risk and Audit Committees received periodic updates throughout the year on cybersecurity matters, and these updates are part of their standing agendas.

Compensation Risk. For information regarding compensation-related risks, see "Compensation Discussion and Analysis – Risk Management and Compensation."

CORPORATE GOVERNANCE	19

CODE OF BUSINESS CONDUCT AND CORPORATE GOVERNANCE GUIDELINES
Our Corporate Governance Guidelines, along with our Code of Business Conduct and the charters of each of the committees of our Board, provide a framework for the corporate governance of the Company addressing matters such as director qualification standards, director responsibilities and duties and compensation of our directors. Our Corporate Governance Guidelines and our Code of Business Conduct apply to all of our directors, officers and employees, including our Chief Executive Officer and President, Chief Financial Officer and Global Corporate Controller, and are available on our website at www.axiscapital.com. We intend to disclose on our website any required amendment to, or waiver of, a provision of the Code of Business Conduct that applies to our Chief Executive Officer and President, our Chief Financial Officer or our Global Corporate Controller. In addition, waivers of the Code of Business Conduct for our directors and executive officers may be made only by our Board or the Corporate Governance, Nominating and Social Responsibility Committee and will be promptly disclosed to shareholders on our website in accordance with the listing standards of the NYSE. All directors, officers and employees are required to certify their compliance with our Code of Business Conduct and Corporate Governance Guidelines annually.
CORPORATE CITIZENSHIP & SUSTAINABILITY
Our corporate citizenship program identifies, assesses and manages on an ongoing basis the environmental, social and governance, or ESG, factors that are relevant to our long-term financial performance. We take into account the input of core stakeholders, including our colleagues, our shareholders, our clients and our communities, and consider material ESG factors in our strategic planning and risk oversight process. We are committed to enhancing our sustainability practices through our corporate citizenship program. To that end, strategic enterprise goals for 2022 included increasing diverse representation in senior leadership (globally by gender and in the U.S. by race and ethnicity) and advancing ESG initiatives by progressing ESG integration, disclosure and dialogue. At the end of 2022, management's performance in advancing this citizenship initiative was considered by the Human Capital and Compensation Committee when determining achievement under the non-financial portion of our annual incentive plan.
In 2022, we continued to take steps to improve our transparency and accountability on corporate citizenship matters. AXIS published its inaugural Task Force on Climate-Related Financial Disclosures report and third annual report aligned with the Sustainable Accounting Standards Board. In addition, we continued to publish our annual disclosures as signatories of the United Nations Global Compact and the Principles for Sustainable Insurance, both of which we adopted in 2020. We are proud that our citizenship initiatives earned us the Insurance Insider Honors 2022, ESG Initiative of the Year award for enhancing our climate initiatives and our fossil fuel policy, recognition as a 3+ Company - 50/50 Women on Boards with three or more women on our Board of Directors and the Forbes 2022 America's Best Midsize Employers award.
Our program focuses on two strategic pillars: the environment (which includes environmental sustainability and climate-risk mitigation) and DEI. Further, AXIS took steps in 2022 to further align our philanthropic giving to both climate and DEI. For example, we focused our global giving on causes that support underserved communities and added two new global giving partners that focus on the environment.
Select initiatives in each of these areas are discussed below.
Our Planet: Environment
We recognize that climate-related risks are among the most serious issues facing the world today. To help manage these risks, we continue to monitor, assess and mitigate the environmental impact of our business, exposures and operations.

Our Business – At AXIS, we believe that the insurance industry has an important role to play in mitigating climate risk and enabling the transition to a low-carbon economy.

•Underwriting and product. AXIS continues to support the development of renewable energies and the transition to a low-carbon economy by offering comprehensive coverage and protection for renewable energy projects worldwide. We actively consider both climate-related risks and opportunities in our business across a range of areas and consider climate in how we underwrite, what we underwrite and incentives we provide.

•Investment. AXIS has integrated ESG considerations, including environmental factors, into its investment due diligence process. In accordance with our ESG Investment Policy Statement, adopted in 2022, AXIS integrates ESG metrics, including compliance with AXIS' Fossil Fuel Policy, into its investment evaluation as part of AXIS' manager scorecard process.

•AXIS Digital Ventures. AXIS Digital Ventures, an AXIS business unit that makes strategic investments in InsurTech companies, served as a lead investor in the latest capital raise of FutureProof Technologies, a provider of innovative climate risk underwriting solutions.

Our Operations – AXIS considers the environmental impact of our business and exposures as well as our operations, and we continue to track our GHG emissions. We completed a comprehensive assessment of our 2020 and 2021 greenhouse gas emissions which we used to inform our GHG reduction goals related to Scope 1 and Scope 2 emissions. In addition, we signed the Global Supply Chain Pledge launched by the Insurance Task Force of the Sustainable Markets Initiative to advance sustainable action in our supply chain.

20	CORPORATE GOVERNANCE

Our Voice – We are committed to using our voice to advocate on climate issues and are proud and active participants in industry-wide initiatives. Examples include:

•Sustainable Markets Initiative. AXIS continued its membership in the Sustainable Products and Services Workstream of the Sustainable Markets Initiative Insurance Task Force, convened by HRH Prince of Wales and chaired by Lloyd's.

•The Geneva Association. AXIS continued its membership in The Geneva Association, the international think tank of the insurance industry. We actively participated in the Climate Change & Environment Working Group and have nominated AXIS representatives to the Geneva Association's committee on derisking and investing in new technologies to assist the industry's transition to net zero.

•University of Illinois – Gies College of Business. AXIS renewed its partnership with leading researchers and students at the University of Illinois and pledged to contribute $1 million over the course of four years. In addition, we sponsored scholarships for students interested in the (re)insurance industry and funded four faculty members who address a variety of topics, including climate.

•Thought leadership opportunities on sustainability. AXIS participated in thought leadership opportunities on sustainability, such as the National African American Insurance Association's annual kickoff event on insurers' role in building a sustainable future. We also periodically publish thought leadership on renewable energy topics through our social media accounts.

•Early Careers Program. As part of our Early Careers Program to build early career talent, AXIS provided funding for a 2022 internship at the Bermuda Institute of Ocean Sciences, a Bermuda-based research and educational organization focused on marine and atmospheric sciences.

Our Philanthropy – AXIS continues to support environmental causes.

•In 2022, AXIS added two new Global Giving Partners to expand our climate outreach: World Wildlife Fund and Ocean Conservancy. In addition, we allocated 75% of local philanthropic funding to AXIS' ESG priority areas of climate and DEI.

•AXIS established the Michael A. Butt Fund for Business & Society at INSEAD, the global business school, with a $250,000 endowment. Established in honor of the late Chair of the Board, Michael Butt, the Fund will support the research and work of the Hoffmann Global Institute for Business and Society and its aspiration to make INSEAD a sustainable school.
Our People: Diversity, Equity and Inclusion
DEI is a key pillar of our corporate citizenship program. We aim to create a culture of inclusion that is grounded in the strength and diversity of our employees. By actively embracing a variety of perspectives, experiences and backgrounds and ensuring equal treatment for all, we strive to make AXIS a more rewarding place to work.

Our Approach – AXIS continues to scale up our DEI efforts through a formalized approach.

•Internal Education and Awareness. AXIS hosted a variety of DEI educational initiatives throughout the year, including promotional videos, social media posts, philanthropy campaigns and learning experiences to promote awareness, such as unconscious bias training and the launch of a mental health and wellness series. We also launched new internal sites highlighting our Ethnically Diverse Group of Employees (EDGE) and Women's Employee Resource Groups (ERGs) to build internal awareness and highlight our culture externally. Collectively, our five ERGs (AXIS Pride, EDGE, Parents and Caregivers, Veterans and Women) hosted over 20 events in 2022 offering education, networking and career development topics. Our annual DEI Forum on allyship featured an external insurance professional who moderated a discussion with representatives from our five ERGs and was attended by nearly half of our workforce.

•Recruitment and Mobility. AXIS continues to prioritize diverse interview slates, identify internal career mobility opportunities for existing staff, establish relationships with relevant universities and organization, and participate in apprenticeship programs. We continued to encourage employee advocacy on diverse recruitment with our Talent Acquisition team's completion of a recruiter certification program focused on finding diverse pools of candidates and developing pipelines for underrepresented groups. We strive to include diverse talent in each of our candidate slates.

•Career Development. AXIS provides resources to help colleagues in their careers such as access to AXIS Academy, our learning and development hub, financing professional development opportunities, early careers programs and mentoring events. We distributed a toolkit of career and leadership development options for managers to provide during recent talent reviews. This toolkit included resources specifically targeted at gender and ethnically diverse employees and resulted in 53% diverse participation. We offer development programming for colleagues worldwide, such as leadership coaching programs and interview guides, materials and kits. In addition, our DEI Council sponsored its second annual Mentor Event with over 120 participants.

CORPORATE GOVERNANCE	21

•Tools and Measurement. In an effort to foster transparency and improve our efforts, we invested in tools to establish, report and benchmark progress against our DEI goals. We continue to measure diverse hiring, turnover, promotions, succession planning and candidate slates monthly and gender pay gap annually. To continue holding ourselves accountable, we have set goals to increase gender diversity within our organization.

•Our Voice. AXIS continues to raise awareness and promote DEI issues, policies and initiatives to drive change across the insurance industry. 2022 highlights are set forth below.
–AXIS signed the CEO Action for Diversity & Inclusion pledge, reflecting our commitment to fostering a culture of inclusion.
–AXIS was proud to be a Gold sponsor of Bermuda Pride in an effort to promote inclusivity in Bermuda and at AXIS.
–AXIS continues to support Dive In, the insurance industry's festival for DEI. In 2022, AXIS was a Gold Festival Partner for Dive In and had two colleagues participating as panelists at the Festival.
–AXIS was also proud to support its colleagues as they continued leadership positions in a variety of industry organizations dedicated to advancing DEI, such as Insider Progress, the National African American Insurance Association, the Association of Professional Insurance Women and the WSIA Insurance Industry Diversity Foundation.
–AXIS sponsored a team that placed 2nd out of 14 at the National African American Insurance Association Talent Competition with St. John's University.
–AXIS was included in the Bloomberg Gender Equality Index (GEI) for the third year in a row.
Additionally, in our 2022 philanthropy, we supported our global partners, International Medical Corps and Doctors Without Borders, each of whose dedicated staff is on the ground in Ukraine working to provide emergency relief and medical care. In addition, AXIS Parents and Caregivers ERG created a matching drive for Ukraine relief which raised over $30,000 from employee giving, AXIS' matching gift program and additional AXIS funding. In 2022, we also launched a Global Giving tool to make volunteering and giving easier for our AXIS community. Since its launch in May 2022, AXIS has matched over $100,000 of employee donations.

22	CORPORATE GOVERNANCE

Governance
We consider material ESG factors in our strategic planning and risk oversight process. Our governance includes Board of Director oversight, management Executive Committee oversight and staff-driven committees. A summary of our governance structure is below and more detailed information follows.

CORPORATE GOVERNANCE	23

Overview

Board of Directors oversight. Three Board committees assist the Board with corporate citizenship matters:
•Corporate Governance, Nominating and Social Responsibility Committee. Reviews AXIS’ corporate citizenship and ESG strategy, objectives and formal ESG reporting and delegates oversight of human capital management matters to the Human Capital and Compensation Committee.
•Human Capital and Compensation Committee. Responsible for overseeing human capital management, including DEI and inclusion, talent development and employee engagement, with such authority delegated by the Corporate Governance, Nominating and Social Responsibility Committee.
•Risk Committee. Oversees the risks and opportunities related to the Company’s climate change exposure and initiatives and receives biannual reports relating to climate change as part of its standing agenda. Reviews and approves the Company’s Enterprise Risk Management ("ERM") framework, including policies and limits to address risks - such as climate risk - facing the Company.

Management Executive Committee oversight. Our management Executive Committee, which is comprised of our CEO and other senior executives, is responsible for ensuring that our ESG initiatives are consistent with our culture, values and business objectives.
•Executive Committee. With oversight from our CEO, our General Counsel is the Executive Committee sponsor of our Corporate Citizenship program and is responsible for implementation of the program and the Company’s ESG activities. Our Chief People Officer oversees our human capital management and our Chief Underwriting Officer is responsible for ESG underwriting criteria, in partnership with our business unit CEOs.

Employee-led committees. Day-to-day management of our corporate citizenship program is handled by our Corporate Citizenship Committee, a cross-functional and global committee tasked with overall strategy, policies and governance, and our Risk Management Committee, the committee that leads the ERM framework and the climate pillar of our corporate citizenship program. Dedicated pillar leads for climate, DEI and philanthropy oversee relevant staff working groups:
•Climate Change Working Group. Our Climate Change Working Group, chaired by our Chief Risk Officer, met regularly during the year, focusing specifically on climate-related risks. The Climate Change Working Group shares information concerning climate-related risks and opportunities with other internal committees and working groups, such as the Emerging Risk Working Group. The Climate Change Working Group is comprised of senior representatives across the business, including representatives from Finance, Risk, Insurance, Reinsurance, Legal and Communications.

•DEI Council. Our DEI Council met regularly during the year. The Council is designed to encourage employees with diverse perspectives and backgrounds to share their thoughts, ideas and recommendations. The Council is supported by an ancillary group of DEI Advocates who actively engage and promote the work of the Council.

•Philanthropy. Our global philanthropy committee, which consists of employees world-wide, met regularly during the year to discuss the Company's global philanthropy initiatives. In addition to the global philanthropy committee, local employee-led philanthropy committees met regularly and organized volunteering events and contributed to local organizations.
HUMAN CAPITAL MANAGEMENT
We believe our employees distinguish us from our competitors and are critical to our success as a specialty underwriter that leads with purpose. Our workforce’s strength is grounded in our One AXIS culture, which celebrates collaboration, diversity and integrity, as well as relentless execution and continuous learning, adapting and improving. We recognize that our strength lies in our people, and therefore, one of our core strategies is to invest in and support our employees.

Health, Safety and Wellness
We are committed to the health, safety and wellness of our workforce and offer our employees a variety of tools to support their physical, emotional and financial well-being. Examples include access to mental health resources, back-up child and elder care and on-demand fertility, maternity, postpartum and return-to-work assistance. During the COVID-19 pandemic, our successful transition to remote work led us to adopt our current Flex for Your Day policy. Flex for Your Day is a hybrid work model that is designed to provide our employees with flexible working schedules that work best for them and their teams. We strive to be an employer of choice and we expect this approach will help us recruit and retain talent.

Diversity, Equity and Inclusion
We see diversity, equity and inclusion as a strategic imperative that is core to our business and our culture. See "Corporate Citizenship & Sustainability – Our People: Diversity, Equity and Inclusion" for a discussion of our 2022 DEI initiatives.

24	CORPORATE GOVERNANCE

Talent Development
At AXIS, investing in our people is a top priority. We provide our employees with a variety of professional development resources to help them achieve their career goals. Some of our 2022 initiatives in furtherance of this goal are described below:

•Career Mobility Within the Organization.  In 2022, 18% of our employees progressed in their AXIS careers either through a promotion, transfer or role expansion.

•AXIS Academy.  We provide our employees access to AXIS Academy, which serves as our learning and development hub and reflects our commitment to continuing education. AXIS Academy includes over 9,400 online training courses.

•Professional Development.  We offer financial assistance for external professional development opportunities and tuition reimbursement for certain part-time business-related degree programs. Additionally, as noted above, we distributed a toolkit of career and leadership development options to managers to provide during recent talent reviews.

•Early Careers Program.  Our Early Careers Program aims to build a strong pipeline of early career talent through our internship and development programs. As discussed in "Corporate Citizenship & Sustainability," we provided funding for a 2022 internship at the Bermuda Institute of Ocean Sciences.

•AXIS Careers. We created AXIS Careers to ensure our people feel empowered to "own their careers." AXIS Careers offers employees a comprehensive suite of professional development tools, resources and training modules to help navigate career experiences and upskilling across our global organization. This includes leadership development, mentoring programs and job secondments, shadows and swaps. In 2022, AXIS employees completed over 13,500 on-demand or instructor-led virtual learning and development courses through AXIS Academy and AXIS Careers.

Employee Engagement
We understand that employee engagement leads to a more satisfying and fulfilling workplace and motivates employees to do their best work. Our employee engagement initiatives include: (i) AXIS Applause (our global recognition program to recognize the contributions of other AXIS members and drive strong employee performance), (ii) community building events for AXIS employees and their families and (iii) our employee-led charitable giving program which helps our employees give back to their communities. In addition, to provide an open and frequent line of communication between senior management and our employees, we host all-employee calls led by our CEO on a monthly basis and we encourage our people managers to periodically check in with their employees.

Each year we conduct two enterprise-wide engagement surveys to better understand and improve the employee experience and identify opportunities to strengthen our culture. These surveys are conducted once in the spring and a second in the fall. Managers and teams reflect on the survey results and develop enterprise-wide and local action plans to address areas identified for growth. In 2022, on average 80% of employees participated in our biannual employee surveys. We are proud to have maintained strong survey engagement and scores in a year of organizational change.

Compensation and Benefits
To attract and retain our industry’s top talent, we offer employees a total rewards program that is designed to incentivize exceptional performance. Our compensation packages align with our pay-for-performance philosophy and are assessed on an annual basis through year-end performance reviews. Our packages are also regularly benchmarked against similarly-sized specialty insurance, reinsurance and financial services companies. Compensation components include market competitive salaries and short-term annual incentive programs (i.e., bonus payments) and, for senior level employees, long-term incentives such as equity grants. Our comprehensive benefits packages include paid time off, health and welfare plans for employees and their families, flexible spending accounts, retirement savings plans with employer contributions and work-life benefits, including parental leave policies, flexible work arrangements for eligible employees and charitable matching programs.

At AXIS, we are committed to fair pay and delivering equal pay for equal work regardless of gender, race or other personal characteristics. In support of our commitment to equal pay practices, we conduct regular gender pay equity audits and take action to address any areas of concern. In addition, as discussed in "Corporate Citizenship & Sustainability," we have published the results of our global gender pay equity audits in connection with our participation in the Bloomberg Gender Equality Index.

Succession Planning
We have a robust talent and succession planning process. On an annual basis, management conducts a talent and succession plan for each member of our Executive Committee and their direct reports, focusing on high performing and high potential talent, diverse talent and the succession plan for each position. On an annual basis, our Board receives a comprehensive succession plan for each member of our Executive Committee.

CORPORATE GOVERNANCE	25

Employees
At December 31, 2022, we had 2,064 employees. During fiscal year 2022, the number of employees decreased by approximately 1% and our voluntary turnover rate was approximately 12.7%.

Below is summary of our employees by region as of December 31, 2022:

North America (including Bermuda)	1,295
Europe, Middle East and Africa	747
Asia Pacific	22
Total employees	2,064

At December 31, 2022, our global employees had approximately the following gender demographics:

	Women	Men
Total employees(1)	45%	54%
(1)<1% of employees did not identify.

At December 31, 2022, our U.S. employees had approximately the following racial and ethnic demographics:

All U.S. Employees(1)
African American / Black	16%
Asian	11%
Hispanic / Latinx	5%
White	59%
Multiracial, Native American and Pacific Islander	2%
No Response / Not Disclosed	7%
Total employees	100%
(1)This information is presented for U.S. employees only. We continue to gather global demographic information in compliance with laws and regulations to demonstrate our racial and ethnic diversity.

26	CORPORATE GOVERNANCE

PRINCIPAL SHAREHOLDERS
DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth information as of March 10, 2023 regarding beneficial ownership of our common shares by each of the following, in each case based on information provided by these individuals:
•    Each person or group known to us to be the beneficial owner of more than 5% of our common shares
•    Each of our directors
•    Each of our named executive officers
•    All of our directors and executive officers as a group

DIRECTORS AND EXECUTIVE OFFICERS	Number of Common Shares (1)	Percent of Outstanding Common Shares (1)
Albert A. Benchimol	521,448	*
W. Marston Becker	14,190	*
Charles A. Davis (2)	52,907	*
Anne Melissa Dowling	10,118	*
Elanor R. Hardwick	12,357	*
Michael Millegan	4,853	*
Thomas C. Ramey	19,967	*
Henry B. Smith	55,710	*
Axel Theis	5,296	*
Barbara A. Yastine	12,752	*
Lizabeth H. Zlatkus	16,483	*
Peter J. Vogt	56,104	*
Vincent C. Tizzio	11,429	*
David S. Phillips	52,608	*
Conrad D. Brooks	31,943	*
Steve K. Arora	33,788	*
Peter W. Wilson	6,999	*
All directors and executive officers as a group (16 persons) (3)	881,159	1%

OTHER SHAREHOLDERS
T. Rowe Price Investment Management, Inc. (4)	10,193,257	12.0%
The Vanguard Group, Inc. (5)	8,281,280	9.7%
Pzena Investment Management, LLC (6)	5,543,905	6.5%
T-VIII PubOpps LP (7)	6,777,806	8.0%
*    Less than 1%

(1)Unless otherwise indicated, the number of common shares beneficially owned and percentage of outstanding common shares are based on 85,182,723 common shares outstanding as of March 10, 2023. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. Except as indicated in the footnotes to the table, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Our bye-laws reduce the total voting power of any shareholder owning 9.5% or more of our common shares to less than 9.5% of the voting power of our capital stock, but only in the event that a U.S. Shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist.
(2)T-VIII PubOpps LP (“T8”) beneficially owns 6,777,806 common shares. The GP of T8 is T-VIII PubOpps GP LLC (“T8 GP”). The managing member of T8 GP is Trident VIII, L.P. The general partner of Trident VIII, L.P. is Trident Capital VIII, L.P. A limited liability company solely owned by Mr. Davis is

PRINCIPAL SHAREHOLDERS	27

one of the five general partners of Trident Capital VIII, L.P. Mr. Davis is also chief executive officer and a member of Stone Point Capital LLC, which serves as the investment manager of T8. Mr. Davis disclaims beneficial ownership of such common shares that are held by T8 except to the extent of any pecuniary interest therein. The principal address of T8 is c/o CSC at 251 Little Falls Drive, Wilmington, DE 19808. The principal business address for Stone Point Capital LLC is 20 Horseneck Lane, Greenwich, CT 06830.
(3)This line item includes only current executive officers and as a result, excludes the number of common shares beneficially owned by Steve K. Arora and Peter W. Wilson and includes the number of common shares beneficially owned by Daniel J. Draper.
(4)The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 1 to Schedule 13G filed on February 14, 2023 by T. Rowe Price Investment Management, Inc., 100 E. Pratt Street, Baltimore, MD 21202, and includes common shares beneficially owned as of December 31, 2022. T. Rowe Price has sole voting power over 3,772,205 common shares and sole dispositive power over 10,193,257 common shares.
(5)The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 9 to Schedule 13G/A filed on February 9, 2023 by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, and includes common shares beneficially owned as of December 31, 2022. Vanguard has sole dispositive power over 8,281,280 common shares. Vanguard has shared voting power over 48,177 common shares and shared dispositive power over 124,585 common shares.
(6)The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 8 to Schedule 13G/A filed on January 24, 2023 by Pzena Investment Management, LLC, 320 Park Avenue, 8th Floor, New York, NY 10022, and includes common shares beneficially owned as of December 31, 2022. Pzena has sole voting power over 4,951,774 common shares and sole dispositive power over 5,543,905 common shares.
(7)The number of common shares beneficially owned and the information set forth below is based solely on information contained in Amendment No. 1 to Schedule 13D filed on August 28, 2020 by T-VIII PubOpps LP ("T8"), T-VIII PubOpps GP LLC ("T8 GP"), Trident VIII, L.P. ("Trident VIII"), Trident Capital VIII, L.P. ("Trident VIII GP") and Stone Point Capital LLC ("Stone Point") (collectively, the "Stone Point Reporting Persons"), 20 Horseneck Lane, Greenwich, CT 06830 and includes common shares beneficially owned as of July 24, 2020. The Stone Point Reporting Persons have shared voting power over 6,777,806 common shares. T8, T8 GP, Trident VIII and Trident VIII GP each have shared dispositive power over 6,777,806 common shares.

28	PRINCIPAL SHAREHOLDERS

EXECUTIVE OFFICERS
The table below sets forth certain information concerning our current executive officers:

Name	Age	Position

Albert A. Benchimol (1)	65	Chief Executive Officer, President and Director

Peter J. Vogt	59	Chief Financial Officer

Vincent C. Tizzio(2)	56	Chief Executive Officer, Specialty Insurance and Reinsurance

David S. Phillips	54	Chief Investment Officer

Conrad D. Brooks	61	General Counsel

Daniel J. Draper	43	Chief Underwriting Officer
(1)    Mr. Benchimol’s biography is available under “Proposal 1. Election of Directors – Directors Not Continuing in Office.” As previously disclosed, Mr. Benchimol will no longer serve as Chief Executive Officer, President and Director effective as of the close of business on May 4, 2023. He will serve as a strategic advisor through December 31, 2023.
(2)    As previously disclosed, Mr. Tizzio was appointed to succeed Mr. Benchimol as Chief Executive Officer, President and Director. Mr. Tizzio's biography is available under “Proposal 1. Election of Directors – Directors Continuing in Office.”

Peter J. Vogt
Peter J. Vogt was appointed Chief Financial Officer of AXIS Capital in January 2018. He previously served as the Company’s Deputy CFO from July 1, 2017 until his appointment as CFO in January 2018 and as the Chief Operating Officer of AXIS Insurance from 2013 to June 2017. Mr. Vogt joined AXIS in 2010 as CFO and COO of the Company’s Accident & Health business unit. Prior to AXIS, Mr. Vogt served as CFO of Penn Mutual Life Insurance Company. He also held the CFO role at CIGNA’s Group Insurance business. Mr. Vogt started his career at Hartford Life Insurance Company where, over nearly 14 years, he held a series of actuarial roles and eventually led sales, marketing and product development for its corporate retirement business. Mr. Vogt holds a B.B.A. in Actuarial Science from Temple University and is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

David S. Phillips
David S. Phillips joined AXIS as Chief Investment Officer in April 2014. With over 25 years of experience in investments, Mr. Phillips previously served as Head of Investments for PartnerRe. Prior to PartnerRe, he was the Director of Research and a Portfolio Manager at Oppenheimer Capital, an institutional money manager based in New York City. Mr. Phillips is a CFA® charterholder and received an A.B. from Princeton University and an M.B.A. from the Wharton School of the University of Pennsylvania.

Conrad D. Brooks
Conrad D. Brooks serves as General Counsel of AXIS Capital. Prior to his appointment to the role in January 2017, he served for nearly a decade as the Company’s Corporate Counsel. Mr. Brooks joined AXIS from McKenna Long & Aldridge LLP (now Dentons), where he was a partner and served as a practice team leader in the firm’s corporate and securities practice. A former officer in the United States Navy, Mr. Brooks received his B.S. from the University of Illinois, his J.D. from Georgia State University College of Law and his M.B.A. (Finance) from Old Dominion University.

Daniel J. Draper
Daniel J. Draper was appointed Group Chief Underwriting Officer in September 2022. He had previously served for more than two years as Group Head of Underwriting at AXIS. Prior to that, he had been Group Chief Risk and Actuarial Officer at VIBE. Before joining VIBE, Mr. Draper spent eight years with AXIS, holding a number of leadership roles that included Group Chief Actuary, Chief Risk Analytics Officer, and Insurance Segment Chief Risk Officer. Before that, Mr. Draper held managerial positions at the Financial Services Authority, XL Capital, and Ernst & Young. Mr. Draper received a Masters in Engineering from the University of Bath and is a Fellow of the Institute and Faculty of Actuaries.

EXECUTIVE OFFICERS	29

PROPOSAL 2. NON-BINDING VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are including in this proxy statement a separate resolution subject to shareholder vote to approve, in a non-binding vote, the compensation paid to our named executive officers as disclosed below. The language of the resolution, commonly known as a “Say on Pay” proposal, is as follows:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and any related narrative discussion is hereby APPROVED.”
In considering their vote, shareholders may wish to review with care the information on our compensation policies and decisions regarding our named executive officers presented below in “Compensation Discussion and Analysis” and "Compensation Committee Process."
The Board has currently adopted a policy providing for annual Say on Pay advisory votes and the Company has included Proposal 3 relating to Say on Pay frequency in this year's proxy statement. Assuming shareholders approve annual Say on Pay advisory votes in accordance with the Board's recommendation, the next Say on Pay vote will occur in 2024.
Recommendation of the Board
The Board recommends that you vote “FOR” the approval of the compensation paid to our named executive officers.

PROPOSAL 3. NON-BINDING VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, we are including in the proxy statement a separate resolution subject to shareholder vote to determine, in a non-binding vote, whether a shareholder vote to approve the compensation of our named executive officers (that is, votes similar to the non-binding vote in Proposal No. 2) should occur every one, two or three years.

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate policy for AXIS at this time, and therefore our Board of Directors recommends that you vote for future advisory votes on executive compensation to occur annually.

In formulating its recommendation, our Board of Directors recognized that the Company’s executive compensation programs are designed to promote a long-term connection between pay and performance. However, because executive compensation disclosures are made annually, the Board of Directors considered that an annual advisory vote on executive compensation will allow our shareholders to provide us with their direct and immediate input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our shareholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Recommendation of the Board

The Board recommends that you vote “1 YEAR” with respect to the vote to determine the frequency of shareholder votes on executive compensation. However, notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

PROPOSAL 3. NON-BINDING VOTE ON THE FREQUENCY OF SHAREHOLDER VOTES ON EXECUTIVE COMPENSATION
30

LETTER FROM THE HUMAN CAPITAL AND COMPENSATION COMMITTEE CHAIRS
Dear Fellow Shareholder,
2022 represented an important inflection point for AXIS. Reflecting back on 2022, we made meaningful progress towards achieving our long-term goals and produced solid financial results for the year. We generated record premium production, reduced our expense ratio, grew underwriting income by 35% and improved our overall combined ratio by 1.7 points to 95.8%. Through our strategic repositioning of AXIS as a leading specialty underwriter, our exit from the volatile property catastrophe reinsurance market, our leadership and organizational changes, and ultimately, our decision to appoint a new CEO, we took decisive actions to drive sustainable profitable growth and increased shareholder value.
Leadership Transition
In December 2022, we announced that our Board appointed Vincent Tizzio to succeed Albert Benchimol as Chief Executive Office and President following the Company's Annual General Meeting. When the Board was evaluating candidates to be the next CEO, as part of its comprehensive succession planning process, it was focused on hiring the best leader possible for AXIS during a critical period. The Board knew that we needed to find an individual with deep specialty insurance underwriting expertise, the vision to deliver a transformational strategy for AXIS, and the ability to further enhance the Company's ability to attract top talent and galvanize our global team. We found that leader in Vincent Tizzio.
To successfully retain a new CEO who was uniquely suited to lead AXIS' transformation, the Human Capital and Compensation Committee, advised by its independent compensation consultant, is focused on providing Mr. Tizzio with a compensation package that promotes rigorous accountability for creating long-term shareholder value. When we enter into a final employment agreement with Mr. Tizzio, a copy of the agreement will be filed with the SEC as required.
Fiscal Year 2022 – Performance and Pay Outcomes
The Company delivered solid financial results - in terms of premium growth in our selected lines, as well as solid underwriting metrics and profitability. However, the Board and Committee are aware the Company has more work to do, and our past performance has lagged behind our peers. The Committee remains committed to paying for performance. Key actions for 2022 include:
•Annual Incentive Plan Financial Performance. In order to fairly assess the Company's performance, the Committee considered how the global interest rate increases in 2022 impacted the Company's OROACE results. After careful consideration, the Committee decided to evaluate financial results under the Company's Annual Incentive Plan on an adjusted basis, using beginning year shareholders' equity, as compared to average common equity. This had the effect of decreasing overall payments under the plan, but from the Committee's perspective, presented a more accurate reflection of the Company's financial performance.
•2022 CEO Compensation. For 2022, the Committee, along with the independent directors of the Board, carefully reviewed all components of Mr. Benchimol's' compensation. Mr. Benchimol's bonus was awarded based on the existing formula for annual incentive payouts, resulting in a slightly above target award. This bonus payment reflected the financial and strategic accomplishments recognized for the 2022 performance year. While payouts under our bonus plan are largely formulaic, the Committee uses discretion when awarding long-term incentive awards and considers both performance and forward-looking impact. Accordingly, in January 2023, the Committee awarded the CEO a long-term incentive award of $5 million. Under our program, Mr. Benchimol's equity award mix remains at 60% PSUs, reinforcing the importance of a successful leadership transition during 2023.
Focus on Engagement and Responsiveness
The Human Capital and Compensation Committee puts great importance on the feedback we receive from our shareholders during our biannual outreach efforts. The feedback provided from our shareholders continues to help inform our compensation, human capital, governance, and citizenship programs, and it has positively enhanced our disclosures. During our 2022 outreach discussions, our shareholders continued to express strong support for our executive compensation philosophy and programs, and approximately 93% of the votes cast at our 2022 Annual General Meeting supported our executive compensation programs.
The Committee views our executive compensation programs to be a key driver for accelerating progress on AXIS' strategic transformation, and we welcome continued dialogue with our shareholders regarding AXIS' compensation programs. Thank you for your continued support.

Michael Millegan (Current Chair, Human Capital and Compensation Committee)
Henry Smith (Former Chair, Human Capital and Compensation Committee)

LETTER FROM HUMAN CAPITAL AND COMPENSATION COMMITTEE CHAIRS
31

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis is divided into the following sections:

NAMED EXECUTIVE OFFICERS
This Compensation Discussion and Analysis section explains the Company’s executive compensation program as it relates to our named executive officers ("NEOs"). Our NEOs for 2022 are as follows:

Name	Title
Albert A. Benchimol(1)	Chief Executive Officer and President
Peter J. Vogt	Chief Financial Officer
Vincent C. Tizzio(2)	Chief Executive Officer, Specialty Insurance and Reinsurance
David S. Phillips	Chief Investment Officer
Conrad D. Brooks	General Counsel
Steve K. Arora(3)	Former Chief Executive Officer, AXIS Reinsurance
Peter W. Wilson(4)	Former Chief Executive Officer, AXIS Insurance
(1)Mr. Benchimol will no longer serve as Chief Executive Officer, President and Director effective as of the close of business on May 4, 2023. He will serve as a strategic advisor through December 31, 2023.

(2) Mr. Tizzio will succeed Mr. Benchimol as Chief Executive Officer and President effective as of the close of business on May 4, 2023. Mr. Tizzio became the CEO of AXIS Insurance on June 1, 2022 and transitioned to CEO, Specialty Insurance and Reinsurance, an expansion of his previous role, on June 7, 2022.

(3) Mr. Arora departed AXIS on December 31, 2022.
(4) Mr. Wilson departed AXIS on December 31, 2022.
LEADERSHIP TRANSITION
In December 2022, the Board of Directors announced a leadership transition, appointing Vincent Tizzio as President and CEO effective May 4, 2023, at which time he will also join the Board. The Board determined that Mr. Tizzio is the right person to lead the organization during this critical period of transformation at AXIS due to, among other items, Mr. Tizzio's deep industry and underwriting expertise in specialty insurance, his vision to deliver a transformational strategy and his ability to further enhance AXIS' ability to attract top-tier talent.

32	COMPENSATION DISCUSSION AND ANALYSIS

In addition, the Company announced the following leadership changes:

•Chief Executive Officer. In connection with the CEO transition, the Company provided Albert Benchimol, President and CEO of the Company, a notification of non-renewal of his employment agreement. Mr. Benchimol will serve in his current role until Mr. Tizzio's appointment on May 4, 2023, and thereafter, he will serve as a strategic advisor through December 31, 2023.

•Chief Executive Officer - AXIS Insurance. In January 2022, the Company provided Peter Wilson, the former CEO of Insurance, a notification of non-renewal of his employment agreement. Mr. Wilson served as CEO of Insurance through May 31, 2022, and he served in a transitional role from June 1, 2022 through December 31, 2022.

•Chief Executive Officer - AXIS Reinsurance. In connection with our strategic repositioning announced in June 2022, the Company provided Steve Arora, the former CEO of Reinsurance, a notification of termination without cause. Mr. Arora served as CEO of Reinsurance through June 30, 2022, and he served in a transitional role from July 1, 2022 through December 31, 2022.

As it relates to the leadership changes above, the Company paid and accrued severance in accordance with existing contracts relating to non-renewal and termination without cause.
EXECUTIVE SUMMARY

Fiscal year 2022 was a pivotal year for the Company. Over the year, we focused our business by strategically positioning AXIS as a leading specialty underwriter. We made meaningful progress on our multi-year transformation initiatives to optimize our portfolio mix, driving growth in attractive specialty markets, reducing our exposure to catastrophe losses and exiting the volatile property and catastrophe reinsurance market. We also took actions to create a more efficient operating model. We believe we are a different and stronger company today than we were a few years ago. Importantly, this progress is evidenced in our financial performance. Despite a challenging backdrop of catastrophic events, such as the Russian-Ukraine war, severe weather, and the continued pandemic impact, we delivered solid financial results - highlighted by record premium production ($8.2 billion in FY 2022, compared to $7.7 billion in FY 2021) and improved underwriting metrics (combined ratio of 95.8% for FY 2022 compared to 97.5% for FY 2021).

In 2022, we significantly advanced the following four strategic business goals approved by the Board in February 2022:

Delivered higher quality portfolio and reduced volatility, achieving record: $8.2 Billion Gross Premiums Written	Accelerated expansion as leading specialty insurer, with Insurance business growing: 15% We also repositioned our complementary reinsurance book in the specialist space in FY 2022.

Delivered more agile and efficient organization. The Insurance segment’s Underwriting G&A Expense Ratio decreased: 2 pts 14.2% in 2022, compared to 16.2% in 2021.
Invested in high performing people and culture, advancing our ESG, DEI and engagement initiatives earning:

Top Ranking

In “Overall Commitment to ESG" in the Insurer's Lloyd’s 2022 ESG Survey and other recognitions.

These accomplishments against goals were factored into the CEO's non-financial performance for 2022.

COMPENSATION DISCUSSION AND ANALYSIS	33

Company Performance

OROACE is the financial metric used for determining cash bonus awards under our Annual Incentive Plan. In order to fairly access the Company's performance, the Human Capital and Compensation Committee considered how global interest rate increases in 2022 impacted the Company's OROACE results. After careful consideration, the Committee evaluated OROACE results on an adjusted basis using beginning year shareholders' equity ("Adjusted OROACE") as compared to average common shareholders' equity. This had the effect of decreasing overall payments under the plan, rTSR is the financial metric used for determining the PSU payouts after the three-year performance period.
AXIS Capital’s 2022 financial results for these performance metrics on an absolute basis are set forth below:

Measure	Fiscal Year 2022	Change versus Fiscal Year 2021
OROACE (1)	11.1%	+2.0% pts
Adjusted OROACE(2)	10.2%	N/A
ROACE(3)	4.3%	-7.9% pts
Total Shareholder Return(4)	2.6%	-9.2% pts
(1) OROACE is a non-GAAP financial measure as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to the most comparable GAAP financial measure, ROACE, along with a discussion of the rationale for the presentation, is provided in Appendix 1.

(2) Adjusted OROACE is a non-GAAP financial measure as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to the most comparable GAAP financial measure, ROACE, along with a discussion of the rationale for the presentation, is provided in Appendix 1.

(3)One-year Total Shareholder Return with dividends reinvested, sourced from Bloomberg.
Positive 2022 Say on Pay Vote and Shareholder Engagement
At our 2022 Annual General Meeting, approximately 93.0% of the votes cast were in favor of our advisory vote on executive compensation.
During 2022, Mr. Smith, along with members of management, continued their strong level of governance engagement with shareholders, as illustrated below. Our shareholder outreach discussions focused on corporate governance, corporate citizenship and executive compensation, in addition to financial performance and strategic initiatives.

34	COMPENSATION DISCUSSION AND ANALYSIS

MARCH - MAY

- Conducted spring shareholder outreach in advance of our 2022 annual general meeting.
- **Contacted shareholders representing approximately 67%** of our outstanding shares and met with shareholders representing approximately 32% of our outstanding shares
- Discussed proposals in the proxy statement, along with compensation, governance and sustainability matters

JUNE - AUGUST

- Considered spring shareholder feedback as part of our review of potential changes to compensation, governance and citizenship programs and enhanced disclosures in response to feedback.

SEPTEMBER - NOVEMBER

- Conducted fall shareholder outreach.
- **Contacted shareholders representing 65% of our outstanding shares** and held meetings with shareholders representing approximately 26% of our outstanding shares
- Solicited feedback on topics including governance, compensation and sustainability

DECEMBER - FEBRUARY

- Considered fall shareholder feedback as part of the our review of potential changes to compensation, governance and citizenship programs and enhanced disclosures (including content in the proxy statement) in response to feedback.

Feedback from the shareholder meetings on executive compensation was positive overall and no significant executive compensation concerns were raised. Over the last several years, the feedback provided from our shareholders has helped to inform our compensation, governance and citizenship programs, and it has enhanced our disclosures. Topics discussed include:

	What We Heard	What We Did
Executive Compensation: Annual Incentive	Reward executives on achievement of financial goals and strategic objectives; provide clear disclosure around non-formulaic performance and their expected benefits toward the Company's financials.	For the CEO, maintained a 75% financial metric weighting and 25% weighting for non-formulaic metrics. For all other NEOs, increased the weighting of the Company’s OROACE in the annual incentive mix beginning with performance year 2021.

Continued to disclose strategic accomplishments in our proxy statement.
Executive Compensation: PSUs	Ensure that PSUs have a direct alignment with Company performance and reward strong relative performance against industry peers.
Since the 2021 grants, we have maintained the PSU target performance goal at the 55th percentile for measuring relative TSR performance and the minimum and maximum performance goals at the 25th and 85th percentiles, respectively. In addition, if absolute TSR is negative, the payout is limited to target.

The range of the payout scale will also remain at 0% to 200%.

ESG Disclosure	Publish additional ESG-related reports and expand climate-related disclosures.	In 2022, we published our inaugural Task Force on Climate-Related Financial Disclosure-aligned report, which discusses the impact of climate-related risks and opportunities on our business and strategy, climate risk management, climate-related governance within the Company and our climate-related metrics and targets.

In addition, we have published our estimated Scope 1, Scope 2 and certain Scope 3 greenhouse gas emissions for fiscal years 2019 through 2021.

COMPENSATION DISCUSSION AND ANALYSIS	35

	What We Heard	What We Did
GHG Reduction Goals	Publish emission reduction goals and advance climate change mitigation initiatives.	In support of its commitment to mitigate climate change and support the transition to a low-carbon economy, the Company published GHG emissions reduction goals.
Workforce Disclosure	Expand reporting of the Company's demographic metrics.	Beginning in 2022, we have disclosed quantitative metrics reflecting the gender, race and ethnicity of our workforce, as permitted by laws and regulations.
Board Oversight of ESG Matters	Explain Board and committee oversight of ESG.	We have formalized our Board and committee oversight of ESG as described below:

Our Corporate Governance, Nominating and Social Responsibility Committee oversees our ESG and sustainability initiatives. In 2021, the Corporate Governance, Nominating and Social Responsibility Committee delegated oversight of human capital management, a component of the Company's ESG program, to the Human Capital and Compensation Committee. Human capital management includes DEI, human rights, talent development and employee engagement.

In connection with this change, the Corporate Governance, Nominating and Social Responsibility Committee, formerly known as the Corporate Governance and Nominating Committee, was renamed to formalize its primary responsibility for ESG and sustainability. The Human Capital and Compensation Committee, formerly the Compensation Committee, was also renamed to emphasize its primary responsibility for human capital management.
Board Structure	Discuss rationale for the classified board structure.
The Board and the Corporate Governance, Nominating and Social Responsibility Committee engaged in a robust discussion on the appropriate board structure for the Company and its shareholders and will continue to consider the matter on an annual basis. See "Proposal 1. Election of Directors – Board Structure" for more information.

We value the feedback we receive from our shareholders. The feedback provided continues to help inform our compensation, human capital, governance, and citizenship programs, and it has positively enhanced our disclosures.
Strong Link Between Pay and Performance
The success of our initiatives will depend on the talents of our executive team to embrace excellence, drive innovation and lead our workforce. With our strategic, transformational journey, our Human Capital and Compensation Committee is focused on maintaining a pay for performance orientation, while ensuring that executives are aligned with shareholders and the Company’s long-term goals.
The below charts illustrate the target mix of pay for our CEO and other current NEOs for the 2022 performance year:

36	COMPENSATION DISCUSSION AND ANALYSIS

Current NEO Average Target Mix of Pay(1)
Base Salary
26.2%
Target Cash Annual Incentive
33.7%
Time-Based RSUs
20.7%
Relative TSR PSUs
19.4%
Fixed
26.2%
Subject to Performance
73.8%

(1) The charts illustrate the target mix of pay for our CEO and NEOs for the 2022 performance year. For our CEO approximately 89% of his target compensation is performance-based. For our NEOs, on average, approximately 74% of their target compensation is performance-based. Averages include the NEOs that currently serve in leadership roles at the Company: Messrs. Vogt, Tizzio, Phillips, and Brooks. Messrs. Arora and Wilson are excluded, since they did not receive equity grants for the 2022 performance year and their ultimate mix of awarded pay for the 2022 performance year was in accordance with the separation provisions in their employment agreements.
2022 Pay and Performance – CEO Compensation
Our executive compensation program ties a significant portion of our CEO's compensation to the financial, operational and stock price performance of our Company. The following graphic illustrates how our CEO's actual pay over the past three years aligns with our Company's performance.
•Bonus: The Committee awarded the CEO a bonus pursuant to the prescribed CEO bonus formula based on corporate performance and individual performance for the year. The formula resulted in a slightly above target bonus award, reflecting both the financial and strategic accomplishments recognized for the 2022 performance year.
•Long-Term Incentive Award: For performance year 2022 (awarded in January 2023), the Committee awarded the CEO a long-term incentive award of $5 million (in comparison to the target of $6.75 million). While payouts under our bonus plan are largely formulaic, the Committee uses discretion when awarding LTI awards and considers performance and forward-looking impact. Under our program, Mr. Benchimol's equity award remains at 60% PSUs. However, the performance for this PSU award will be measured over 2023 only, continuing to align Mr. Benchimol with the interests of the Company and its shareholders during this period.

COMPENSATION DISCUSSION AND ANALYSIS	37

	2020 Performance Year	2021 Performance Year	2022 Performance Year
Base Salary	1,100	1,100	1,100
Actual Bonus	578	2,276	2,002
RSUs (Time-Based)	2,000	2,700	2,000
Relative TSR PSUs (Assumes Target Performance)	3,000	4,050	3,000
Total Performance Year Compensation	6,678	10,126	8,102
(1)Some of the 2022, 2021 and 2020 compensation above differs from the data presented in the Summary Compensation Table included in this proxy statement. This is because SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while the Committee awards equity compensation after the performance year. Therefore, equity compensation granted in 2023 for the 2022 performance year will be shown in next year’s Summary Compensation Table. Similarly, equity compensation granted in 2022 for the 2021 performance year and in 2021 for 2020 performance is shown in the Summary Compensation Table as 2022 and 2021 compensation, respectively. Further, the graph and table above reflect the fair market value of the equity compensation at the time of grant communicated to our NEOs for compensation purposes, as opposed to the value of the equity awards under Monte-Carlo simulation (as required by accounting rules and reflected in the Summary Compensation Table).

BEST PAY PRACTICES
Highlighted below are compensation practices that we maintained in 2022 to drive company performance and align the interests of the Company’s executives with its shareholders:

38	COMPENSATION DISCUSSION AND ANALYSIS

What We Do
✓    Set robust goals at the beginning of the year, ensuring adequate stretch goals within our risk framework
✓    Link performance metrics to strategy to support shareholder value
✓    Provide appropriate mix of fixed and variable pay to reward Company, business unit, and individual performance
✓    Balance equity awards between PSUs and RSUs
✓    Retain discretion of incentive awards by our Human Capital and Compensation Committee
✓    Maintain robust stock ownership guidelines
✓    Maintain a Clawback Policy
✓    Retain an independent compensation consultant
✓    Engage in regular shareholder outreach

What We Don't Do
✗    No hedging or pledging of AXIS stock
✗    No individual executive retirement plans
✗    No excise tax gross-ups upon change of control or termination
✗    No single-trigger vesting of equity-based awards upon change in control

EXECUTIVE COMPENSATION PHILOSOPHY AND KEY FEATURES
We are a global specialty underwriter and provider of insurance and reinsurance solutions. As the global specialty marketplace is highly competitive, it is critical that we recruit, retain and motivate top talent. To achieve this goal, we have designed our executive compensation programs to retain and reward leaders who create long-term value for our shareholders. The combination of fixed and variable compensation that we pay to our NEOs is structured to reward above-median performance with above-median levels of compensation and conversely, to provide below-median compensation for below-median performance. A large portion of our NEOs’ compensation is variable, or performance-based, and consists of annual incentive awards and long-term equity awards, while the fixed component of their compensation is designed to reflect their significant level of responsibility. The primary consideration for our compensation decisions continues to be the assessment of Company performance based on: (i) certain short-term and long-term financial metrics; and (ii) both business unit and individual performance.

COMPENSATION DISCUSSION AND ANALYSIS	39

Key Incentive Plan Metrics
The financial metrics for our incentive plans are OROACE and rTSR. The chart below describes the metrics used in our incentive programs and why we believe these metrics are important to the Company and our current strategy.

Used In:
Metric	Annual Incentive Awards	Long - Term Incentive Awards	Why Metric is Important to AXIS and Our Strategy
OROACE	X
•This metric reflects the rate of return the Company is earning on its capital and surplus.
•Our goal is to achieve strong OROACE results to deliver value creation for shareholders; therefore, we have aligned our Annual Incentive Program to this financial metric.
•Generally, the higher the return, the better the Company is making use of the funds invested by its shareholders, assuming risk is measured and managed appropriately.

Relative TSR		X
•This metric reflects the profit earned on shares of company stock due to capital gains and dividends paid during a certain period.
•TSR explicitly links long-term incentive compensation to shareholder value.
•rTSR measures shareholder value creation compared to a group of similarly-situated companies.
•Successful execution against long-term financial and strategic plans should drive an increase in TSR over the long-term.
•Directly correlates to other relevant key performance metrics, including Diluted Book Value per Share (DBVPS).

40	COMPENSATION DISCUSSION AND ANALYSIS

ELEMENTS OF EXECUTIVE COMPENSATION
The following table lists the elements of compensation for our executive compensation program. The program uses a mix of fixed and variable compensation elements and provides alignment with both short- and long-term business goals through annual and long-term incentives. Our incentives are designed to drive overall Company, business unit and individual performance using financial and non-financial measures the Committee believes are correlated to gains in shareholder value. At the beginning of the performance year, the Committee establishes the measures and ranges of performance for the variable compensation elements. Our program is designed such that each executive receives an AIP award and an LTI award at the end of each year.

	Component	Link to Shareholder Value	Description
SHORT-TERM	Base Salary	•Attract and retain talented executives, and reflect level of global responsibility and experience	•Annual fixed-cash compensation
	Annual Incentive	•Drive performance consistent with our annual financial goals	•OROACE (1) –Measures rate of return earned on capital and surplus –Goal to achieve strong OROACE results to create shareholder value
•Business Unit Financial Assessment –Investment performance (Chief Investment Officer)
•Individual Non-Financial Performance
–Non-financial metric accounting for individual contributions to company-wide strategic business goals
–Assessment of our portfolio optimization using a scorecard of key performance indicators

LONG-TERM	PSUs	•Promote accountability and strategic long-term decision-making
•100% Relative TSR over three-year performance period (2)
–Cliff vests after three years
–Earned according to relative performance vs. performance peers set forth in "Peer Benchmarking"
Relative Base Percentile Vesting
         ≥ 85th 200%
            55th 100%
            25th 25%
         < 25th 0%

	RSUs	•Foster a culture of ownership, aligning long-term interests of our executives and shareholders	•Vests ratably over four years
(1)For 2022, the Human Capital and Compensation Committee used its discretion to determine actual bonus payouts based on Adjusted OROACE. See "Annual Incentive Awards" below.
(2)Mr. Benchimol's PSU award granted in 2023 for the 2022 performance year will be measured over 2023 only.

COMPENSATION DISCUSSION AND ANALYSIS	41

Base Salary
Salaries are the most basic form of compensation and are integral to any employment arrangement. A primary consideration in determining base salaries is to remain competitive. We also seek to balance a logical salary structure within the Company globally reflecting the market demands for executive talent. A competitive salary allows us to attract and retain key staff.
Placement of our NEOs within a salary range is based on the market data for each NEO's position, the executive’s expertise, scope of role, geographic location and the Committee’s determination of competitiveness and appropriate levels based on the CEO’s recommendations (other than with respect to his own salary).
Since being appointed as CEO in 2012, Mr. Benchimol has not received an increase in his base salary.

Name	2021 Base Salary ($)	2022 Base Salary ($)	2023 Base Salary ($)
Albert A. Benchimol	1,100,000	1,100,000	1,100,000
Peter J. Vogt	675,000	675,000	675,000
Vincent C. Tizzio(1)	—	850,000	850,000
David S. Phillips	625,000	625,000	625,000
Conrad D. Brooks(2)	—	500,000	500,000
Steve K. Arora(3)	925,435	932,851	N/A
Peter W. Wilson	900,000	900,000	N/A
(1)As Mr. Tizzio joined the Company in January 2022, we have disclosed Mr. Tizzio's base salary for only 2022 and 2023.
(2)As Mr. Brooks was designated a named executive officer in 2022, we have disclosed his base salary for only 2022 and 2023.
(3)Mr. Arora's employment agreement was amended and localized to Switzerland in May 2021. For the remainder of 2021 his base salary of 860,000 CHF was denominated and paid in CHF. The 2021 salary shown on this table reflects the five months of Mr. Arora's base salary that was paid in USD (375,000) and the seven months of base salary paid in CHF (550,435) converted to USD at an exchange rate of 1.09721 USD per CHF, consistent with the exchange rate in effect at the balance sheet date of December 31, 2021. For 2022, Mr. Arora's base salary reflects his annualized base salary 860,000 CHF converted to USD at an exchange rate of 1.08471 USD per CHF consistent with the exchange rate in effect at the balance sheet date of December 31, 2022.

Annual Incentive Awards
Our Annual Incentive Plan is intended to provide for formulaic annual incentive awards to our NEOs and serves as a critical tool for rewarding the achievement of our financial and strategic goals.
In order to achieve a competitive total compensation package, we established individual annual incentive targets expressed as a percentage of salary for each NEO. For our NEOs, annual incentive targets are governed by the terms of their employment agreements, but are not guaranteed. The annual incentive targets for each NEO are displayed below.

Name	2021 Bonus Target	2022 Bonus Target	2023 Bonus Target
Albert A. Benchimol	175%	175%	175%
Peter J. Vogt	125%	125%	125%
Vincent Tizzio(1)	—%	150%	150%
David S. Phillips	125%	125%	125%
Conrad Brooks(2)	—%	100%	100%
Steve K. Arora(3)	125%	125%	N/A
Peter W. Wilson(3)	125%	125%	N/A
(1)As Mr. Tizzio joined the Company in January 2022, we have disclosed Mr. Tizzio's bonus target for only 2022 and 2023.
(2)As Mr. Brooks was designated a named executive officer in 2022, we have disclosed his bonus target for only 2022 and 2023.
(3)Each of Messrs. Arora and Wilson received their 2022 bonus at target pursuant to the severance provisions of their respective employment agreements.

42	COMPENSATION DISCUSSION AND ANALYSIS

For 2022, annual incentive compensation was determined based on the weightings of Company finance metric, business unit financial metric and individual non-financial metrics as follows:

	Financial Metrics		Strategic Business Goals (Non-Financial Metrics)
Executive	Company Financial Metric (OROACE) Weighting	Business Unit Financial Metric Weighting	Individual Non-Financial Metrics
Albert A. Benchimol	75%	—%	25%
Peter J. Vogt	70%	—%	30%
Vincent C. Tizzio	70%	—%	30%
David S. Phillips	55%	30%	15%
Conrad D. Brooks	70%	—%	30%
Steve K. Arora(1)	—%	—%	—%
Peter W. Wilson(1)	—%	—%	—%
(1)Each of Messrs. Arora and Wilson received their 2022 bonus at target pursuant to the severance provisions of their respective employment agreements.
Company Financial Performance Goals and Results
At the beginning of each year, the Committee sets a financial performance target after considering the Company’s business plan, peer performance and market conditions for the current year. The Committee also receives input from its independent compensation consultant as to the balance between the rigor and achievability of our goals.
Our target OROACE goal for 2022 was 10.1%, compared to 8.5% in 2021.
For 2022, the Company's annual OROACE of 11.1% exceeded target, however this strong result was due in part to rising interest rates in 2022 which ultimately had the effect of decreasing average shareholders' equity for the year. The Human Capital and Compensation Committee used its discretion to determine actual bonus payouts based on Adjusted OROACE, which uses beginning year shareholders' equity rather than average common shareholders' equity. An Adjusted OROACE of 10.2% resulted in a bonus payout of 102% under the Company financial portion of the formula, which is lower than the payout would have been using the OROACE of 11.1%. The Human Capital and Compensation Committee believes this result more accurately reflects the Company's financial performance.

Historical Annual Incentive Results vs. Target
20%
15%
10%
5%
0%
-5%
AIP Financial Target and Results (1)
10.0%
8.5%
10.1%
9.10%
10.20%
-3.70%
2020
2021
2022
Threshold to Maximum
AXIS Actual
Target Goal

(1) For 2020, target was set at 10% OROACE and performance was -3.7% OROACE. For 2021, target was set at 8.5% OROACE and performance was 9.1% OROACE. For 2022, target was set at 10.1% OROACE and performance was 10.2% Adjusted OROACE. OROACE and Adjusted OROACE are non-GAAP financial measures, as defined in Item 10(e) of SEC Regulation S-K. A reconciliation to the most comparable GAAP financial measure (ROACE) is provided in Appendix 1.

Annual Incentive Plan Goal Ranges(1)
	OROACE Achievement	Multiplier
Maximum	15.1% +	200%
Target	10.1%	100%
Threshold	5.1%	50%

(1) The table above sets forth the threshold, target and maximum performance level, as well as the respective payout factor for the OROACE portion of the Annual Incentive Plan. For results between the applicable threshold, target or maximum levels performance level payouts are determined using linear interpolation.

Business Unit Financial Performance Goals and Results
For our Investments business unit, financial performance is measured on a relative performance basis against a neutral benchmark intended to provide a comparable set of investments. In 2022, our investment portfolio outperformed the neutral benchmark, resulting in Mr. Phillips receiving a payout of 120.5% of target.
Vince Tizzio, who joined AXIS early in 2022 and was appointed CEO of AXIS Insurance, was given an expanded role as CEO, Specialty Insurance and Reinsurance at mid-year. This new position was created to foster a single, globally integrated approach for our

COMPENSATION DISCUSSION AND ANALYSIS	43

businesses. Due to the timing of his appointment and scope of the expanded role, Mr. Tizzio's financial metric was based only on Company results.
Company and Individual Non-Financial Metrics
At the beginning of the year, the Committee approves the Company’s non-financial objectives, which are aligned with the Company's strategic business goals. At the end of the year, our CEO evaluates and makes compensation recommendations to the Committee on the performance of the other NEOs against these objectives. The Committee in turn reviews the individual performance of each NEO, considers the recommendations from our CEO (except with regard to his own individual performance) and makes a final decision for each NEO’s compensation.
Non-Financial Performance Achievements
The table below details the strategic business goals that were established for the Company at the beginning of 2022, and the collective accomplishments against those goals. The Human Capital and Compensation Committee considered the significant progress that was made in 2022 when assessing the non-financial payout of each NEOs’ bonus. Each of the NEO’s worked together to deliver significant progress over a transformational year.

2022 Strategic Business Goals Performance

Goal	Key Accomplishments
Exceed plan while delivering higher quality portfolio
•Achieved record $8.2 billion gross premiums written, and exceeded our operating plan’s projected return on risk-adjusted capital (“RoRAC”)
•Portfolio construction better than planned with improved portfolio balance and reduced earnings volatility
•Natural Catastrophe Probable Maximum Loss Exposure meaningfully lower than planned

Accelerate expansion as leading specialty insurer
•Announced new reinsurance vision, exiting property catastrophe reinsurance business and reinforcing our commitment to specialty casualty, professional lines and marine
•Renewed insurance vision in June. Dedicated wholesale insurance division introduced to market with teams and resources focused specifically on the wholesale channel and positioned to introduce new products and services.
•Two new centers of excellence – Small/Lower Middle and Digital – in formation in support of key strategic initiatives
•Consolidated all front-end client facing businesses under one leader

Deliver agile and efficient organization
•Consolidated all actuarial support functions and analytics under new Chief Underwriting Officer to deliver more efficient use of data to guide underwriting actions
•Identified and committed to substantial run rate savings expected to be delivered by 2025
•Insurance underwriting G&A expense ratio decreased 2 points compared to FY 2021, outperforming plan

Deliver measurable impact on culture, DEI and climate
•Significant DEI momentum actions. YTD received a total of 11 awards with 8 being DEI related
•Jobs filled this year had 86% diverse candidate slates; 61% of all requisitions filled both internally and externally were filled with diverse candidates
•Despite restructuring actions, maintained strong engagement score at 81, which is 8 points above target
•Carbon reduction goals approved and published first Task Force on Climate-Related Financial Disclosures (“TCFD”) report
•Maintained or improved external ESG ratings and rankings

Successful Leadership Transition (CEO Only)	•Managed significant leadership transitions and with positive impact overall, setting organization up for future

44	COMPENSATION DISCUSSION AND ANALYSIS

Annual Incentive Performance Results and Payouts

Albert A. Benchimol
2022 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)
Company Financial	75%	1,443,750	102%	76.5%	1,472,625
Individual Non-Financial	25%	481,250	110%	27.5%	529,375

TARGET BONUS	100%	1,925,000	TOTAL ACTUAL	104.0%	2,002,000

Peter J. Vogt
2022 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)
Company Financial	70%	590,625	102%	71.4%	602,438
Individual Non-Financial	30%	253,125	120.0%	36.0%	303,750

TARGET BONUS	100%	843,750	TOTAL ACTUAL	107.4%	906,188

Vincent C. Tizzio
2022 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)
Company Financial	70%	892,500	102%	71.4%	910,350
Individual Non-Financial	30%	382,500	120.0%	36.0%	459,000

TARGET BONUS	100%	1,275,000	TOTAL ACTUAL	107.4%	1,369,350

David S. Phillips
2022 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)
Company Financial	55%	429,688	102%	56.1%	438,281
Investment Unit Financial	30%	234,375	120.5%	36.2%	282,422
Individual Non-Financial	15%	117,188	110.0%	16.5%	128,906

TARGET BONUS	100%	781,250	TOTAL ACTUAL	108.8%	849,609

Conrad D. Brooks
2022 Metric	(A) Weighting	(B) Target Bonus ($)	(C) Performance Result	(D) = A*C Payout Factor	(E) = D*B Actual Bonus Earned ($)
Company Financial	70%	350,000	102%	71.4%	357,000
Individual Non-Financial	30%	150,000	120.0%	36.0%	180,000

TARGET BONUS	100%	500,000	TOTAL ACTUAL	107.4%	537,000
Long-Term Incentive Awards
We provide long-term incentive compensation to our NEOs through equity awards under our 2017 Long-Term Equity Compensation Plan, which was originally approved by our shareholders at our 2017 Annual General Meeting and amended and restated following the approval of our shareholders at our 2021 Annual General Meeting (as amended, the "Existing LTEP”). Equity awards directly link the

COMPENSATION DISCUSSION AND ANALYSIS	45

compensation of our NEOs to the interests of our shareholders as the amount the executive will ultimately receive under these awards is determined by our stock price. In addition, the vesting requirement for our equity awards is a valuable retention tool in our competitive industry.

Under the Existing LTEP, two types of equity awards were granted to our NEOs in 2022: (a) time-vesting restricted stock unit awards (“RSUs”); and (b) performance-vesting restricted stock unit awards ("PSU"). These equity awards are summarized in the table below:

CEO: 40% RSUs Other NEOs: 50% or 60% RSUs	CEO: 60% PSUs Other NEOs: 40% or 50% PSUs
•Vests 25% per year over four years
•Vests in a single installment on the third anniversary of the vesting commencement date
•The number of PSUs that ultimately vest is based on three-year relative TSR(1)
•Peer group is established at time of grant with performance measured after three years

(1)Mr. Benchimol's PSU award granted in 2023 for the 2022 performance year will be measured over 2023 only.
2022 Equity Awards Reflected in the Summary Compensation Table (Relating to 2021 Performance)
In 2022, all NEOs were awarded equity awards equal to their target values.
RSUs vest over four years conditioned on continued employment. For PSUs, performance is measured over the forward-looking three-year period with the number of PSUs that ultimately vest ranging from 0% to 200% of target. Equity-based incentives granted in 2022 for the 2021 performance year as shown in the table below are reflected in the Summary Compensation Table. With respect to PSUs, the value reflects the impact of Monte Carlo simulation required for accounting purposes, which differs from the award value granted.

RSUs & PSUs Awarded in 2022 (Relating to 2021 Performance)
Name	RSUs (%)	RSUs ($)	PSUs (%)	PSUs ($)	Total ($) (1)
Albert A. Benchimol	40%	2,699,972	60%	4,956,321	7,656,293
Peter J. Vogt	50%	600,000	50%	734,272	1,334,272
Vincent C. Tizzio	50%	600,000	50%	734,272	1,334,272
		2,501,866	(2)		2,501,866
David S. Phillips	50%	499,953	50%	611,836	1,111,789
Conrad D. Brooks	60%	389,980	40%	318,169	708,149
Steve K. Arora	50%	699,991	50%	856,640	1,556,631
Peter W. Wilson	50%	499,953	50%	611,836	1,111,790
(1)Reflects the amounts of the NEOs' annual equity awards granted on January 25, 2022, which is based on the aggregate grant date fair value of PSUs ($68.63 per share) determined by using the Monte Carlo simulation and assuming target performance and for RSUs granted to our NEOs based on the aggregate grant date fair value equal to the closing price of our common stock on January 25, 2022 ($56.08 per share).
(2)For Mr. Tizzio, the RSU award of $2,501,866 is a one-time award to replace equity forfeited at his prior employer which will vest in three equal installments on the anniversary of the vesting start date of February 1, 2022.

Long-Term Incentive Performance Goals for PSU Awards Granted in 2022 (Relating to 2021 Performance)
The Committee regularly evaluates its executive compensation programs. Following shareholder feedback, the Company re-introduced a 0% payout for below-threshold performance, and increased the maximum payout for top performance for all PSU awards starting with grants made in early 2021. We continued this approach for PSU awards made in early 2022.

The number of PSUs earned is determined based on relative TSR over the performance period as compared to our performance peers (as set forth below under “2022 Performance Peer Group”) which are established at the time of grant. PSUs granted in 2022 have a performance period of January 1, 2022 through December 31, 2024. For the 2022 grants (relating to 2021 performance), below are the maximum, target and threshold performance levels.

46	COMPENSATION DISCUSSION AND ANALYSIS

2022 Performance Scale for Determining Number of Earned PSUs
	Relative TSR Percentile	Vesting
Maximum	≥ 85th	200%
Target	55th	100%
Threshold	25th	25%
Minimum	< 25th	0%
Vesting of 2020 PSU Awards
The PSU awards that were granted in early 2020 vested in March 2023 based on the Company’s growth in TSR relative to its peer group. The performance period for the PSUs granted in 2020 was January 1, 2020 through December 31, 2022. As of December 31, 2022, the three-year TSR ranked at the 32nd percentile of the peer group that was determined at the time of grant. This resulted in a payout factor of 77.2%. The below table describes the number of shares actually earned by the NEOs based on this performance.

PSUs Awarded in 2020 Performance Period (January 2020 - December 2022)
Name	Number of Target PSUs Granted	Number of PSUs Earned Based on Performance
Albert A. Benchimol	48,185	37,198
Peter J. Vogt	6,826	5,269
David S. Phillips	5,460	4,215
Conrad D. Brooks	3,754	2,898
Steve K. Arora	9,556	7,377
Peter W. Wilson	6,826	5,269

2020 Performance Scale Used to Determine Number of Earned PSUs
	Relative TSR Percentile	Vesting
Maximum	≥ 80th	125%
Target	55th	100%
Actual	32nd	77%
Minimum	≤ 30th	75%

As discussed above and consistent with shareholder feedback, the PSU awards granted in early 2020 (that vested in early 2023) were the last vintage of awards granted with a minimum payout of 75%.
2023 Equity Awards (Relating to 2022 Performance Year)
The Committee believes that awarding a mix of both RSUs and PSUs creates a balanced long-term incentive program. The RSUs provide the Company with a strong retention tool for its executives while also incentivizing our executive team to drive an overall increase in TSR over the performance period. The Committee approved equity awards at target for its current NEOs, other than the CEO.
As discussed earlier, the Committee awarded the CEO a long-term incentive award of $5 million (in comparison to the target of $6.75 million). Under our program, Mr. Benchimol's equity award mix remains at 60% PSUs. However, the performance for this PSU award will be measured over 2023 only, continuing to align Mr. Benchimol with the interests of the Company and its shareholders during this period. For additional detail surrounding the treatment of Mr. Benchimol's outstanding equity awards upon his termination, see "Executive Compensation – Potential Payments Upon Termination or Change of Control."
The table below reflects the value of LTI communicated to each NEO in January 2023. These awards, with PSUs valued using the Monte Carlo simulation, will be reflected in the Summary Compensation Table and "Grants of Plan-Based Awards Table" in next year’s proxy statement.

COMPENSATION DISCUSSION AND ANALYSIS	47

2023 Equity Awards (Relating to 2022 Performance)
Name	RSUs (%)	RSUs ($)	PSUs (%)	PSUs ($)	Total ($)
Albert A. Benchimol	40%	2,000,000	60%	3,000,000	5,000,000
Peter J. Vogt	50%	600,000	50%	600,000	1,200,000
Vincent C. Tizzio	50%	600,000	50%	600,000	1,200,000
David S. Phillips	50%	500,000	50%	500,000	1,000,000
Conrad D. Brooks	60%	390,000	40%	260,000	650,000
Steve K. Arora(1)	—%	—%	—%	—%	—%
Peter W. Wilson(1)	—%	—%	—%	—%	—%

(1)Messrs. Arora and Wilson did not receive a 2023 equity award relating to 2022 performance. For more information, see "Executive Compensation – Potential Payments Upon Termination or Change of Control."

2023 Performance Scale for Determining Number of Earned PSUs
	Relative TSR Percentile	Vesting
Maximum	≥ 85th	200%
Target	55th	100%
Threshold	25th	25%
Minimum	< 25th	0%
HUMAN CAPITAL AND COMPENSATION PROCESS
Under our Human Capital and Compensation Committee’s charter, the Committee:
•evaluates the CEO's performance relative to corporate goals and objectives established by the Committee and recommends the CEO's annual compensation to the Board for approval;
•reviews and approves annual compensation, as well as any offers of employment for executive committee members;
•reviews and approves compensation programs and policies affecting our executives as well as our other employees;
•reviews, approves and recommends to the Board the form and amount of director compensation;
•reviews and approves all equity awards to our executive committee members and establishes the pool for all other equity award recipients;
•reviews and approves the design of our incentive and equity compensation plans and any changes or amendments to those plans;
•considers the outcome of the shareholder advisory vote on executive compensation annually in connection with its determination of our NEOs’ compensation and the related programs;
•reviews the Company's strategies, policies, practices and reporting relating to human capital management; and
•reviews and advises on executive development and succession plans.
The Committee considers recommendations and information from management and our independent consultant regarding executive compensation and director compensation. The Committee is permitted to delegate any of its responsibilities to subcommittees in its discretion, but has not done so to date. The Committee's annual process for reviewing and determining executive compensation is summarized below:
The Committee conducts the other key activities set forth in its charter throughout the year, as illustrated below:

48	COMPENSATION DISCUSSION AND ANALYSIS

RISK MANAGEMENT AND COMPENSATION
In line with the Company’s requirements for managing compensation risk, the Human Capital and Compensation Committee seeks to ensure that our executive compensation program does not encourage executives to take risks that are inconsistent with the long-term success of the Company. The Committee believes that AXIS’ executive compensation program does not encourage inappropriate risk-taking. Specifically, in 2022, the Company’s annual incentive and long-term incentive plans were tied to our OROACE and rTSR performance, respectively, aligning our shareholders’ short- and long-term interests with the decision-making for our employees and NEOs.
Additionally,
•the Committee retains discretion in overseeing our compensation programs, such that meaningful reductions in compensation are possible.
•the Committee also retains downward discretion if our risk management policies or tolerances have been breached;
•our executive compensation Clawback Policy ensures that our executives are not inappropriately rewarded in the event that we are required to restate our financial results;
•our stock ownership guidelines are designed to ensure that the long-term interests of our executives are aligned with those of our shareholders;
•the Chair of our Human Capital and Compensation Committee meets annually with our Risk Committee to review the Company’s compensation policies;
•the Chair of our Risk Committee is also a member of our Human Capital and Compensation Committee; and
•our Human Capital and Compensation Committee retains an independent consultant, apart from any consultant retained by management, as discussed in detail below.
HUMAN CAPITAL AND COMPENSATION COMMITTEE CONSULTANT
Our Human Capital and Compensation Committee has sole authority to select, retain and terminate any consultants or advisors used to provide independent advice to the Human Capital and Compensation Committee and evaluate executive compensation, including the sole authority to approve the fees and any other retention terms for such consultant or advisor. Korn Ferry served as the Committee's independent compensation consultant in 2022. In December 2022, the Company retained Frederick W. Cook & Co. ("FW Cook") to serve as its independent compensation consultant for 2023. Korn Ferry was retained to provide transitional consulting services through March 31, 2023.
The independent compensation consultant assisted in establishing the Company's compensation policies and programs. During 2022, the independent compensation consultant:

COMPENSATION DISCUSSION AND ANALYSIS	49

•reviewed and advised the Human Capital and Compensation Committee on matters concerning compensation of the CEO and our other executive officers;
•reported on all aspects of short and long-term compensation program design, including incentive mix, measures and plan leverage;
•reported on emerging trends and developments in executive compensation and corporate governance;
•prepared quarterly formal presentations for the Human Capital and Compensation Committee regarding executive compensation;
•advised on peer groups;
•prepared and reviewed compensation benchmarking analysis for each of the Company’s executive committee members; and
•reviewed and advised on director compensation.
Each year, our compensation consultant is required to submit a letter describing any conflicts of interest and other factors relating to its independence. The Committee has determined that Korn Ferry is independent and its work during 2022 did not, and its work during 2023 will not, raise any conflict of interest. The Committee determined that FW Cook is independent and its work during 2023 will not raise any conflict of interest.
From time to time, management also engages its own external compensation consultant to advise on the Company’s compensation programs generally, prepare reports that compare our compensation programs to those of peer companies and help ensure the competitiveness and appropriateness of our compensation programs.
PEER BENCHMARKING
AXIS gives careful consideration to each element of total compensation and evaluates each NEO's competitive position on a total direct compensation basis, including base salary and short- and long-term incentive targets. When setting executive compensation, we consider market pay practices and pay levels using a compensation peer group and industry-leading surveys.
The Committee regularly reviews the Company’s peer groups and considers advice from its compensation consultant. In selecting its compensation peer group, the Committee seeks companies operating in similar industries, with a similar business model and similar size and geographic footprint. In 2023, the Committee expects to conduct a reassessment of its compensation and performance peer groups.
The Committee has established a separate performance peer group to assess relative performance to determine vesting for performance-contingent equity awards. The performance peer group augments the compensation peer group with additional global (re)insurers. Importantly, the Committee believed a larger peer group was necessary to compare performance given that the compensation group is fairly small and the industry consolidation of recent years is expected to continue.

2022 Compensation Benchmarking Peer Group
•Alleghany Corporation(1) •Arch Capital Group Ltd. •Argo Group International Holdings, Ltd.(2) •Everest Re Group, Ltd. •Markel Corporation •Renaissance Re Holdings Ltd. •W.R. Berkley Corporation
Purpose
•Provides appropriately sized peers when evaluating our executive compensation levels
•Avoids potential pay inflation that could occur if larger performance peers were included when determining pay targets

Selection Criteria
•Size-appropriate global (re)insurance companies
•Underwrite similar lines of business with similar geographic breadth
•Representative of the competitive marketplace for talent
•Strong capitalization as indicated by A.M. Best rating

(1)Alleghany Corporation will not be included in our 2023 compensation benchmarking peer group due to recent acquisition activity.
(2)Due to its recently announced merger, Argo Group International Holdings, Ltd. will likely not be included in our 2023 performance peer group.
In addition to the compensation peers listed above, the Committee also uses market data sourced from the following surveys:
•Mercer US Property and Casualty Insurance Survey
•Willis Towers Watson Financial Services Executive Compensation Survey

50	COMPENSATION DISCUSSION AND ANALYSIS

•Equilar Top 25 Executive Compensation Survey

2022 Performance Peer Group

Purpose
•Provides a statistically-robust sample of relevant companies for PSU performance
•Incorporates international peers, representing the Company’s expanded global footprint
•Avoids potential relative payout anomalies that could occur with a smaller sample size
Selection Criteria
•Global (re)insurance companies with similar geographic breadth
•Relevant public P&C insurers and reinsurers
•Relevant international company with similar P&C underwriting operations
•Representative of the marketplace for investment capital

•Alleghany Corporation(1)
•American Financial Group, Inc.
•American International Group, Inc.
•Arch Capital Group
•Argo Group International Holdings, Ltd.(2)
•Chubb Limited
•Cincinnati Financial Corporation
•CNA Financial Corporation
•Everest Re Group, Ltd.
•Fairfax Holdings Limited
•Hannover Ruck SE
•The Hanover Insurance Group, Inc.
•The Hartford Financial Services Group, Inc.
•James River Group Holdings Ltd.
•Kinsale Capital Group

•Lancashire Holdings Limited
•Markel Corporation
•Munich RE
•Old Republic International Corporation
•ProAssurance Corporation
•QBE
•RenaissanceRe Holdings Ltd.
•RLI Corp
•SCOR SE
•Selective Insurance Group
•Swiss Re LTD
•The Traveler’s Companies, Inc.
•United Fire Group, Inc.
•W.R. Berkley Corp
•Zurich Re

(1)Alleghany Corporation will not be included in our 2023 performance peer group due to recent acquisition activity.
(2)Due to its recently announced merger, Argo Group International Holdings, Ltd. will likely not be included in our 2023 performance peer group.
OTHER COMPENSATION TOPICS
Perquisites and Other Personal Benefits
Because our business is global and we are headquartered in Bermuda, our NEOs may be required to relocate or travel for business in order to work for us. To reduce the likelihood that this factor will discourage talented executive officers from joining AXIS, in some cases, we provide reimbursement for certain expenses associated with working in our various locations to ensure we maintain our global presence. Therefore, we have aligned our perquisites practices with our Bermudian peers and other local practices, where appropriate, in order to remain competitive and encourage global mobility. From time to time, the Committee will review the appropriateness and competitiveness of our perquisites relative to those generally offered to senior executives at peer companies.

We also provide other perquisites and benefits, as well as the general health plan and employee benefits provided to all employees, which make us a competitive employer and do not represent a significant cost to us. These benefits also provide our NEOs with the security and convenience that allows them to focus their attention on carrying out their responsibilities to AXIS. Refer to "Executive Compensation – All Other Compensation for 2022 – Supplemental Table" for additional detail.
Severance Benefits
Although we do not maintain a general severance plan for our NEOs, each of our NEOs has rights under their employment agreements upon termination of their employment. The terms and conditions of the separation benefits and payments are described in detail in the section titled “Potential Payments Upon Termination or Change in Control.” We provide these benefits in order to be competitive as an employer. We also provide various benefits in connection with a change in control, in part because a change in control situation often undermines our NEOs’ job security, and it is to the benefit of AXIS and its shareholders to encourage the NEOs to seek out beneficial business transactions and to remain with us through the closing of the transactions, even though their futures may be uncertain as a result. As such, we structured the change in control provisions in each of the employment agreements for our NEOs with a “double trigger,” which requires termination of the executive without cause or termination by the executive for good reason in connection with a change in control. Because the consummation of a transaction alone would not trigger this benefit, this structure essentially places the decision of whether or not to trigger change in control benefits largely in the hands of the acquiring company.
We provide our NEOs with benefits and severance payments if we terminate them without cause and if they terminate their employment for good reason. These benefits add a level of security to each NEO’s position. We believe these benefits are needed to attract and retain talented executives. These provisions encourage individuals to move from other firms and help attract individuals new to our industry, which is generally more volatile. In addition, we face significant competition within our industry for experienced leaders, and we believe these benefits are needed to remain competitive as an employer as it is a common feature in many of our competitors’ compensation programs. Furthermore, we provide these benefits in part so that we can obtain valuable agreements from the NEOs to

COMPENSATION DISCUSSION AND ANALYSIS	51

assign to us certain intellectual property rights and maintain the confidentiality of our information, and not to compete with us or solicit our employees or customers for a certain period of time after leaving. Moreover, providing termination payments allows us to obtain a release of claims from the NEO upon the NEO's departure from AXIS, which we consider a valuable benefit to us.
Restriction on Trading by Directors and Officers/Anti-Hedging and Pledging
The Company’s policy on insider trading generally permits directors and executive officers (including our NEOs) to engage in transactions involving the Company’s common stock and other securities only (a) during a Company-prescribed trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material non-public information. Our policy prohibits our directors, executives officers and employees from transacting certain forms of hedging or monetization transactions (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities held by them. Additionally, the pledging, or using as collateral, the Company’s securities in order to secure personal loans or other obligations is also prohibited.
Clawback Policy
The Company has adopted a Clawback Policy relating to the recovery of executive compensation. Under the terms of the Company’s Clawback Policy, as currently in effect, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under applicable securities laws, the Committee will review all awards or payments of any form of incentive-based compensation made to current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement and will, to the extent permitted by applicable law, seek to recover for the benefit of the Company the difference between the amounts awarded or paid and the amounts which would have been awarded or paid based on the restated results. The Clawback Policy is based on regulations issued by the SEC to fulfill aspects of the Dodd-Frank Act and will be amended further to reflect final rules adopted by the NYSE at the direction of the SEC. The Clawback Policy supplements the clawback provisions required under the Sarbanes-Oxley Act of 2002, which remain in effect. In addition, the Existing LTEP and Annual Incentive Plan provide that the Company has a right to recoup compensation in accordance with the Clawback Policy and applicable law. The Company is monitoring stock exchange policy updates to comply with new rules adopted by SEC in October 2022 and will adjust the Clawback Policy accordingly.
Stock Ownership Guidelines for Directors and Executive Officers
We believe it is important to align the financial interests of our directors, NEOs and other designated senior executives with those of our shareholders. Accordingly, we have robust stock ownership guidelines designed to ensure that the minimum required amounts, set forth below, sufficiently align their long-term interests with those of AXIS.

Name of Position	Stock Ownership Requirements (1)
CEO	10x Annual Base Salary
Chair(2)	5x Total Earned Compensation
Other NEOs	3x Annual Base Salary
Directors	$500,000

(1)Directors, NEOs and designated senior executives have five years to comply with the minimum required amount.
(2)Total Earned Compensation as reflected in the Director Compensation table set forth later in this proxy statement.
All of our directors, NEOs and other senior executives are required to maintain compliance with their required minimum stock ownership amounts. The Human Capital and Compensation Committee reviews and confirms compliance annually.
U.S. Tax Consequences
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to certain executive officers. For AXIS, Section 162(m) has had limited effect because our Company is headquartered in Bermuda and U.S. tax law affects only a portion of our income. Therefore, although we are aware of and have considered the impact of this rule when developing and implementing our executive compensation program, deductibility of compensation under Section 162(m) has not been a driving factor in its operation. We do not expect the changes to Section 162(m) to change our executive compensation practices prospectively.
Opportunity for Shareholder Feedback
We value feedback from our shareholders about our executive compensation philosophy and program and welcome shareholders to express their views to the Board in writing.

52	COMPENSATION DISCUSSION AND ANALYSIS

Shareholders and other interested parties may send communications to our Board by sending written notice to our Corporate Secretary at our headquarters at 92 Pitts Bay Road, Pembroke, Bermuda HM 08. The notice may specify whether the communication is directed to the entire Board, to the non-management directors, to the Chair of the Board or to a particular Board committee or other director. Our Corporate Secretary will handle routine inquiries and requests for information or will otherwise determine whether the communication is made for a valid purpose and is relevant to the Company and its business and, if the Corporate Secretary so determines, will forward the communication to our Chair of the Board, to the non-management directors or to the appropriate committee chair or director. At each meeting of our Board, our Corporate Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

COMPENSATION DISCUSSION AND ANALYSIS	53

HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT
The Human Capital and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions referred to above, the Human Capital and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

HUMAN CAPITAL AND COMPENSATION COMMITTEE
Michael Millegan, Chair
W. Marston Becker
Elanor R. Hardwick
Henry B. Smith(1)
Thomas C. Ramey(1)
Lizabeth H. Zlatkus(1)

(1)Each of Messrs. Smith and Ramey and Ms. Zlatkus served as a member of the Human Capital and Compensation Committee for fiscal year 2022, the period covered by this report, but no longer serves as such.

54	HUMAN CAPITAL AND COMPENSATION COMMITTEE REPORT

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth compensation provided to: (i) our Chief Executive Officer in 2022; (ii) our Chief Financial Officer of AXIS in 2022; and (iii) our other NEOs for 2022.

Name and Principal Position		Salary	Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Albert A. Benchimol CEO, President and Director	2022	1,100,000		7,656,293	2,002,000	802,502	11,560,795
	2021	1,100,000		5,193,861	2,276,313	741,040	9,311,214
	2020	1,100,000	77,000	4,999,976	385,000	703,638	7,265,614
Peter J. Vogt Chief Financial Officer	2022	675,000		1,334,272	906,188	73,938	2,989,398
	2021	675,000		1,104,075	1,000,000	78,649	2,857,724
	2020	600,000	33,120	849,974	331,200	67,875	1,882,169
Vincent C. Tizzio CEO, Specialty Insurance and Reinsurance	2022	850,000	875,000	3,836,139	1,369,350	89,512	7,020,001
David S. Phillips Chief Investment Officer	2022	625,000		1,111,789	849,609	62,500	2,648,898
	2021	625,000		917,564	1,000,000	61,250	2,603,814
	2020	600,000	26,100	679,880	402,750	60,000	1,768,730
Conrad D. Brooks General Counsel	2022	500,000		708,149	537,000	62,960	1,808,109
Steve K. Arora (5) CEO, AXIS Reinsurance	2022	932,851		1,556,631		2,538,307	5,027,788
	2021	925,435		1,528,855	1,350,000	521,962	4,326,252
	2020	900,000	57,713	1,189,914	384,750	533,181	3,065,558
Peter W. Wilson CEO, AXIS Insurance	2022	900,000		1,111,790		3,230,068	5,241,858
	2021	900,000		1,110,049	1,415,000	90,000	3,515,049
	2020	900,000	50,625	849,974	337,500	90,000	2,228,099

(1)For Mr. Tizzio, this represents a one-time payment upon hire in January 2022 to replace bonus forfeited from his prior employer. For all others, it reflects the cash portion of the COVID-19 adjustment paid in 2020. The remaining 20% of the adjustment that was paid in the form of RSUs is included in the Stock Awards column of the Summary Compensation Table as compensation paid in 2021 since the RSUs were granted in early 2021 with a grant date fair value of: Mr. Benchimol – $19,212; Mr. Vogt – $8,268; Mr. Arora – $14,385; Mr. Phillips – $6,499; and Mr. Wilson – $12,617.

(2)Represents the aggregate grant date fair value of the RSU and PSU awards granted in fiscal year 2022, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, using the assumptions discussed in Note 17 — “Share Based Compensation” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The final value of the PSUs granted in fiscal year 2022 will be determined subject to achievement under the relative total shareholder return measure. As the PSUs are only subject to market conditions and a service period requirement as defined under Topic 718, they have no maximum grant date fair values that differ from the fair values presented in the table. Assuming the highest level of performance is achieved, the aggregate grant date fair value of the 2022 PSU awards would be: Mr. Benchimol – $9,912,643; Mr. Vogt – $1,468,545; Mr. Tizzio – $1,468,545; Mr. Phillips – $1,223,673; Mr. Brooks – $636,337; Mr. Arora – $1,713,279; and Mr. Wilson – $1,223,673. This would result in total maximum award levels, inclusive of the RSUs, that would be: Mr. Benchimol – $12,612,614; Mr. Vogt – $2,068,545; Mr. Tizzio – $4,570,411; Mr. Phillips – $1,723,626; Mr. Brooks – $1,026,318; Mr. Arora – $2,413,270; and Mr. Wilson – $1,723,626.

(3)Reflects the annual incentive award pursuant to our Annual Incentive Plan as discussed under "Elements of Executive Compensation – Annual Incentive Awards." For 2020, it reflects the cash portion of the annual incentive award paid in 2021, with the remaining 20% paid in the form of RSUs and disclosed in the "Stock Awards" column of the Summary Compensation Table as compensation paid in 2021 since the RSUs were granted in early 2021 with a grant date fair value of: Mr. Benchimol – $96,249; Mr. Vogt – $82,772; Mr. Arora – $96,201; Mr. Phillips – $100,694; and Mr. Wilson – $84,397.

(4)See “All Other Compensation for 2022 – Supplemental Table” below for details regarding these amounts.

(5) Starting in May 2021, Mr. Arora was localized to Switzerland and entered into a Swiss governed employment agreement. Accordingly, compensation other than stock awards is denominated and paid in Swiss francs, and the amounts shown above for Mr. Arora subsequent to May 2021 are in U.S. dollars translated at year-end 2021 exchange rate. For 2022 Swiss francs were converted to U.S. dollars at an exchange rate of 1.08471 USD per CHF, consistent with the exchange rate in effect at the balance sheet date of December 31, 2022 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

EXECUTIVE COMPENSATION	55

ALL OTHER COMPENSATION FOR 2022 – SUPPLEMENTAL TABLE
The following table describes the incremental cost of other benefits provided in 2022 that are included in the “All Other Compensation” column.

	Personal Use of Aircraft ($)(1)	Housing Allowance ($)	Retirement Contributions ($)(2)	Other Compensation ($)(3)	All Other Compensation ($)
Name
Albert A. Benchimol	153,196	300,000	30,500	318,806	802,502
Peter J. Vogt			30,500	43,438	73,938
Vincent C. Tizzio			85,000	4,512	89,512
David S. Phillips			62,500		62,500
Conrad D. Brooks			30,500	32,460	62,960
Steve K. Arora			135,845	2,402,462	2,538,307
Peter W. Wilson			30,500	3,199,568	3,230,068
(1)Amounts represent the incremental cost to the Company for personal use of the aircraft that we lease. We calculate our incremental cost for personal use of the corporate aircraft based on variable operating costs including hourly operating fees, fuel costs, landing fees and other miscellaneous variable costs. On certain occasions, a family member or guest may accompany the executive on a flight.
(2)Amounts for Messrs. Benchimol, Vogt and Brooks represent a Company contribution under our AXIS 401(k) Plan. The amounts for Messrs. Tizzio and Phillips represent Company contributions under our AXIS 401(k) Plan and the U.S. Supplemental Plan. The amount for Mr. Arora represents Company contributions under our Swiss AXA Winterthur Retirement Plan.
(3)Other Compensation includes: (i) a cash payment in lieu of a Company contribution to the U.S. Supplemental Plan for Messrs. Benchimol ($101,250), Vogt ($43,438), and Brooks ($26,250) as these executives are not eligible participants under Section 457A of the Internal Revenue code; (ii) for Mr. Benchimol, the value of the tax gross-up related to housing allowance ($176,190); cost of spousal airfare and the cost of an executive physical; (iii) for Mr. Tizzo, the cost of spousal airfare; (iv) for Mr. Brooks, the cost of an executive physical; (v) for Mr. Arora, the cost of an executive physical, legal fees, health care allowance and severance payments ($2,390,430) and (vi) for Mr. Wilson tax gross-up related to COBRA payments ($25,354), severance payments ($3,150,000) and COBRA payments. Severance payments to Messrs. Arora and Wilson were made in Q1 2023 in accordance with the separation terms of their employment agreements and are described in detail in the section titled "Potential Payments Upon Termination or Change in Control." In addition, the Company has a tax equalization program for certain employees, including our NEOs, who are subject to tax in Bermuda and potentially other jurisdictions as a result of their work for the Company, the purpose of which is to provide them with after-tax income equal to the income they would have realized had their income been subject only to U.S. federal income tax.

56	EXECUTIVE COMPENSATION

GRANTS OF PLAN-BASED AWARDS IN 2022
The following table provides information on plan-based annual incentive payments and restricted stock awards granted in 2022 to each of our NEOs.

Name	Award Type	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(6)			All Other Stock Awards: Number of Shares of Stock or Units (#)(10)	Grant Date Fair Value of Stock Awards ($)(11)
			Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)	Threshold #(7)	Target #(8)	Maximum #(9)
Albert A. Benchimol	PSU Award	1/25/2022	—	—	—	18,054	72,218	144,436	—	4,956,321
	RSU	1/25/2022	—	—	—	—	—	—	48,145	2,699,972
	Annual Incentive Award	N/A	—	1,925,000	3,850,000	—	—	—	—	—
Peter J. Vogt	PSU Award	1/25/2022	—	—	—	2,674	10,699	21,398	—	734,272
	RSU	1/25/2022	—	—	—	—	—	—	10,699	600,000
	Annual Incentive Award	N/A	—	843,750	1,687,500	—	—	—	—	—
Vincent C. Tizzio	PSU Award	1/25/2022	—	—	—	2,674	10,699	21,398	—	734,272
	RSU	1/25/2022	—	—	—	—	—	—	10,699	600,000
	RSU	1/1/2022	—	—	—	—	—	—	46,288	2,501,866
	Annual Incentive Award	N/A	—	1,275,000	2,550,000	—	—	—	—	—
David S. Phillips	PSU Award	1/25/2022	—	—	—	2,228	8,915	17,830	—	611,836
	RSU	1/25/2022	—	—	—	—	—	—	8,915	499,953
	Annual Incentive Award	N/A	—	781,250	1,562,500	—	—	—	—	—
Conrad D. Brooks	PSU Award	1/25/2022	—	—	—	1,159	4,636	9,272	—	318,169
	RSU	1/25/2022	—	—	—	—	—	—	6,954	389,980
	Annual Incentive Award	N/A	—	500,000	1,000,000	—	—	—	—	—
Steve K. Arora	PSU Award	1/25/2022	—	—	—	3,120	12,482	24,964	—	856,640
	RSU	1/25/2022	—	—	—	—	—	—	12,482	699,991
	Annual Incentive Award	N/A	—	—	—	—	—	—	—	—
Peter W. Wilson	PSU Award	1/25/2022	—	—	—	2,228	8,915	17,830	—	611,836
	RSU	1/25/2022	—	—	—	—	—	—	8,915	499,953
	Annual Incentive Award	N/A	—	—	—	—	—	—	—	—
(1)Represents the date the awards were granted under our Existing LTEP, the terms of which are summarized in the narrative below under “Executive Compensation – Long-Term Equity Compensation Plans.” Grant date is not applicable to annual incentive awards.
(2)Represents the bonus opportunity for each of our NEOs in 2022 pursuant to our Annual Incentive Plan. Actual amounts paid are reflected in the “Non-Equity Incentive Plan Awards” of the Summary Compensation Table above.
(3)Amounts represent the minimum incentive bonus opportunity pursuant to our Annual Incentive Plan.
(4)Amounts represent the annual target incentive bonus opportunity pursuant to each NEO’s employment agreement.
(5)Amounts represent the maximum incentive bonus opportunity pursuant to our Annual Incentive Plan.
(6)Reflects PSUs which vest in one installment on the third anniversary of the vesting commencement date, subject to the satisfaction of certain Company performance conditions.
(7)Amounts represent the minimum number of PSUs awarded when threshold performance vesting conditions are met. No awards vest for performance below the threshold.
(8)Amounts represent the target number of PSUs awarded subject to performance vesting conditions.
(9)Amounts represent the maximum number of PSUs awarded subject to performance vesting conditions.
(10)Amounts represent the number of RSUs awarded. The RSUs awarded on 1/25/22 vest in four equal annual installments beginning on the first anniversary of the vesting commencement date. The RSUs awarded to Mr. Tizzio on 1/1/22 vest in three equal annual installments on the first anniversary of the vesting commencement date.
(11)Amounts represent the grant date fair value of the equity awards calculated in accordance with Topic 718 using the assumptions discussed in Note 17 – “Share Based Compensation” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Reflects the fair value on the date of grant, of the performance units awarded, which values were calculated using a fair value of

EXECUTIVE COMPENSATION	57

$68.63 per share determined by using the Monte Carlo simulation. The actual value may be more or less depending on the Company’s relative TSR performance during the applicable three-year performance period. For RSU awards, the fair value is the same as the closing stock price on the grant date.

EMPLOYMENT AND OTHER AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Albert A. Benchimol
Mr. Benchimol serves as our President and Chief Executive Officer. Pursuant to the terms of Mr. Benchimol's employment agreement dated May 3, 2012, as amended, Mr. Benchimol is entitled to: (i) an annual base salary of no less than $1,100,000; (ii) participation in our annual incentive plan at an annual bonus target of 175% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan; (iv) a monthly housing allowance of $25,000 for a residence in Bermuda; (v) up to 30 hours of personal use of the Company aircraft each calendar year; (vi) participation in any employment benefit plans made available to our executives; and (vii) any fringe benefits provided to our executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.
On December 15, 2022, the Company announced that it would not be renewing its employment agreement with Mr. Benchimol and thus Mr. Benchimol will no longer serve as President and Chief Executive Officer, effective as of the close of business on May 4, 2023. Mr. Benchimol will serve in a transitional role through December 31, 2023 and will depart the Company upon the completion of his term of service. Under Mr. Benchimol’s employment agreement, a non-renewal of his employment on terms as favorable as his existing employment constitutes a termination by Mr. Benchimol for good reason. Accordingly, upon the completion of his contract and in connection with Mr. Benchimol's execution of a general release of claims and continued compliance with the restrictive covenants in his employment agreement, Mr. Benchimol is entitled to the payments and benefits described in "Potential Payments Upon Termination or Change in Control – Departure of Mr. Benchimol" below.
The employment agreement also provides for a 12-month notice period should Mr. Benchimol desire to voluntarily terminate his employment with the Company and non-competition and non-solicitation provisions for a period of 24 months from the date of any termination under the employment agreement.

Peter J. Vogt
Mr. Vogt serves as our Chief Financial Officer under the terms of an employment agreement dated December 11, 2017, as amended on October 2, 2020 and as further amended on June 17, 2021, for a term of service through December 31, 2023. Pursuant to Mr. Vogt's employment agreement, he is entitled to: (i) an annual base salary of no less than $675,000; (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an annual target award valued at $1,200,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.
Additionally, Mr. Vogt’s employment agreement provides for certain benefits upon termination of his employment for various reasons, as described below under “Potential Payments Upon Termination or Change in Control.”
The employment agreement also requires a 12-month notice period in the event Mr. Vogt voluntarily terminates his employment with the Company and non-competition and non-solicitation provisions which apply for a period of 12 months from the date of any termination under the employment agreement.

58	EXECUTIVE COMPENSATION

Vincent C. Tizzio
Mr. Tizzio serves as the Company's CEO Specialty Insurance and Reinsurance pursuant to an employment agreement entered into on May 21, 2021 (as amended, the “2021 Agreement”). On December 15, 2022, the Company announced that Mr. Tizzio will succeed Mr. Benchimol as President and Chief Executive Officer, effective as of the close of business on May 4, 2023. As a result, the Company and Mr. Tizzio expect to enter into a new employment agreement that will become effective as of the close of business on May 4, 2023 and will replace the 2021 Agreement in its entirety. When the Company enters into a final employment agreement with Mr. Tizzio, a copy of the agreement will be filed with the SEC as required.
Under the 2021 Agreement, effective through the close of business on May 4, 2023, Mr. Tizzio is entitled to: (i) an annual base salary of no less than $850,000; (ii) participation in our annual incentive plan at an annual bonus target of 150% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an annual target award valued at $1,200,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.
The 2021 Agreement also includes a six month notice requirement in the event Mr. Tizzio voluntarily terminates his employment with the Company, a non-competition provision for a period of six months from the date of termination of his employment for any reason and a non-solicitation provision for a period of 12 months from the date of termination of his employment for any reason.
The 2021 Agreement provides for certain benefits upon termination of his employment for various reasons and upon non-renewal of his employment agreement, as described below in the section titled “ Potential Payments Upon Termination or Change in Control.”

David S. Phillips
Mr. Phillips serves as the Company’s Chief Investment Officer under an employment agreement dated March 21, 2014, as amended on June 17, 2021, for a term of service that automatically renews unless either Mr. Phillips or the Company provides six months’ prior written notice of non-renewal, or Mr. Phillips is otherwise terminated under the employment agreement. Under the employment agreement, Mr. Phillips is entitled to: (i) an annual base salary of no less than $625,000; (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an annual target award valued at $1,000,000; (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.
Mr. Phillips’ employment agreement provides for certain benefits upon termination of his employment for various reasons and upon non-renewal of his employment agreement, as described below in the section titled “Potential Payments Upon Termination or Change in Control.”
The employment agreement also includes a six month notice requirement in the event Mr. Phillips voluntarily terminates his employment with the Company, a non-competition provision for a period of three months from the date of Mr. Phillips’ voluntary resignation and a non-solicitation provision for a period of six months from the date of termination of his employment for any reason.

Conrad D. Brooks
Mr. Brooks serves as the Company's General Counsel under an employment agreement dated January 2, 2017, for a term of service that automatically renews unless Mr. Brooks or the Company provides six months' prior written notice of termination or Mr. Brooks is otherwise terminated under the employment agreement. Under the employment agreement, Mr. Brooks is entitled to: (i) an annual base salary of no less than $400,000 (current salary is $500,000); (ii) participation in our annual incentive plan at an annual bonus target of 80% of base salary should performance targets be met (current target is 100% of base salary); (iii) participation in our long-term equity compensation plan with an initial annual target award valued at $550,000 (current long-term equity target is $650,000); (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.
Mr. Brooks’ employment agreement provides for certain benefits upon termination of his employment for various reasons and upon non-renewal of his employment agreement, as described below in the section titled “Potential Payments Upon Termination or Change in Control.”
The employment agreement also includes a six month notice requirement in the event Mr. Brooks voluntarily terminates his employment with the Company, a non-competition provision for a period of six months from the date of Mr. Brooks’ voluntary resignation and a non-solicitation provision for a period of six months from the date of termination of his employment for any reason.

EXECUTIVE COMPENSATION	59

Steve K. Arora
Mr. Arora served as the Chief Executive Officer of AXIS Reinsurance through June 30, 2022 and in a transition role from July 1, 2022 through December 31, 2022. Pursuant to Mr. Arora's employment agreement, dated May 21, 2021, Mr. Arora was entitled to: (i) an annual base salary of no less than CHF 860,000; (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in any employment benefit plans generally made available to our executives; and (vi) any fringe benefits we provide to our executives generally. These benefits are reflected in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.
Additionally, in consideration of Mr. Arora’s international posting in Zurich, Switzerland, he was entitled to the following benefits pursuant to a letter agreement dated May 21, 2021: (i) a 2021 housing and utilities’ allowance in the amount of CHF 287,000; (ii) reimbursement of up to CHF 143,000 in 2021 for his children’s’ schooling; and (iii) reimbursement for tax preparation services obtained for the 2020 and 2021 tax years.
On June 7, 2022, the Company announced that Mr. Arora would depart the Company effective December 31, 2022. In connection with his termination without cause, Mr. Arora and the Company entered into a separation agreement (the "Separation Agreement") on June 6, 2022. Under the terms of the Separation Agreement and subject to Mr. Arora’s execution of a general release of claims and continued compliance with the restrictive covenants referenced in his employment agreement (6-month non-competition provision and 12-month non-solicitation provision), Mr. Arora received the payments and benefits required under his employment agreement relating to a termination by the Company without cause or by the executive for good reason, including the continued vesting of his outstanding equity awards that remained unvested as of his separation date. In addition, the Company agreed to reimburse Mr. Arora for his legal expenses. For more information on the severance benefits received by Mr. Arora, see the section titled "Potential Payments Upon Termination or Change in Control" below.

Peter W. Wilson
Mr. Wilson served as the Chief Executive Officer of AXIS Insurance through May 31, 2022 and in a transitional role from June 1, 2022 through December 31, 2022. Pursuant to Mr. Wilson's employment agreement dated June 23, 2014, as amended, Mr. Wilson was entitled to: (i) an annual base salary of no less than $800,000 (current salary was $900,000); (ii) participation in our annual incentive plan at an annual bonus target of 125% of base salary should performance targets be met; (iii) participation in our long-term equity compensation plan with an initial annual target award valued at $900,000 (current target was $1,000,000); (iv) participation in any employment benefit plans generally made available to our executives; and (v) any fringe benefits we provide to our executives generally. These benefits are reflected above in the “All Other Compensation” column of the Summary Compensation Table and the related footnote.
In January 2022, the Company provided Mr. Wilson with notice of a non-renewal of his employment agreement. Mr. Wilson served as CEO of AXIS Insurance through May 31, 2022 and in a transitional role through December 31, 2022 timed to the completion of his employment agreement. Under Mr. Wilson’s employment agreement, the Company's non-renewal of the agreement constituted a termination without cause. Accordingly, upon the completion of his contract and in connection with Mr. Wilson’s execution of a general release of claims and continued compliance with the restrictive covenants in his employment agreement (12-month non-competition and non-solicitation provisions), Mr. Wilson received the payments and benefits required in connection with the Company’s non-renewal of the employment agreement, including the continued vesting of his outstanding equity awards that remained unvested as of his separation date. For more information on the severance benefits received by Mr. Wilson, see the section titled "Potential Payments Upon Termination or Change in Control" below.

The Human Capital and Compensation Committee regularly reviews and may make changes to the value of compensation components, as needed, as described in “Compensation Discussion and Analysis – Elements of Executive Compensation.”
LONG-TERM EQUITY COMPENSATION
We provide long-term incentive compensation through equity awards under our Existing LTEP. The Existing LTEP allows for awards to our employees, directors and consultants in the form of RSUs, PSUs, restricted shares, non-qualified stock options, incentive stock options, stock appreciation rights and other equity-based awards that our Human Capital and Compensation Committee determines to be consistent with the purpose of the plan and in the interests of the Company. The Committee has broad authority to administer the plan, including the authority to select plan participants, determine when awards will be made, determine the type and amount of awards, determine the exercise price of options and stock appreciation rights, determine any limitations, restrictions or conditions applicable to each award and determine the terms of any agreement or other document that evidences an award. A minimum of one-year vesting is required for at least 95% of all shares subject to awards granted under the Existing LTEP, other than in connection with a change in control, or as a result of a participant’s qualifying retirement, death or disability. During 2022, the only equity awards granted to our NEOs were RSUs and PSUs.

60	EXECUTIVE COMPENSATION

Awards of RSUs and PSUs represent a promise to grant shares of our common stock once certain vesting conditions are met or after a certain passage of time, subject to restrictions on transfer of the shares, any other restrictions the Human Capital and Compensation Committee imposes and forfeiture of the shares if the participant terminates employment before the shares vest. RSUs granted to our NEOs generally vest (and the restrictions lapse) in four equal annual installments on the first, second, third and fourth anniversaries of the vesting commencement date, except for those RSUs awarded: (i) in lieu of cash for a portion of 2020 annual incentive awards (to vest in three equal annual installments); and (ii) to Mr. Tizzio who received a sign-on RSU award which will vest in three equal installments on February 1, 2023, February 1, 2024 and February 1, 2025. PSUs granted to our NEOs during 2022 vest in a single installment on the third anniversary of the vesting commencement date of March 1, 2022, if performance metrics are met. Vesting is fully accelerated upon the death or permanent disability of the participant or termination in connection with a change in control, as described below under “Potential Payments Upon Termination or Change in Control.” RSUs and PSUs awarded to our NEOs in 2022 settle 100% in shares of our common stock. RSU and PSU award recipients receive accumulated dividend equivalents paid with respect to the underlying units only upon vesting.
ANNUAL INCENTIVE PLAN
Our Annual Incentive Plan provides performance-based annual cash bonuses for our NEOs and other members of our executive committee. For a full description of the funding for our Annual Incentive Plan, see “Compensation Discussion and Analysis – Annual Incentive Awards” above.
RETIREMENT BENEFITS
Each of our U.S.-based NEOs participates in our AXIS 401(k) Plan. For 2022 Messrs. Tizzio and Phillips also participated in our U.S. Supplemental Plan. The programs described below are available to all eligible employees.
In the United States, we maintain the AXIS 401(k) Plan under which all employees as participants may contribute a portion of their earnings on a tax-deferred basis and we make matching contributions. We also may make annual employer discretionary contributions. For 2022, we made matching contributions equal to 100% of each participant’s contributions, subject to a maximum match of 4% of eligible earnings. Additionally, we made annual employer discretionary contributions equal to 6% of each participant’s eligible earnings. For purposes of calculating the matching and employer discretionary contributions, only the first $305,000 of each NEO’s earnings was taken into account, due to limitations imposed by the Internal Revenue Code. NEOs are always fully vested in our matching contributions, and vest in our employer discretionary contributions 25% per year, with full vesting after four years of service. Vested benefits are distributable upon death, disability, retirement, termination of employment or upon reaching age 59.5.
We also maintain the U.S. Supplemental Plan in the United States which is designed to permit eligible employees to accumulate additional retirement income through a non-qualified deferred compensation plan that enables them to (i) make salary deferrals of up to 100% of their salary in excess of deferrals allowed under the AXIS 401(k) Plan; (ii) make additional deferrals from their bonus payments of up to 100%; and (iii) receive discretionary employer contributions. In 2022, we made discretionary contributions equal to 10% of the portion of each respective participant's base salary that is above the Internal Revenue Code maximum under the AXIS 401(k) Plan.
Mr. Arora received health benefits and other benefits consistent with our other Swiss employees, including participation in the Swiss retirement plan and a monthly health insurance allowance.
Our equity retirement plan rewards eligible employees of the Company with continued vesting of outstanding equity awards upon retirement. Prior to the adoption of this plan, outstanding equity awards were generally forfeited upon a voluntary termination of employment. In accordance with the plan, including the requirement that the employee execute a Confidentiality, Non-Solicitation and Non-Competition and Release Agreement, a substantial portion of a retirement eligible employee’s outstanding equity awards may vest, or continue to vest upon the employee’s date of retirement. Generally, an employee is retirement eligible at age 60 or older with at least ten completed years of service.
ADDITIONAL BENEFITS
Each of our NEOs is encouraged to participate in our Executive Health Program which entitles each of them to have an annual physical examination. Messrs. Benchimol, Arora and Brooks took part in this benefit in 2022.
Under the terms of his employment agreement, Mr. Benchimol is eligible to use the corporate aircraft for up to 30 hours of personal usage per calendar year.
OUTSTANDING EQUITY AWARDS AT 2022 FISCAL YEAR-END
The following table sets forth information regarding all outstanding equity awards held by our NEOs.  It includes unexercised RSUs and PSUs for which vesting conditions were not yet satisfied as of December 31, 2022.

EXECUTIVE COMPENSATION	61

Name	Stock Awards
	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned PSU Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of PSU Unearned Shares, Units or Other Rights That Have Not Vested ($)

Albert A. Benchimol	1/29/2019	(1)	15,425	$835,572		—	—
	1/28/2020	(2)	37,198	$2,015,016		—	—
	1/28/2020	(1)	16,062	$870,079		—	—
	1/26/2021	(1)	31,387	$1,700,234	(4)	62,774	$3,400,468
	1/26/2021	(3)	1,611	$87,268		—	—
	1/25/2022	(1)	48,145	$2,608,015	(4)	72,218	$3,912,049
							Aggregate Market Value:
							$15,428,699
Peter J. Vogt	1/29/2019	(1)	2,171	$117,603		—	—
	1/28/2020	(1)	3,413	$184,882		—	—
	1/28/2020	(2)	5,269	$285,422		—	—
	1/26/2021	(1)	7,846	$425,018	(4)	10,462	566,727
	1/26/2021	(3)	1,270	$68,796		—	—
	1/25/2022	(1)	10,699	$579,565	(4)	10,699	579,565
							Aggregate Market Value:
							$2,807,577
Vincent C. Tizzio	1/1/2022	(3)	46,288	$2,507,421		—	—
	1/25/2022	(1)	10,699	$579,565	(4)	10,699	$579,565
							Aggregate Market Value:
							3,666,551
David S. Phillips	1/29/2019	(1)	1,646	$89,164		—	—
	1/28/2020	(1)	2,730	$147,884		—	—
	1/28/2020	(2)	4,215	$228,327		—	—
	1/26/2021	(1)	6,277	$340,025	(4)	8,369	453,349
	1/26/2021	(3)	1,496	$81,038		—	—
	1/25/2022	(1)	8,915	$482,926	(4)	8,915	482,926
							Aggregate Market Value:
							$2,305,638
Conrad D. Brooks	1/29/2019	(1)	1,257	$68,092		—	—
	1/28/2020	(1)	1,877	$101,677		—	—
	1/28/2020	(2)	2,898	$156,985		—	—
	1/26/2021	(1)	5,179	$280,546	(4)	4,603	$249,345
	1/26/2021	(3)	665	$36,023		—	—
	1/25/2022	(1)	6,954	$376,698	(4)	4,636	$251,132
							Aggregate Market Value:
							1,520,498
Steve K. Arora	1/29/2019	(1)	3,200	$173,344		—	—
	1/28/2020	(2)	7,377	$399,612		—	—
	1/28/2020	(1)	4,778	$258,824		—	—

62	EXECUTIVE COMPENSATION

Name	Stock Awards
	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: # of Unearned PSU Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of PSU Unearned Shares, Units or Other Rights That Have Not Vested ($)

	1/26/2021	(1)	10,985	$595,057	(4)	14,647	793,428
	1/26/2021	(3)	1,543	$83,584		—	—
	1/25/2022	(1)	12,482	$676,150	(4)	12,482	676,150
							Aggregate Market Value:
							$3,656,150
Peter W. Wilson	1/29/2019	(1)	2,285	$123,778		—	—
	1/28/2020	(2)	5,269	$285,422		—	—
	1/28/2020	(1)	3,413	$184,882		—	—
	1/26/2021	(1)	7,846	$425,018	(4)	10,462	566,727
	1/26/2021	(3)	1,354	$73,346		—	—
	1/25/2022	(1)	8,915	$482,926	(4)	8,915	482,926
							Aggregate Market Value:
							$2,625,024
The market value of RSUs and PSUs is calculated by multiplying the closing price of AXIS stock as of December 31, 2022 ($54.17) (the last trading day of the year) by the number of shares underlying each award. With respect to PSUs that have not yet vested based on the satisfaction of performance conditions, market value is calculated assuming satisfaction of the target levels for the applicable performance conditions.

(1)Represents RSUs that vest in four equal annual installments beginning on the first anniversary of the vesting commencement date.
(2)Represents PSUs, calculated at 77.2% payout, that vest in a single installment on March 1, 2023.
(3)Represents RSUs that vest in three equal annual installments beginning on the first anniversary of the vesting commencement date.
(4)Represents PSUs at target that are not yet earned and remain subject to completion of a three year performance period.
OPTION EXERCISES AND STOCK VESTED IN 2022
The following table sets forth information regarding the amounts received by our NEOs as a result of the vesting of RSUs and PSUs held by our NEOs during the 2022 fiscal year. All shares of common stock vested on March 1, 2022 based on a March 1, 2022 closing price of $52.92. None of our NEOs acquired any shares as a result of the exercise of stock options.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Market Value Realized on Vesting ($)
Albert A. Benchimol	94,332	4,992,049
Peter J. Vogt	15,522	821,424
Vincent C. Tizzio	—	—
David S. Phillips	12,612	667,427
Conrad D. Brooks	9,421	498,559
Steve K. Arora	20,130	1,065,280
Peter W. Wilson	16,460	871,063
PENSION BENEFITS FOR 2022
We have no pension benefits as defined by the SEC for our NEOs.

EXECUTIVE COMPENSATION	63

NON-QUALIFIED DEFERRED COMPENSATION FOR 2022
The following table sets forth information regarding our NEOs’ deferred compensation arrangements that are not tax qualified.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Albert A. Benchimol
Peter J. Vogt			(58,425)		162,632
Vincent C. Tizzio		54,500
David S. Phillips	90,000	32,000	(91,138)		513,206
Conrad D. Brooks
Steve K. Arora			(43,854)		211,834
Peter W. Wilson			(132,779)		664,171
(1)The amounts in this column are reported as compensation for fiscal year 2022 in the "Base Salary," "Bonus" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table.
(2)The amounts include Company contributions to the U.S. Supplemental Plan for Mr. Tizzio and Mr. Phillips. Employer contributions for the 2022 plan year were made in February 2023. Messrs. Benchimol, Vogt and Brooks are not eligible to participate in the U.S. Supplemental Plan due to IRS Regulation 457A. The amounts set forth in this column were included in the “All Other Compensation” column of the Summary Compensation Table for 2021.
(3)Amounts reported in this column are included in the Summary Compensation Table in the “All Other Compensation” column for previous years as follows: for 2021, Mr. Phillips ($32,250) and Mr. Wilson ($61,000); for 2020, Mr. Arora ($61,500), Mr. Phillips ($31,500) and Mr. Wilson ($61,500).
Each NEO’s own contributions under the U.S. Supplemental Plan are always fully vested. Company contributions vest based on the participant’s years of service at a rate of 25% per year with full vesting after four years of service. The NEO’s own contributions may be distributed upon separation of employment or upon the earlier of separation of employment or a specified date in either a lump sum or over a period of annual installments between two and ten years. Benefits will be paid immediately in a lump sum in the event of the executive’s death.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section describes payments that would be made to our NEOs upon a change in control of AXIS or following termination of employment or upon the NEO’s death or disability. In the first part of this section, we describe benefits under general plans that apply to any NEO participating in those plans. We then describe specific benefits to which each NEO is entitled, along with estimated amounts of benefits assuming a triggering event on December 31, 2022.

Long-Term Equity Compensation Plans. Under the terms of our Existing LTEP, as described above, upon the occurrence of a change in control, unless otherwise provided in an applicable agreement with the affected participant, the Committee may: (i) provide for the substitution or assumption of outstanding awards; (ii) accelerate the vesting or exercise of outstanding awards; and/or (iii) make payments in consideration for the cancellation of outstanding awards. Our current award agreements contain a “double trigger” vesting provision under which awards will automatically vest upon a change in control of the Company only upon an awardee’s subsequent termination of employment: (a) by the Company without cause, or (b) by the awardee with good reason, in each case within 24 months of the change in control.

Executive Employment Agreements. Messrs. Benchimol, Vogt, Tizzio, Phillips and Brooks are entitled, and in the case of Messrs. Arora and Wilson were entitled (together with Messrs. Benchimol, Vogt, Tizzio, Phillips and Brooks and collectively, for purposes of this summary, the “Executives” and each, an "Executive"), to the benefits under their respective employment agreements upon termination of their employment.

Set forth below is a summary of the material terms of the employment arrangements as they relate to potential payments upon termination or change in control that are applicable to each Executive. With respect to Messrs. Arora and Wilson, the below summaries describe the severance payments received in connection with their respective departures from the Company.

Mr. Benchimol

Termination for Any Reason: In the event that Mr. Benchimol’s employment is terminated for any reason, he is entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses, any unused vacation accrued to the date of termination, any unpaid housing allowance, if applicable, accrued to the date of termination and reimbursement for reasonable relocation costs incurred within six months of termination.

64	EXECUTIVE COMPENSATION

Under his employment agreement, Mr. Benchimol is required to execute a general release and waiver of claims against us and to resign from his position upon termination of his employment for any reason. Mr. Benchimol is subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 24 months after termination for any reason. Additionally, Mr. Benchimol is subject to ongoing confidentiality requirements.

Termination by the Company for Cause: Under Mr. Benchimol’s employment agreement, we may terminate Mr. Benchimol’s employment for cause upon his:

i.material breach of the terms of his employment;
ii.conviction for a felony or commission of any act which would rise to the level of a felony;
iii.commission of a lesser crime or offense that materially harms or could harm our business or reputation;
iv.willful violation of our specific directives;
v.commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;
vi.willful failure to perform a substantial part of his duties; or
vii.breach of fiduciary duty.

In the event Mr. Benchimol is terminated for cause, Mr. Benchimol is given 15 days to cure the event that is the basis for the Company’s termination for cause, except that the right to cure will not apply in the event of a termination for cause due to any of the acts described in (ii), (iii) or (v) above.

Termination by the Company Without Cause: We may terminate Mr. Benchimol’s employment without cause upon 12 months’ notice.
In the event that Mr. Benchimol’s employment is terminated by the Company without cause he will be entitled to: (i) a lump sum amount equal to two times his base salary; (ii) an amount equal to two times the higher of (1) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (2) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) continued vesting of all outstanding and unvested RSUs and PSUs; (iv) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (v) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event he ceases to be eligible for COBRA continuation coverage; and (vi) a cash lump sum amount equal to his most recent annual equity award.

Termination by Mr. Benchimol for Good Reason: Under his employment agreement, Mr. Benchimol may terminate his employment for good reason if: (i) the scope of his respective position, authority or duties is materially adversely changed; (ii) his compensation is not paid or his base salary or target bonus is reduced below the levels specified in the agreement or there is a material adverse change in his employee benefits; (iii) he is required to relocate away from his current primary place of employment; (iv) he is assigned duties that are materially inconsistent with his position with the Company; (v) he is required to report to any person or entity other than the Board; (vi) the Company fails to offer him continuing employment on terms no less favorable than set forth in his agreement at least six months before the end of his employment term; and (vii) he gives the Company written notice of his intent to terminate his employment as a result of such event within 30 days of such event occurring, the Company does not make necessary corrections within 30 days of receiving such notice and Mr. Benchimol terminates his employment no later than 10 days following the end of the 30 day period.

In the event that Mr. Benchimol terminates his employment for good reason, he will be entitled to the same benefits and payments that he would be entitled to if he were terminated by the Company without cause.

Advance Notice for Voluntary Resignation by Mr. Benchimol: Mr. Benchimol may terminate his employment upon at least 12-months’ notice to us.

Termination for Nonrenewal: In the event that Mr. Benchimol's employment agreement is not renewed by the Company on terms no less favorable than set forth in his agreement at least six months before the end of the employment term, Mr. Benchimol is entitled to terminate his employment for good reason and is entitled to those benefits payable under a termination of employment by Mr. Benchimol for good reason, as set forth above. See "Departure of Mr. Benchimol" below for additional information on the severance payments payable to Mr. Benchimol upon his departure from the Company on December 31, 2022.

Termination Upon Death or Disability: Mr. Benchimol’s employment will automatically terminate upon death, and we may terminate Mr. Benchimol’s employment as a result of his disability if he is unable to work for 181 days in any 12-month period due to illness or injury. In the event that Mr. Benchimol's employment is terminated due to death or disability, he or his beneficiaries will be paid a cash lump sum amount equal to one year’s base salary and annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred. Additionally, any and all outstanding and unvested RSUs and PSUs held by Mr. Benchimol shall immediately vest.

Termination Following Change in Control: In the event that Mr. Benchimol’s employment is terminated by the Company without cause or by him, in each case within 24 months following a change in control, he will be entitled to: (i) a lump sum amount equal to two times his base salary; (ii) an amount equal to three times the higher of (1) the highest annual bonus earned for any of the three calendar years preceding the date of termination, or (2) the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) all outstanding and unvested RSUs and PSUs held by him shall immediately vest upon termination; (iv) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (v) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event he ceases to be eligible for COBRA continuation coverage; (vi) a cash lump sum amount equal to his most recent annual equity award; and (vii) if

EXECUTIVE COMPENSATION	65

any payments made in connection with his termination following a “Change in Control” were to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payments shall either be reduced so that no portion of any such payments would constitute an excess parachute payment, or shall be paid in full, depending upon which approach would result in him receiving the greatest amount of payments after taxes. In the case of the latter approach, he would be liable for any excise tax owed.

Departure of Mr. Benchimol

Mr. Benchimol will receive the payments and benefits required under his employment agreement in connection with the Company's non-renewal of his contract. This agreement was originally entered into in 2012 with subsequent renewals and amendments. The payments described below and included in the table below reflect these contractual obligations.

Under Mr. Benchimol’s employment agreement, dated May 3, 2012, as amended, a non-renewal of his employment on terms as favorable as his existing employment constitutes a termination by Mr. Benchimol for good reason. As a condition to payment, Mr. Benchimol is required to execute a general release and waiver of claims against us and is subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 24 months after termination. Additionally, Mr. Benchimol is subject to ongoing confidentiality requirements.

On January 24, 2023, the Human Capital and Compensation Committee and independent directors of the Board approved the accelerated distribution of 50% of the shares covered by Mr. Benchimol’s equity awards that are outstanding as of December 31, 2023, aligned to the completion of his employment agreement (rather than requiring Mr. Benchimol to wait until the scheduled distribution dates to receive such portion of the shares underlying his awards in accordance with the terms of his employment agreement). The performance vesting of the PSUs will be calculated based on actual performance at December 31, 2023 for all outstanding PSU awards. The estimated value of Mr. Benchimol’s equity awards expected to be outstanding at December 31, 2023 is $10.1 million with estimated performance levels calculated based on the actual performance through December 31, 2022 for the PSUs granted in 2021 and 2022 and based on deemed target level performance for the PSUs granted in 2023, and the closing price of the Company’s common stock on January 24, 2023 of $58.14 per share.

In approving the accelerated distribution for a portion of the shares underlying Mr. Benchimol’s outstanding equity awards, the Committee and independent directors considered, among other things, the desire to mitigate the potential impact of adverse tax consequences under the U.S. Internal Revenue Code related to certain deferred compensation arrangements and the benefit to having the remaining portion of the shares underlying outstanding equity awards deliver on schedule to continue to align Mr. Benchimol with the interests of the Company and its shareholders during this period.

Mr. Vogt

Termination for Any Reason: In the event that Mr. Vogt’s employment is terminated for any reason, he is entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses and any unused vacation accrued to the date of termination.

Under his employment agreement, Mr. Vogt is required to execute a general release and waiver of claims against us and to resign from his position upon termination of his employment for any reason. Mr. Vogt is subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of 12 months after termination for any reason. Additionally, Mr. Vogt is subject to ongoing confidentiality requirements.

Termination by the Company for Cause: Under Mr. Vogt’s employment agreement, we may terminate Mr. Vogt’s employment for cause upon his:

i.material breach of the terms of his employment;
ii.conviction for a felony or commission of any act which would rise to the level of a felony;
iii.commission of a lesser crime or offense that materially harms or could harm our business or reputation;
iv.willful violation of our specific directives;
v.commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;
vi.willful failure to perform a substantial part of his duties; or
vii.breach of fiduciary duty.

In the event Mr. Vogt is terminated for cause, Mr. Vogt is given 15 days to cure the event that is the basis for the Company’s termination for cause, except that the right to cure will not apply in the event of a termination for cause due to any of the acts described in (ii), (iii) or (v) above.

Termination by the Company Without Cause: We may terminate Mr. Vogt’s employment without cause upon 30 days’ notice.
In the event that Mr. Vogt’s employment is terminated by the Company without cause he will be entitled to: (i) a lump sum amount equal to one year’s base salary; (ii) an amount equal to the annual bonus that he would have been entitled to receive for the calendar year in

66	EXECUTIVE COMPENSATION

which his termination occurs; (iii) immediate vesting of all outstanding and unvested RSUs and PSUs; (iv) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; and (v) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event he ceases to be eligible for COBRA continuation coverage.

Termination by Mr. Vogt for Good Reason: Under his employment agreement, Mr. Vogt may terminate his employment for good reason if: (i) the scope of his respective position, authority or duties is materially adversely changed; (ii) his compensation is not paid or his base salary or target bonus is reduced below the levels specified in the agreement or there is a material adverse change in his employee benefits; (iii) he is required to relocate away from his current primary place of employment; (iv) he is assigned duties that are materially inconsistent with his position with the Company; (v) he is required to report to anyone other than any mutually agreed person; and (vi) he gives the Company written notice of his intent to terminate his employment as a result of such event within 60 days of such event occurring, the Company does not make necessary corrections within 45 days of receiving such notice and Mr. Vogt terminates his employment no later than 10 days following the end of the 45 day period.

In the event that Mr. Vogt terminates his employment for good reason, he will be entitled to the same benefits and payments that he would be entitled to if he were terminated by the Company without cause.

Termination Upon Death or Disability: Mr. Vogt’s employment will automatically terminate upon death, and we may terminate Mr. Vogt’s employment as a result of his disability if he is unable to work for 181 days in any 12-month period due to illness or injury. In the event that Mr. Vogt's employment is terminated due to death or disability, he or his beneficiaries will be paid a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred. Additionally, any and all outstanding and unvested RSUs and PSUs held by Mr. Vogt shall immediately vest.

Termination Following Change in Control: In the event that Mr. Vogt’s employment is terminated by the Company without cause or by him, in each case within 24 months following a change in control, he will be entitled to: (i) a lump sum amount equal to one year’s base salary; (ii) an amount equal to two times the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) all outstanding and unvested RSUs and PSUs held by him shall immediately vest upon termination; (iv) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (v) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event he ceases to be eligible for COBRA continuation coverage; and (vi) if any payments made in connection with his termination following a “Change in Control” were to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payments shall either be reduced so that no portion of any such payments would constitute an excess parachute payment, or shall be paid in full, depending upon which approach would result in him receiving the greatest amount of payments after taxes. In the case of the latter approach, he would be liable for any excise tax owed.

Mr. Tizzio

Mr. Tizzio entered into an employment agreement with the Company on May 21, 2021 (as amended, the “2021 Agreement”). On December 15, 2022, the Company announced that Mr. Tizzio would succeed Mr. Benchimol as Chief Executive Officer and President, effective as of the close of business on May 4, 2023. As a result, the Company and Mr. Tizzio will enter into a new employment agreement that will replace the 2021 Agreement in its entirety. Set forth below is a summary of the material terms of the 2021 Agreement as it relates to potential payments upon termination or change in control.

Termination for Any Reason: In the event that Mr. Tizzio’s employment is terminated for any reason, he is entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses and any unused vacation accrued to the date of termination.

Under his employment agreement, Mr. Tizzio is required to execute a general release and waiver of claims against us and to resign from his position upon termination of his employment for any reason. Mr. Tizzio is subject to a non-competition provision for a period of six months and a non-solicitation (of our employees and customers) provision for a period of 12 months after termination for any reason. Additionally, Mr. Tizzio is subject to ongoing confidentiality requirements.

Termination by the Company for Cause: Under Mr. Tizzio’s 2021 Agreement, we may terminate Mr. Tizzio’s employment for cause upon his:

i.material breach of the terms of his employment;
ii.conviction for a felony or commission of any act which would rise to the level of a felony;
iii.commission of a lesser crime or offense that materially harms or could harm our business or reputation;
iv.willful violation of our specific directives;
v.commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;
vi.willful failure to perform a substantial part of his duties; or
vii.breach of fiduciary duty.

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In the event of a For Cause Termination, Mr. Tizzio is given 30 days to cure the event that is the basis for the Company’s termination for cause, except that the right to cure will not apply in the event of a termination for cause due to any of the acts described in clauses (ii), (iii) or (v) of the For Cause Termination rights listed above.

Termination by the Company Without Cause: We may terminate Mr. Tizzio’s employment without cause upon six months’ notice. In the event that Mr. Tizzio’s employment is terminated by the Company without cause he will be entitled to: (i) a lump sum amount equal to 6-months base salary; (ii) a lump sum amount equal to .65 times the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) all outstanding and unvested RSUs and PSUs shall continue to vest on the applicable dates set forth in the applicable award agreements; (iv) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; and (v) continued payment by the Company of medical coverage or COBRA premiums for a 6-month period, or less in the event he ceases to be eligible for COBRA continuation coverage.

Termination by Mr. Tizzio for Good Reason: Under his employment agreement, Mr. Tizzio may terminate his employment for good reason if: (i) the scope of his respective position, authority or duties is materially adversely changed; (ii) his compensation is not paid or his base salary or target bonus is reduced below the levels specified in the agreement or there is a material adverse change in his employee benefits; (iii) he is assigned duties that are materially inconsistent with his position with the Company; (iv) in the event that any other person or entity acquires all or substantially all of the Company’s business, the Company fails to obtain the assumption of his employment agreement by the successor; and (v) he gives the Company written notice of his intent to terminate his employment as a result of such event within 60 days of such event occurring, the Company does not make necessary corrections within 30 days of receiving such notice and Mr. Tizzio terminates his employment no later than 15 days following the end of the 30 day period.

In the event that Mr. Tizzio terminates his employment for good reason, he will be entitled to the same benefits and payments that he would be entitled to if he were terminated by the Company without cause.

Advance Notice for Voluntary Resignation by Mr. Tizzio: Mr. Tizzio may terminate his employment upon at least 6-months’ notice to us.

Termination Upon Death or Disability: Mr. Tizzio’s employment will automatically terminate upon death, and we may terminate Mr. Tizzio’s employment as a result of his disability if he is unable to work for 181 days in any 12-month period due to illness or injury. In the event that Mr. Tizzio’s employment is terminated due to death or disability, his beneficiaries will be paid a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred. Additionally, any and all outstanding and unvested RSUs and PSUs held by Mr. Tizzio shall immediately vest.

Termination Following Change in Control: In the event that Mr. Tizzio’s employment is terminated by the Company without cause or by him, in each case within 24 months following a change in control, he will be entitled to: (i) a lump sum amount equal to 6-months base salary; (ii) a lump sum amount equal to 1.65 times the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) all outstanding and unvested RSUs and PSUs held by him shall immediately vest upon termination; (iv) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (v) continued payment by the Company of medical coverage or COBRA premiums for a 6-month period, or less in the event he ceases to be eligible for COBRA continuation coverage; and (vi) if any payments made in connection with his termination following a “Change in Control” were to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, such payments shall either be reduced so that no portion of any such payments would constitute an excess parachute payment, or shall be paid in full, depending upon which approach would result in him receiving the greatest amount of payments after taxes. In the case of the latter approach, he would be liable for any excise tax owed.

Mr. Phillips

Termination for Any Reason: In the event that Mr. Phillips’ employment is terminated for any reason, he is entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any bonus awarded in respect of a prior year’s target annual bonus but not yet paid as of the date of termination, any accrued but unpaid reimbursable expenses and any unused vacation accrued to the date of termination.

Under his employment agreement, Mr. Phillips is required to execute a general release and waiver of claims against us and to resign from his position upon termination of his employment for any reason. Mr. Phillips is subject to a non-competition provision for a period of three months from the date of his voluntary termination and a non-solicitation provision for a period of six months after termination for any reason. Additionally, Mr. Phillips is subject to ongoing confidentiality requirements.

Termination by the Company for Cause: Under Mr. Phillips’ employment agreement, we may terminate Mr. Phillips’ employment for cause upon his:

i.material breach of the terms of his employment;
ii.conviction for a felony or commission of any act which would rise to the level of a felony;
iii.commission of a lesser crime or offense that materially harms or could harm our business or reputation;
iv.willful violation of our specific directives;
v.commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;
vi.willful failure to perform a substantial part of his duties; or

68	EXECUTIVE COMPENSATION

vii.breach of fiduciary duty.

Termination by the Company Without Cause: We may terminate Mr. Phillips’ employment without cause upon six months’ notice. In the event that Mr. Phillips’ employment is terminated by the Company without cause he will be entitled to: (i) a lump sum amount equal to .75 times his base salary; (ii) a lump sum amount equal to .75 times the annual bonus that he would have been entitled to receive for the calendar dates in which his termination occurs; (iii) all outstanding and unvested RSUs and PSUs shall continue to vest on the applicable dates set forth in the applicable award agreements; (iv) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; and (v) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event he ceases to be eligible for COBRA continuation coverage.

Termination by Mr. Phillips for Good Reason: Under his employment agreement, Mr. Phillips may terminate his employment for good reason if: (i) the scope of his respective position, authority or duties is materially adversely changed; (ii) his compensation is not paid or his base salary or target bonus is reduced below the levels specified in the agreement or there is a material adverse change in his employee benefits; (iii) he is required to relocate away from his current primary place of employment; (iv) he is assigned duties that are materially inconsistent with his position with the Company; (v) he is required to report to anyone other than any mutually agreed person; and (vi) he provides the Company written notice of his intent to terminate his employment as a result of such event within 30 days of such event occurring, the Company does not make necessary corrections within 30 days of receiving such notice and Mr. Phillips terminates his employment no later than 10 days following the end of the 30 day period.

In the event that Mr. Phillips terminates his employment for good reason, he will be entitled to: (i) a lump sum amount equal to one year’s base salary; (ii) a lump sum amount equal to the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) continued vesting of outstanding and unvested RSUs and PSUs on the applicable dates set forth in the applicable award agreements; and (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event he ceases to be eligible for COBRA continuation coverage.

Advance Notice for Voluntary Resignation by Mr. Phillips: Mr. Phillips may terminate his employment upon at least six months’ notice to us.

Termination by Nonrenewal: In the event that Mr. Phillips' employment agreement is not renewed by the Company at the end of his term of employment, he will be entitled to those benefits payable under a termination by the Company without cause as described above.

Termination Upon Death or Disability: Mr. Phillips’ employment will automatically terminate upon death, and we may terminate Mr. Phillips’ employment as a result of his disability if he is unable to work for 181 days in any 12-month period due to illness or injury. In the event that Mr. Phillips’ employment is terminated due to death or disability, his beneficiaries will be paid a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred. Additionally, any and all outstanding and unvested RSUs and PSUs held by Mr. Phillips shall immediately vest.

Termination Following Change in Control: In the event that Mr. Phillips’ employment is terminated by the Company without cause or by him, in each case within 24 months following a change in control, he will be entitled to: (i) a lump sum amount equal to one year’s base salary; (ii) an amount equal to two times the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) immediate vesting of all outstanding and unvested RSUs and PSUs upon termination; and (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event he ceases to be eligible for COBRA continuation coverage.

Mr. Brooks

Termination for Any Reason: In the event that Mr. Brooks’ employment is terminated for any reason, he is entitled to receive payment for any accrued but unpaid base salary up to the date of termination, any accrued but unpaid reimbursable expenses and any unused vacation accrued to the date of termination.

Under his employment agreement, Mr. Brooks is required to execute a general release and waiver of claims against us and to resign from his position upon termination of his employment for any reason. Mr. Brooks is subject to non-competition and non-solicitation (of our employees and customers) provisions for a period of six months after termination for any reason. Additionally, Mr. Brooks is subject to ongoing confidentiality requirements.

Termination by the Company for Cause: Under Mr. Brooks’ employment agreement, we may terminate Mr. Brooks’ employment for cause upon his:

i.material breach of the terms of his employment;
ii.conviction for a felony or commission of any act which would rise to the level of a felony;
iii.commission of a lesser crime or offense that materially harms or could harm our business or reputation;
iv.willful violation of our specific directives;
v.commission of a dishonest or wrongful act involving fraud, misrepresentation, or moral turpitude causing us damage or potential damage;
vi.willful failure to perform a substantial part of his duties; or
vii.breach of fiduciary duty.

EXECUTIVE COMPENSATION	69

In the event Mr. Brooks is terminated for cause, Mr. Brooks is given 15 days to cure the event that is the basis for the Company’s termination for cause, except that the right to cure will not apply in the event of a termination for cause due to any of the acts described in clauses (ii), (iii) or (v) above.

Termination by the Company Without Cause: We may terminate Mr. Brooks’ employment without cause upon at least six months’ notice. In the event that Mr. Brooks’ employment is terminated by the Company without cause he will be entitled to: (i) a lump sum amount equal to one year’s base salary; (ii) an amount equal to the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) immediate vesting of all outstanding and unvested RSUs and PSUs; (iv) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; and (v) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event he ceases to be eligible for COBRA continuation coverage.

Termination by Mr. Brooks for Good Reason: Under his employment agreement, Mr. Brooks may terminate his employment for good reason if: (i) the scope of his respective position, authority or duties is materially adversely changed; (ii) his compensation is not paid or his base salary or target bonus is reduced below the levels specified in the agreement or there is a material adverse change in his employee benefits; (iii) he is required to relocate away from his current primary place of employment; (iv) he is assigned duties that are materially inconsistent with his position with the Company; (v) he is required to report to anyone other than any mutually agreed person; and (vi) he gives the Company written notice of his intent to terminate his employment as a result of such event within 60 days of such event occurring, the Company does not make necessary corrections within 60 days of receiving such notice and Mr. Brooks terminates his employment no later than 10 days following the end of the 60 day period.

In the event that Mr. Brooks terminates his employment for good reason, he will be entitled to the same benefits and payments that he would be entitled to if he were terminated by the Company without cause.

Advance Notice for Voluntary Resignation by Mr. Brooks: Mr. Brooks may terminate his employment upon at least 6-months’ notice to us.

Termination Upon Death or Disability: Mr. Brooks’ employment will automatically terminate upon death, and we may terminate Mr. Brooks’ employment as a result of his disability if he is unable to work for 181 days in any 12-month period due to illness or injury. In the event that the Mr. Brooks’ employment is terminated due to death or disability, his beneficiaries will be paid a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurred. Additionally, any and all outstanding and unvested RSUs and PSUs held by Mr. Brooks shall immediately vest.

Termination Following a Change in Control: In the event that Mr. Brooks’ employment is terminated by the Company without cause or by him, in each case within 24 months following a change in control, he will be entitled to: (i) a lump sum amount equal to one year’s base salary; (ii) an amount equal to two times the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iv) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event he ceases to be eligible for COBRA continuation coverage; and (v) immediate vesting of all outstanding and unvested RSUs and PSUs.

Departure of Mr. Arora

Mr. Arora served as Chief Executive Officer of AXIS Reinsurance until June 6, 2022 and departed the Company on December 31, 2022. In connection with Mr. Arora’s termination without cause, the Company and Mr. Arora entered into a separation agreement, dated June 6, 2022. Pursuant to the agreement, Mr. Arora received the following as contractual severance: (i) a lump sum amount equal to .5 times his base salary; (ii) a lump sum amount equal to .65 times his annual bonus; (iii) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iv) continued payment by the Company of medical coverage for a 6-month period for termination by the Company without cause and (v) all outstanding and unvested RSUs and PSUs shall continue to vest on the applicable dates set forth in the applicable award agreements. In addition, Mr. Arora received reimbursement for out of pocket legal fees related to his negotiation of the separation agreement. As a condition to payment, Mr. Arora was required to execute a general release of claims and agree to comply with a non-competition provision for a period of six months after termination of employment and a non-solicitation provision for a period of 12 months after termination.

Departure of Mr. Wilson

Mr. Wilson served as Chief Executive Officer of AXIS Insurance until May 31, 2022 and departed the Company on December 31, 2022 as a result of the Company's non-renewal of his employment agreement. Pursuant to Mr. Wilson’s employment agreement, dated June 23, 2014, as amended, a non-renewal of Mr. Wilson’s employment agreement constituted a termination without cause. Accordingly, upon completion of his contract, Mr. Wilson received the payments and benefits required in connection with the Company’s non-renewal of the employment agreement, including: (i) a lump sum amount equal to one year’s base salary; (ii) an amount equal to the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; (iii) continued vesting of all outstanding and unvested RSUs and PSUs on the applicable dates set forth in the applicable award agreements; (iv) a pro-rata portion of the annual bonus that he would have been entitled to receive for the calendar year in which his termination occurs; and (v) continued payment by the Company of medical coverage or COBRA premiums for a 12-month period, or less in the event he ceases to be eligible for COBRA continuation coverage. As a condition to payment, Mr. Wilson was required to execute a general release of claims and

70	EXECUTIVE COMPENSATION

agree to comply with a non-competition provision for a period of 12 months after termination of employment and a non-solicitation provision for a period of 12 months after termination.

The following table sets forth the termination and/or change in control benefits payable to each NEO under the benefits applicable to all executive officers as well as under each NEO’s applicable employment agreement, assuming termination of employment on December 31, 2022. With the exception of insured benefits, all termination payments will be made by us.

EXECUTIVE COMPENSATION	71

Name	Death or Disability	Termination by Executive for Good Reason	Termination by Company Without Cause (pre-Change in Control)	Termination by Executive for Good Reason or Termination by Company Without Cause in Connection with Change in Control(1)
Albert A. Benchimol
Base Pay ($)	1,100,000	2,200,000	2,200,000	2,200,000
Separation Bonus ($)	1,925,000	6,477,626	6,477,626	8,753,939
Value of Equity Awards ($) (2)	15,428,699	$15,428,699	15,428,699	15,428,699
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	22,901	22,901	22,901	22,901
Cash Payments (4)	—	5,000,000	5,000,000	5,000,000
Total ($)	18,476,600	29,129,226	29,129,226	31,405,539
Peter J. Vogt
Base Pay ($)	—	675,000	675,000	675,000
Separation Bonus ($)	843,750	1,687,500	1,687,500	2,531,250
Value of Equity Awards ($) (2)	2,807,577	2,807,577	2,807,577	2,807,577
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	35,882	35,882	35,882	35,882
Total ($)	3,687,209	5,205,959	5,205,959	6,049,709
Vincent C. Tizzio
Base Pay ($)	—	425,000	425,000	425,000
Separation Bonus ($)	1,275,000	2,103,750	2,103,750	3,378,750
Value of Equity Awards ($) (2)	3,666,551	3,666,551	3,666,551	3,666,551
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	30,533	30,533	30,533	30,533
Total ($)	4,972,084	6,225,834	6,225,834	7,500,834
David S. Phillips
Base Pay ($)	—	625,000	468,750	625,000
Separation Bonus ($)	781,250	781,250	1,367,188	1,562,500
Value of Equity Awards ($) (2)	2,305,638	2,305,638	2,305,638	2,305,638
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	35,882	35,882	35,882	35,882
Total ($)	3,122,770	3,747,770	4,177,458	4,529,020
Conrad D. Brooks
Base Pay ($)	—	500,000	500,000	500,000
Separation Bonus ($)	500,000	1,000,000	1,000,000	1,500,000
Value of Equity Awards ($) (2)	1,520,498	1,520,498	1,520,498	1,520,498
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	35,882	35,882	35,882	35,882
Total ($)	2,056,380	3,056,380	3,056,380	3,556,380
Steve K. Arora (5)
Base Pay ($)	—	—	466,425	—
Separation Bonus ($)	—	—	1,924,005	—
Value of Equity Awards ($) (2)	—	—	3,656,150	—
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	—	—	1,317	—
Total ($)	—	—	6,047,897	—
Peter W. Wilson
Base Pay ($)	—	—	900,000	—
Separation Bonus ($)	—	—	2,250,000	—
Value of Equity Awards ($) (2)	—	—	2,625,024	—
Benefits and Perquisites: Medical, Dental, Vision ($) (3)	—	—	20,660	—
Total ($)	—	—	5,795,684	—
(1)Under the Existing LTEP and each of our NEO’s employment agreements, a change in control generally occurs upon: (i) a person or group becoming the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities, other than in connection with certain affiliated party transactions; (ii) our incumbent Board members, including those members approved by a majority vote of prior incumbent directors, ceasing to constitute a majority of the Board; (iii) a merger, reorganization or similar transaction involving us, other than certain transactions where (a) more than 50% of the combined voting power of the surviving entity continues to be owned by the same owners and in substantially the same proportions as prior to the transaction, (b) no person beneficially owns 50% of our combined voting power, and (c) at least a majority of the members of the board of

72	EXECUTIVE COMPENSATION

directors of the successor entity were members of our incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, pursuant to which the merger or other transaction occurs; or (iv) a complete liquidation or dissolution of our company, or the sale or other disposition of all or substantially all of our assets (or, in the case of our NEO employment agreements, the approval by our shareholders of such a transaction).
(2)Indicates value of unvested equity awards for which vesting accelerates upon termination for death or disability and for which vesting continues in accordance with the vesting terms set forth in the applicable award agreements in the case of Company termination without cause or termination by each NEO for good reason. In the case of an NEO’s termination by the Company without cause or termination by an NEO for good reason after a change in control, unvested equity awards, including those subject to performance conditions, immediately vest. The aggregate value of unvested equity awards was calculated based on the closing price of our common stock on December 31, 2022 ($54.17) and, in the case of performance based equity awards, assuming target performance.
(3)For all NEOs other than Mr. Arora, the value of continued coverage under medical, dental and vision assumes that the Company is paying the full cost of COBRA premiums for one year and is based on 2021 rates. For Mr. Arora it reflects six months of his healthcare stipend of 2,400 CHF converted to USD.
(4)Represents lump sum cash payment equal to the grant date fair value of Mr. Benchimol’s most recent equity award pursuant to his employment agreement.
(5)Mr. Arora's severance payment for termination by the Company without cause was paid in Swiss francs using the exchange rate of 1.08471 USD per CHF, consistent with the exchange rate in effect at the balance sheet date of December 31, 2022.
CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (“Item 402(u)”), the Company is providing the following reasonable estimate of the ratio of the median of the annual total compensation of all of our employees (except Albert A. Benchimol, our Chief Executive Officer and President), to the annual total compensation of Mr. Benchimol, calculated in a manner consistent with Item 402(u).
For 2022, our last completed fiscal year:
•The median of the annual total compensation of all of our employees, excluding our CEO, was $134,847.
•The annual total compensation of our CEO was $11,560,795.
•Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees except our CEO was 86:1.
We determined that, as of December 31, 2022, our employee population consisted of 2,064 individuals. To identify our “median employee” from this employee population, we obtained from our internal compensation system annualized base salary amounts for 2022 for each employee in our global employee population. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. Base salary amounts for employees paid in currencies other than U.S. dollars were converted to U.S. dollars based on the foreign exchange rates as of December 31, 2022. We annualized the base salary amounts for any permanent employees in the employee population who were employed by us for less than the full fiscal year. We then ranked the resulting base salaries for all of the employees in the employee population other than our CEO to determine our median employee. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K relating to the summary compensation table. Our 2022 median employee compensation is slightly lower than 2021 due to the impact of exchange rates when converting compensation paid in currencies other than U.S. dollars to U.S. dollars.
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table set forth above in this proxy statement.

PAY VERSUS PERFORMANCE TABLE AND DISCLOSURES
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. Our Human Capital and Compensation Committee has designed an executive compensation program to align pay with performance, retain talent and reward leaders who create long-term value for our shareholders. The Committee did not consider the SEC's new pay versus performance disclosure when making its incentive compensation decisions. For further information about how we align executive compensation with the Company’s performance, see “Compensation Discussion

EXECUTIVE COMPENSATION	73

and Analysis” above. The following table sets forth the required compensation information for our CEO and non-CEO NEOs (the "Other NEOs"), calculated in accordance with SEC regulations, for fiscal years 2022, 2021 and 2020.
Pay Versus Performance Table

Pay Versus Performance Table
	Summary Compensation Table for CEO ($)	Compensation Actually Paid to CEO ($)	Average Summary Compensation Table Total for Other NEOs ($)	Average Compensation Actually Paid to Other NEOs ($)	Value of Initial Fixed $100 Investment Based On:
Year					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)	Net Income ($ in thousands)	OROACE
(a)	(b) (1)	(c) (2)	(d) (3)	(e) (2)	(f) (4)	(g) (5)	(h) (6)	(i) (7)
2022	11,560,795	8,860,715	4,122,675	3,803,233	101.10	148.53	192,833	11.1%
2021	9,311,214	9,978,155	3,325,710	3,459,324	98.50	124.95	588,359	9.1%
2020	7,265,614	3,748,070	2,236,139	1,671,405	88.11	106.33	(150,674)	(3.7)%

(1)Compensation of our CEO, Mr. Benchimol, as reported previously in the Summary Compensation Table.

(2)Represents the amount of compensation actually paid as computed in accordance with SEC rules. The dollar amounts do not reflect the actual amounts of compensation paid during the applicable year. In accordance with SEC rules, the adjustments made to the Summary Compensation Table totals to determine the compensation actually paid are described in the "Reconciliation of Summary Compensation Table Totals to Compensation Actually Paid Table" and the "Equity Awards Adjustment Table" below.

(3)Average compensation of Other NEOs as a group as reported previously in the Summary Compensation Table. For 2020 and 2021, this includes Messrs. Arora, Phillips, Vogt and Wilson. For 2022, this includes the same officers as in 2020 and 2021, plus Messrs. Brooks and Tizzio.

(4)Total shareholder return assumes $100 was invested in the Company from December 31, 2019 through the end of the listed year in the Company including the impact of reinvesting dividends.

(5)The peer group total shareholder assumes $100 was invested in the S&P Property & Casualty Composite Index from December 31, 2019 through the end of the listed year including the impact of reinvesting dividends.

(6)Net Income available to common shareholders as reported in the Company's Annual Report on Form 10-K at the end of each fiscal year.

(7)The Company has identified OROACE as the company-selected measure for the pay-versus-performance disclosure, as it represents the most important financial performance measure used to link compensation actually paid to the CEO and Other NEOs in 2022 to the Company's performance. OROACE is the primary metric in determining Annual Incentive Plan awards. See "Compensation Discussion and Analysis" for more discussion on OROACE and its role in determining Annual Incentive Plan awards. In addition, please refer to Appendix 1 for a reconciliation of OROACE, a non-GAAP measure, to the most directly comparable GAAP measure of ROACE.

Reconciliation of Summary Compensation Table Totals to Compensation Actually Paid Table

While Summary Compensation Table (SCT) total compensation values and Compensation Actually Paid (CAP) values are shown together in the above table, they are calculated differently. The SCT compensation values include the accounting fair value of equity awards granted in the year shown (at the time the grant was made), whereas, CAP values include: (i) a revaluation of current year grants at year-end, (ii) the year-over-year change in the fair value of multiple years of historical equity grants, (iii) the vesting date value over the prior year end value for awards that vested during the year, plus (iv) dividends accrued during the listed year. As CAP includes multiple years of grants, the calculation of CAP each year is heavily impacted by the change in our stock price, and therefore, may be higher or lower than the SCT compensation values.

74	EXECUTIVE COMPENSATION

The following table is a reconciliation of the SCT totals and CAP.

Reconciliation of SCT Totals to CAP Table
	Year	Reported summary compensation table($)	Reported value of equity awards ($)	Equity award adjustments ($)	Reported change in the actuarial present value of pension benefits ($)	Pension benefit adjustments ($)	Compensation Actually Paid ($)
	(a)	(b) (1)	(c) (2)	(d) (3)	(e)	(f)	(g) (4)
CEO	2022	11,560,795	(7,656,293)	4,956,213	—	—	8,860,715
	2021	9,311,214	(5,193,861)	5,860,802	—	—	9,978,155
	2020	7,265,614	(4,999,976)	1,482,432	—	—	3,748,070
Average Other NEOs	2022	4,122,675	(1,609,795)	1,290,353	—	—	3,803,233
	2021	3,325,710	(1,165,136)	1,298,750	—	—	3,459,324
	2020	2,236,139	(892,436)	327,702	—	—	1,671,405

(1)Compensation of our CEO, Mr. Benchimol, as reported previously in the SCT. Average compensation of Other NEOs as a group as reported previously in the SCT. For 2020 and 2021 this includes Messrs. Arora, Phillips, Vogt and Wilson. For 2022, this includes the same list as in 2020 and 2021, plus Messrs. Brooks and Tizzio.

(2)Represents the grant date fair value of equity awards as reported in the "Stock Awards" column in the SCT for the CEO or the average of the Other NEOs as a group. Reported as a negative since it is a deduction per Item 402(v)(2)(iii) of Regulation S-K to calculate CAP.

(3)See the "Equity Award Adjustments Table" below for components that total equity award adjustments.

(4)Represents the amount of CAP as computed in accordance with SEC rules and set forth under the Pay Versus Performance Table above.

Equity Award Adjustments Table

The following table shows the components of equity award adjustments as presented in column (d) in the Reconciliation of SCT Totals to CAP Table above.

Equity Award Adjustments Table (1)
	Year	Year end fair value of equity awards granted during the year ($)	Year over Year change in fair value of outstanding and unvested equity awards ($)	Fair Value as of vesting date of equity awards granted and vested in the year ($)	Year over year change in fair value of equity awards granted in prior years that vested in the year ($)	Fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the year ($)	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation ($)	Total equity award adjustments ($)
	(a)	(b)	(c)	(d)	(e)	(f)	(g) (2)	(i)
CEO	2022	6,416,394	(1,843,609)	—	(65,555)	—	448,983	4,956,213
	2021	5,567,128	(69,595)	—	(32,661)	—	395,930	5,860,802
	2020	4,046,720	(2,691,619)	—	(214,998)	—	342,329	1,482,432
Average Other NEOs	2022	1,442,771	(228,474)	—	(9,954)	—	86,010	1,290,353
	2021	1,266,273	(5,292)	—	(40,957)	—	78,727	1,298,750
	2020	722,290	(446,689)	—	(25,195)	—	77,295	327,702

(1)Fair values are calculated in accordance with FASB ASC Topic 718. In the case of RSUs, fair values are calculated using the closing stock price as of applicable date whether the date is grant date, a year end date or vesting date. In the case of PSUs, the fair value calculation methodology for each year end that is not the performance period end date is consistent with methodology used as of the grant date and described in greater detail in Note 17 – "Share Based Compensation" of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year-ended

EXECUTIVE COMPENSATION	75

December 31, 2022. Fair value for PSUs as of the year end that is the performance period end date is based on rTSR in comparison to the peer group and the performance scale applicable for that PSU grant. Adjustments reported in columns above have been made using the changes in such fair values between the dates described in each header as the case may be.

(2)Represents the dividends accrued each year for outstanding equity awards.

Pay Versus Performance Relationship

The following comparisons illustrate the relationships between the amounts included in the Pay Versus Performance Table for each of 2022, 2021 and 2020, including: (a) a comparison between our cumulative total shareholder return and the total shareholder return of the S&P Property & Casualty Composite Index; and (b) comparisons between (i) the compensation actually paid to the CEO and the average compensation actually paid to our Other NEOs and (ii) each of the performance measures set forth in columns (f), (g), (h) and (i) of the Pay Versus Performance Table. In addition the table below lists our most important performance measures used to link CAP for our CEO and Other NEOs to Company performance for the fiscal year ending December 31, 2022.

76	EXECUTIVE COMPENSATION

CAP vs. Net Income
$12,000
$10,000
$8,000
$6,000
$4,000
$2,000
$-
CAP (thousands)
$600
$400
$200
$-
$(200)
$(400)
Net Income (millions)
2020
2021
2022
CEO
Other NEOs
Net Income

Most Important
Performance Measures
OROACE
TSR
Combined Ratio
Return on Risk Adjusted Capital

EXECUTIVE COMPENSATION	77

2022 DIRECTOR COMPENSATION
NON-MANAGEMENT DIRECTORS
The table below sets forth information regarding compensation earned by our non-management directors in 2022.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($)	Total ($)
W. Marston Becker	155,000	99,978	-	254,978
Charles A. Davis	-	229,938	-	229,938
Anne Melissa Dowling	142,500	99,978	-	242,478
Elanor Hardwick(3)	199,579	199,956	-	399,535
Michael Millegan	100,000	124,944	-	224,944
Thomas C. Ramey	132,500	99,978	-	232,478
Henry B. Smith (3)	265,016	199,956	-	464,972
Axel Theis	100,000	124,944	-	224,944
Barbara A. Yastine	140,000	99,978	-	239,978
Lizabeth H. Zlatkus	-	264,936	-	264,936
(1)Under the terms of our 2022 Directors Annual Compensation Program, the directors were required to receive 50% of their 2022 annual retainer for board service in AXIS common shares and could elect to receive the remaining 50% of their board retainer in either shares or cash and all of their retainer(s) for 2022 committee service in shares in lieu of cash. Partial shares are excluded. In accordance with the Program, issued shares were derived using the closing fair market value of our common stock on January 14, 2022 ($57.00). Cash payments for annual retainers were paid semi-annually in arrears in July 2022 and in January 2023.
Mr. Davis received 2,280 shares in accordance with his election to receive the remaining portion of his annual board retainer and 100% of his committee retainers in shares. Ms. Hardwick elected to receive the remaining portion of her annual board retainer in shares resulting in the issuance of 1,754 shares. Mr. Millegan received 438 shares in accordance with his election to receive 100% of his committee retainers in shares. Mr. Smith elected to receive the remaining portion of his annual board retainer in shares resulting in the issuance of 1,754 shares. Mr. Theis received 438 shares in accordance with his election to receive 100% of his committee retainers in shares. Ms. Zlatkus received 2,894 shares in accordance with her election to receive the remaining portion of her annual board retainer and 100% of her committee retainers in shares.
(2)Represents the aggregate grant date fair value of the portion of the annual retainer required to be paid in shares of AXIS common stock in fiscal 2022, calculated in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 17 – “Share Based Compensation” of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
(3)Cash payment for Ms. Hardwick includes $82,516 for her service on the boards of AXIS Specialty Europe SE and AXIS Re SE from January 1, 2022 through December 31, 2022 and $89,563 for her service on the board of AXIS Managing Agency Ltd, our U.K. subsidiary, from January 1, 2022 through December 31, 2022. Cash payment for Mr. Smith includes $82,516 for his service on the boards of our Irish subsidiaries, AXIS Specialty Europe SE and AXIS Re SE, for the period January 1, 2022 through December 31, 2022.
DIRECTORS ANNUAL COMPENSATION PROGRAM
Our director compensation philosophy is to appropriately compensate our non-management directors for the time, expertise, and effort required to serve as a director of an international specialty underwriting company and to properly align the interests of our directors and long-term shareholders. Our director compensation program is reviewed annually by our independent compensation consultant against our compensation benchmarking peer group. Understanding that the talent pool for qualified directors extends beyond this group, Korn Ferry also benchmarked our director compensation against a size-relevant group of financial services organizations. Although this competitive review is conducted annually, it is our practice to make changes to director pay periodically so that they can remain competitive for a longer period of time.
Pursuant to our Directors Annual Compensation Program, our directors were compensated in the form of annual retainers for Board and committee service plus additional retainers for service as non-employee Chair of the Board. Directors who are employees of the Company do not receive compensation for their service. Each of the directors were required to receive 50% of their annual Board retainer in AXIS common shares. The directors had the option to receive the remaining 50% of their Board retainer and all of their retainers for committee service in AXIS common shares by notifying the Company of their elections prior to January 3, 2022. The number of common shares issued was based upon the closing fair market value of the Company’s common shares on the tenth trading day in January 2022, in accordance with the Directors Annual Compensation Program.

78	2022 DIRECTOR COMPENSATION

Our directors received an annual retainer of $200,000 for Board service during fiscal year 2022. In addition, our directors received the following annual retainers for committee service during 2022:

Committee Member	Annual Retainer ($)
Audit Committee	15,000
Human Capital and Compensation Committee	10,000
Corporate Governance, Nominating and Social Responsibility Committee	7,500
Finance Committee	10,000
Risk Committee	10,000
Committee chairs received the following additional annual cash retainers:

Committee Chair	Annual Retainer ($)
Audit Committee	30,000
Human Capital and Compensation Committee	15,000
Corporate Governance, Nominating and Social Responsibility Committee	7,500
Finance Committee	10,000
Risk Committee	20,000
Mr. Smith received an additional $150,000 retainer for chair service in accordance with our Directors Annual Compensation Program.
In December 2022, our Board, based upon the recommendations of our Human Capital and Compensation Committee, approved an amended Directors Annual Compensation Program with increases to the Board retainer and various committee retainers. Effective January 1, 2023, the annual retainer for Board service increased from $200,000 to $250,000, the Corporate Governance, Nominating and Social Responsibility Committee retainer increased from $7,500 to $10,000 and the Corporate Governance, Nominating and Social Responsibility Committee and Audit Committee chair retainers increased from $7,500 to $10,000 and $30,000 to $35,000, respectively. In addition, the annual equity retainer for directors increased from $100,000 to $150,000. The Board determined, with input from the compensation consultant, to make these adjustments to ensure our director compensation is aligned to market practices and appropriately values the time commitment required of our non-employee directors.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information concerning our equity compensation plans as of December 31, 2022.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted- Average Exercise Price Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (3)
Equity compensation plans approved by security holders	2,442,396	-	1,908,750
Equity compensation plans not approved by security holders	-	-	-
Total	2,442,396	-	1,908,750
(1)Includes 2,113,065 restricted stock units and 329,331 performance stock units granted under our Existing LTEP (unearned PSUs are reflected at target while 2020 PSUs are reflected at their final multiplier of 77.2%). This balance does not include 60,127 cash-settled restricted stock units.
(2)There were no outstanding options or warrants at December 31, 2022.
(3)Includes common shares available for issuance under our Existing LTEP pursuant to awards of stock options, stock appreciation rights, restricted stock unit awards and other equity-based or equity-related awards.

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PROPOSAL 4: AMENDMENT TO AMENDED AND RESTATED 2017 LONG-TERM EQUITY COMPENSATION PLAN

We are asking our shareholders to consider and vote on a proposal to increase the number of shares of common stock authorized to be issued under our existing Amended and Restated 2017 Long-Term Equity Compensation Plan, which we refer to as the “Existing LTEP,” pursuant to the Second Amended and Restated 2017 Long-Term Equity Compensation Plan, which we refer to as the "Amended LTEP."

The Board of Directors has approved, subject to shareholder approval, the Amended LTEP which would increase the number of shares of common stock authorized to be issued under the Existing LTEP by 1,125,000. Under the Existing LTEP, which was adopted by shareholders at the 2017 Annual General Meeting of Shareholders and amended at the 2021 Annual General Meeting, the maximum number of authorized shares of common stock that currently may be issued is 5,000,000 shares. As of March 10, 2023, after deducting 805,024 shares awarded in 2023 in connection with our 2022 performance year, 1,364,600 shares of common stock remain available for issuance under the Existing LTEP. As a result of the limited number of shares of common stock available under the Existing LTEP, we are requesting that shareholders authorize 1,125,000 additional shares of common stock for issuance to cover the shares needed for our anticipated awards in the next one to two years in accordance with our existing compensation practices. The maximum number of shares of common stock authorized for issuance under the Amended LTEP is 6,125,000 shares.

The Existing LTEP is a significant component of our total compensation package, allowing us to establish long-term incentives that link the financial interest of our employees to those of our shareholders. We believe that the increase in the number of shares will allow us to continue to remain competitive within the market in both the retention and recruitment of key employees. To date, we have achieved our objective of retaining key employees. We attribute the success in employee retention in part to our long-term incentive compensation practices. Without the ability to grant equity compensation in the future, we believe that our cash compensation costs would increase significantly in order to attract and retain key employees. Please refer to “Compensation Discussion and Analysis” above for a comprehensive discussion of our compensation objectives and policies, Company performance and competitive market analysis.

Key Features of the Amended LTEP

The Amended LTEP has been designed to include a number of provisions that we believe promote best practices by reinforcing the alignment between equity compensation arrangements for officers, employees, consultants and non-employee directors and shareholders’ interests. These provisions include, but are not limited to, the following:

• Provides for the issuance of restricted stock units, performance units, restricted shares, stock options, stock appreciation rights and other equity-based awards
• Administered by the independent Human Capital and Compensation Committee, or if no such committee exists, by our Board of Directors
• Shareholder approval required for increasing the maximum number of shares available for award grants
• No reload or “evergreen” share replenishment features
• Ten year maximum term for stock options and stock appreciation rights
• No re-pricing of stock options or stock appreciation rights without prior shareholder approval
• Stock options and stock appreciation rights may not be granted below fair market value on the date of grant, except as otherwise provided by the Human Capital and Compensation Committee in the case of substitute awards
• Limited transferability – awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Human Capital and Compensation Committee
• Plan includes limits of total compensation for directors and the Chair
• All awards are subject to any clawback policy adopted by the Human Capital and Compensation Committee from time to time

Key Components of Our Current Plan Administration Practices

• Participation is expected to be broad-based
• Double-trigger change in control provisions in all award agreements
• No automatic grants to be made to any plan participant
• No tax gross-ups

Additional Award Information

We understand the importance of preserving value for shareholders. Accordingly, when determining our annual equity awards, we have historically carefully monitored and considered the impact of those awards on shareholder dilution and our burn rate.

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Dilution:

Dilution is a measure of assessing the amount of shareholder equity that may be transferred from a company to its award recipients under an equity plan. As of March 10, 2023, we had an overall dilution level of 4.3% under the Existing LTEP. Our share authorization request of 1,125,000 additional shares will result in an overall dilution level of 5.5%.

We calculate dilution as follows:

	Dilution Inputs	Amount
A	Granted but unexercised stock options*	0
B	Granted but unvested restricted stock and restricted stock units*	2,477,046
C	Phantom share units*	0
D	Shares available for issuance under all plans*	1,364,600
E	Additional shares requested	1,125,000
F	Total common shares outstanding*	85,182,723
Full Dilution = (A + B + C + D + E) ÷ (A + B + C + D + E + F)		5.5%
* All amounts are as of March 10, 2023

Over the past three years, our full annual dilution was 4.2%, 5.4% and 4.9% (for the years ended December 31, 2020, 2021 and 2022, respectively). The Existing LTEP currently has 1,364,600 shares available for issuance. The share authorization request of 1,125,000 shares under the Amended LTEP is a conservative amount designed to manage our equity compensation needs for the next one to two years, and we anticipate our equity compensation program will continue to have a limited impact on shareholder dilution.

Burn Rate:

Burn rate is a measure of assessing a company’s historical use of equity compensation. We calculate burn rate by dividing the number of RSUs granted and PSUs vested in a given year by the weighted average common shares outstanding for the year. As shown in the table below, the Company’s three-year average annual burn rate under the Existing LTEP is 1.31%. Note that we annually repurchase shares from employees to satisfy withholding tax liabilities that arise on the vesting of share-settled restricted stock units and those repurchases have decreased the Company’s outstanding shares by 663,000 over the past three years.

Year	RSUs Granted	PSUs Vested	Total Granted/ Vested	Basic- Weighted Average Common Shares Outstanding (CSO)	Burn Rate = Total Granted ÷ CSO
2022	993,000	100,000	1,093,000	84,864,000	1.29%
2021	1,250,000	66,000	1,316,000	84,707,000	1.55%
2020	894,000	27,000	921,000	84,262,000	1.09%
Three Year Average	1,045,667	64,333	1,110,000	84,611,000	1.31%

Participation:

• Participation in the Amended LTEP is designed to be broad-based, but generally is limited to senior leaders and outstanding performers.
• Under the Existing LTEP, on March 10, 2023, we granted awards to 450 employees relating to our 2022 performance. This represents approximately 22% of the employee population eligible for year-end compensation rewards.

Description of the Amended LTEP

The following summarizes the material terms of the Amended LTEP and is qualified in its entirety by the specific terms of the Amended LTEP. A copy of the Amended LTEP is included as Appendix 2 to this proxy statement.

Purpose. The Amended LTEP is intended to promote the best interests of the Company and our shareholders by attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants). The Amended LTEP is also intended to enable such individuals to participate in our long-term growth and financial success.

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Types of Awards. The Amended LTEP provides for a variety of types of equity and cash-based awards to provide flexibility in the compensation program. Employees and other eligible persons may receive awards of restricted stock units, performance units, restricted shares, incentive stock options, nonqualified stock options, stock appreciation rights, and other equity-based awards as determined by the Compensation Committee.

Eligible Persons. Any of our or our affiliates’ directors, officers, employees or consultants (including any prospective director, officer, employee or consultant) are eligible to participate in the Amended LTEP. As of March 10, 2023, the record date for our annual general meeting, approximately 230 participants have equity award targets and would be eligible to receive annual awards under the Amended LTEP. In addition, we expect to continue to grant equity awards to senior leaders and high performers.

Plan Administration. The Amended LTEP is administered by the Human Capital and Compensation Committee of our Board of Directors. The Human Capital and Compensation Committee has the power and complete discretion to select participants of awards, to determine the nature, terms, and conditions of each award, and to make any other determination and take other action that it deems necessary or desirable for the administration of the Amended LTEP, including amending an outstanding award.

Shares Available For Awards. The total number of our common shares that may be delivered pursuant to awards granted under the Amended LTEP is 6,125,000, of which the maximum number of shares that may be delivered pursuant to incentive stock options granted under the Amended LTEP is 6,125,000 (inclusive of awards previously granted and shares previously reserved for issuance under the Existing LTEP). If an award granted under the Amended LTEP is forfeited, or otherwise expires, terminates or is cancelled or, in the case of “full value” awards (i.e., awards other than stock options or SARs), is settled in cash or net-withheld to cover taxes (up to, but not exceeding, the applicable minimum tax withholding obligation), in each case, without the delivery of shares, then the shares covered by that award will again be available for new awards under the Amended LTEP. If our common shares are surrendered or tendered to us in payment of the exercise price of a stock option or any taxes required to be withheld in respect of a stock option or SAR, such shares will not become available for new awards under the Amended LTEP.

In the event of any dividend (other than a regular cash dividend), or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase of exchange of our shares, change of control, or other similar corporate transaction or event that affects shares, or unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, the Human Capital and Compensation Committee may, in its sole discretion, determine that a substantial dilution or enlargement of the rights intended to be granted to participants could result. The Human Capital and Compensation Committee shall then make such adjustments or proportionate substitutions to the share limit and other limits under the Amended LTEP, the number of shares and or other securities issuable in respect of awards under the Amended LTEP, and the terms of any awards under the Amended LTEP, as it deems equitable.

The Human Capital and Compensation Committee may grant awards in assumption of, or in substitution for, outstanding awards previously granted by a company that we acquire or with which we combine. Any shares issued by us through the assumption of or substitution for outstanding awards granted by a company that we acquire or combine with will reduce the total number of our common shares available for awards under the Amended LTEP.

Restricted Shares and Restricted Stock Units. The Human Capital and Compensation Committee may grant restricted shares and restricted stock units, or RSUs. Restricted shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon the grant of a restricted share, a certificate will be issued and registered in the name of the participant or a share shall be registered in the name of the participant and held in book-entry form subject to the Company’s directions. A participant will generally have the rights and privileges of a stockholder as to restricted shares, unless such restricted shares are forfeited.

An RSU will be granted with respect to one common share or have a value equal to the fair market value of one such share. Upon the lapse of restrictions applicable to an RSU, the RSU may be paid in cash, our common shares, other awards or other property, as determined by the Human Capital and Compensation Committee. If a cash payment is made in respect of RSUs, the payment shall be equal to the fair market value per share as of the date on which the restrictions lapsed. A participant will not have the rights and privileges of a stockholder as to RSUs.

Performance Units. The Human Capital and Compensation Committee may grant performance units to participants. The Human Capital and Compensation Committee will set performance period length, performance criteria and performance goals that, depending on the extent to which they are met during a specified performance period, will determine the number and/or value of performance units that will be paid out to the participant. The Human Capital and Compensation Committee may pay earned performance units in the form of cash and/or our common shares having an aggregate fair market value equal to the value of the earned performance units at the close of the applicable performance period. The determination of the form and timing of payout of performance units will be set forth in each award agreement.

Stock Options. The Human Capital and Compensation Committee may grant both incentive stock options and nonqualified stock options under the Amended LTEP. Incentive stock options are designed to qualify for favorable tax treatment under Internal Revenue Code Section 422, while nonqualified stock options are not. A stock option entitles the recipient to purchase a common share at an exercise price specified in the award agreement. The exercise price for either type of option cannot be less than the fair market value per share of our common shares on the date the option is granted, except as otherwise provided by the Human Capital and

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Compensation Committee in the case of substitute awards. In the case of incentive stock options granted to an employee who, at the time of the grant of such option, owns shares representing more than 10% of the voting power of all classes of shares of the Company or any of its subsidiaries, the exercise price cannot be less than 110% of the fair market value of a common share on the date the incentive stock option is granted.

Each option will expire at the time set forth in the award agreement, except that no option may be exercisable after the tenth anniversary of the date the option is granted (or in the case of an incentive stock option granted to a participant who on the date of grant owns shares representing more than 10% of the voting power of all classes of shares of the Company or any of its subsidiaries, the fifth anniversary of the date the option is granted). The exercise price may be paid with cash or, in the discretion of the Human Capital and Compensation Committee, with common shares held by the participant for at least six months or through a cashless or net exercise.

Stock Appreciation Rights. The Human Capital and Compensation Committee may grant stock appreciation rights (“SARs”) under the Amended LTEP. SARs may be granted either alone or in tandem with any other award granted under the Amended LTEP. The exercise price of each of our common shares covered by a SAR cannot be less than the fair market value of such share on the grant date, except as otherwise provided by the Human Capital and Compensation Committee in the case of substitute awards. Upon exercise of a SAR, the participant will receive an amount equal in value to the excess of the fair market value of the common shares subject to the SAR at the exercise date, over the exercise price. The participant may receive cash, our common shares, other awards, other property or a combination of any of these methods of settlement, as determined by the Human Capital and Compensation Committee. The Human Capital and Compensation Committee will determine the vesting criteria, term, methods of exercise, methods and form of settlement, and any other terms and conditions of any SAR, except that no SAR may be exercisable after the tenth anniversary of the date the SAR is granted.

Other Equity-Based Awards. The Human Capital and Compensation Committee may grant to participants other equity-based compensation awards. The Compensation Committee may determine the amounts and terms and conditions of any such awards.

Dividends and Dividend Equivalents. The Human Capital and Compensation Committee may, on such terms and conditions as it may determine, provide a participant who holds an award, other than an option or SAR, with dividends, dividend equivalents, or similar payments with respect to shares underlying such awards, payable in cash, our common shares, other awards or other property. No dividends or dividend equivalents shall be paid out to participants prior to the vesting of the shares underlying the award.

Amendment and Termination of the Amended LTEP. Subject to any applicable law, government regulation, or requirement of the NYSE (or other exchange upon which our common shares may be listed), the Amended LTEP may be amended, altered, suspended, modified, discontinued or terminated by our Board of Directors at any time without the approval of our shareholders, except that shareholder approval will be required for any amendment that would (i) increase the maximum number of our common shares available for awards under the Amended LTEP or (ii) change the class of employees or other individuals eligible to participate in the Amended LTEP. No modification, alteration, suspension, amendment, discontinuance or termination of the Amended LTEP or a previously granted award that would materially and adversely affect a participant will be effective without the consent of the affected participant.

The Amended LTEP prohibits the repricing of options and stock appreciation rights after such options and stock appreciation rights are granted, without stockholder approval.

Change of Control. Unless otherwise provided in the award agreement or other agreement between the participant and the Company, the Human Capital and Compensation Committee may, in its sole discretion, provide for any one or more of the following:
• the substitution or assumption of awards;
• to the extent that the surviving entity in a change of control does not substitute or assume awards, full acceleration of vesting, exercisability or lapse of restrictions on any awards, with deemed performance achievement for performance-based vesting awards determined by the Human Capital and Compensation Committee; and
• cancellation of any outstanding awards and payment to the holders of awards that are vested as of the cancellation.

Unless otherwise provided in an award agreement, a change of control is defined to mean any of the following events, generally:
• an acquisition by any individual, entity or group of beneficial ownership of 50% or more of the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors;
• a change in the composition of a majority of our Board of Directors that is not supported by a majority of the incumbent Board of Directors;
• the consummation of a reorganization, merger, share exchange, amalgamation, recapitalization, consolidation or similar transaction; or
• a complete liquidation or dissolution or the sale or disposition of all or substantially all of our assets.

Clawback of Awards. All equity and cash-based awards granted under the Amended LTEP to any participant, including any executive officers of the Company, will be subject to any clawback or forfeiture policy adopted by the Human Capital and Compensation Committee or the Board of Directors. Under the terms of the Company’s Clawback Policy, as currently in effect, if the Company is required to restate its financial results because of its material noncompliance with any financial reporting requirement under the securities laws, the Committee will review all awards or payments of any form of incentive-based compensation made to current and former executive officers within the three-year period immediately preceding the date on which the Company is required to prepare the restatement and will, to the extent permitted by applicable law, seek to recover for the benefit of the Company the difference between

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the amounts awarded or paid and the amounts which would have been awarded or paid based on the restated results. The Clawback Policy is based on regulations issued by the U.S. Securities and Exchange Commission to fulfill aspects of the Dodd-Frank Act. The Clawback Policy supplements the clawback provisions required under the Sarbanes-Oxley Act of 2002.

Term of the Amended LTEP. No award may be granted under the Amended LTEP after the tenth anniversary of the date the 2017 Long-Term Equity Compensation Plan (prior to any amendment and restatement thereof) was originally approved by our shareholders.

U.S. Tax Consequences

The following provides only a general description of the application of U.S. federal income tax laws to certain types of awards and U.S. taxable participants under the Amended LTEP. Generally, our U.S. subsidiaries will obtain U.S. tax deductions in the period and in the amount the participant is required to report as ordinary income, provided the compensation expense is attributable to the U.S. subsidiaries. With regard to award participants not subject to U.S. tax and non-U.S. operations, the tax impact to the participant and the non-U.S. operations will be dictated by local tax rules. Because of the variety of awards that may be made under the Amended LTEP and the complexities of the tax laws, participants should seek advice, based on their particular circumstances, from an independent tax advisor about the consequences of participating in the Amended LTEP.

This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or the provisions of any income tax or other laws of any foreign country, municipality or state in which a participant may reside. Each participant should consult with, and rely on, his or her own tax advisor regarding all the possible federal, foreign, state, and local tax consequences, based on his or her individual situation, of participating in the Amended LTEP.

With respect to awards granted under the Amended LTEP involving common shares or other property that is restricted as to transferability and is subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income when the award vests or becomes transferable. With respect to other awards that may be settled in cash, in common shares, or other property that is either not restricted as to transferability or not subject to a substantial risk of forfeiture, the participant must generally recognize ordinary income equal to the cash or fair market value of common shares or other property received.

Restricted Stock. If the participant is granted restricted stock that is subject to restrictions that lapse in increments over a period of time or upon attainment of certain performance factors, so that the participant becomes vested in a portion of the shares as the restrictions lapse, the participant will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. The income recognized will be equal to the fair market value of those shares, determined at the time the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. We generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant.

Alternatively, the participant may make a timely election under Section 83(b) of the Internal Revenue Code to recognize ordinary income for the taxable year in which the participant receives an award of restricted stock in an amount equal to all or a portion of the fair market value of shares of restricted stock awarded (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, if such an election was made, the participant will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable at the applicable capital gains rate. A timely election under Section 83(b) of the Internal Revenue Code must be made within 30 days after the transfer of the restricted stock to the participant. We will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized the participant at the time of the participant’s election.

Restricted Stock Units. A participant generally will not recognize any income upon the grant of a restricted stock unit. Upon the settlement of the restricted stock unit, a participant normally will recognize income in the tax year of receipt in an amount equal to the fair market value of any shares received. That income generally will be taxable at ordinary income tax rates. We generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the participant. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date on which the restricted stock units were settled, will be taxed as capital gain or loss.

Nonqualified Stock Options. Neither the Company nor the participants have income tax consequences from the issuance of nonqualified stock options (“NSOs”). Generally, in the tax year when an NSO is exercised, the participant will recognize ordinary income equal to the fair market value of the shares at the time of exercise minus the exercise price for such shares, and that amount will be subject to FICA and FUTA taxes if the participant is also an employee. We generally will have a deduction in the same amount as the ordinary income recognized by the participant in our tax year in which or with which the participant’s tax year (of exercise) ends.
Depending upon how long the participant holds the shares of common stock after exercise of the NSO, the sale or other taxable disposition of the shares generally will result in a short-term or long-term capital gain or loss. This gain or loss will equal the difference between the amount realized on such disposition and the fair market value of the shares when the NSO was exercised.
Also note that, if the participant exercises an NSO by paying the exercise price with previously acquired common stock as permitted by the Amended LTEP, the participant will have federal tax consequences (relative to the new shares received) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NSO exercised) is considered to have been exchanged in accordance with Section 1036 of the Internal Revenue Code and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the participant will recognize income on those new shares equal to their fair market value less any non-stock consideration tendered. The new shares equal to the number of the old shares tendered will have the same basis the participant had in the old shares and the participant’s holding period with respect to the tendered older shares will apply to the new shares. The excess new shares received will

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have a basis equal to the amount of income recognized by the participant on exercise, increased by any non-stock consideration tendered. Their holding period will commence upon the exercise of the option.

Incentive Stock Options. Neither the Company nor the participant has any tax consequences upon issuance or, generally, upon exercise of an incentive stock option (“ISO”). Instead, when the participant sells or exchanges the shares acquired upon exercise of the ISO, the participant will recognize income equal to the difference between the fair market value at the time of sale or exchange and the exercise price. This income will be taxed at the applicable capital gains rates if the sale or exchange occurs after the expiration of the required holding periods. Generally, the required holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the shares pursuant to the exercise of the ISO.

If the participant disposes of the shares acquired upon exercise of an ISO before the expiration of the holding periods, the participant will recognize compensation income in an amount equal to the difference between the option exercise price and the lesser of (1) the fair market value of the shares on the date of exercise and (2) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the participant will recognize the difference as gain and will be taxed at the applicable capital gains rate. If the sale price of the shares is less than the exercise price, the participant will recognize a capital loss equal to the excess of the exercise price over the sale price. Such capital gain or loss will be treated as long-term or short-term capital gain or loss depending upon whether the holding period applicable to long-term capital assets is satisfied.

Special tax rules will apply in the following situations: (1) if the participant uses shares acquired upon exercise of an ISO to pay the exercise price of another option (whether or not it is an ISO); (2) upon exercise of an ISO, if the aggregate fair market value of the shares subject to the ISO that first become exercisable by the participant in any one calendar year exceeds $100,000 (if this occurs, the shares exceeding $100,000 in value will be taxable an NSO according to the taxation rules described above); and (3) if the participant terminates employment with us other than due to death or disability (in which case if the participant exercises an ISO more than three months after termination it will be taxed as an NSO according to the taxation rules described above).
Finally, except to the extent that the participant has recognized income with respect to the exercise of an ISO (as described in the preceding paragraphs), the amount by which the fair market value of a share at the time of exercise of the ISO exceeds the exercise price will be included in determining the alternative minimum taxable income, and may cause the participant to incur an alternative minimum tax liability in the year of exercise.

To the extent that an option holder recognizes ordinary income upon exercise of an ISO, as described above, we generally will have a deduction in the same amount.

Stock Appreciation Rights. Generally, the recipient of a SAR will not recognize taxable income at the time the SAR is granted. If a participant receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If a participant receives the appreciation inherent in the SARs in shares, the spread between the then current fair market value of the shares and the base price will be taxed as ordinary income to the recipient at the time the shares are received. In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the settlement of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the settlement.

Section 409A. Acceleration of income, additional taxes and interest apply to nonqualified deferred compensation that is not compliant with Section 409A of the U.S. Internal Revenue Code (“Section 409A”). To be compliant with Section 409A, rules with respect to the timing of elections to defer compensation, distribution events and funding must all be satisfied. The Amended LTEP has been designed such that awards under the Amended LTEP should not be subject to adverse tax consequences applicable to deferred compensation under Section 409A.

Registration with the SEC

If the amendment described in this Proposal 4 is approved by shareholders, the Company will file a Registration Statement on Form S-8 with the SEC with respect to the shares of the Company’s common stock to be registered pursuant to the Amended LTEP as soon as reasonably practicable following shareholder approval.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THE AMENDED LTEP.

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AUDIT COMMITTEE REPORT
The primary purpose of the Audit Committee is to assist our Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee is solely responsible for the appointment, retention and compensation of our independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.
In performing its duties, the Audit Committee:
•has reviewed our audited financial statements for the year ended December 31, 2022 and had discussions with management regarding the audited financial statements;
•has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC;
•has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and
•has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.
Based on these reviews and discussions, the Audit Committee recommended to the Board that our audited financial statements for the year ended December 31, 2022 be included in our Annual Report on Form 10-K for that year for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendations.

AUDIT COMMITTEE
Lizabeth H. Zlatkus, Chair
W. Marston Becker(1)
Anne Melissa Dowling(1)
Michael Millegan(1)
Thomas C. Ramey
Axel Theis
Barbara A. Yastine

(1)Each of Messrs. Becker and Millegan and Ms. Dowling was a member of the Audit Committee during fiscal year 2022, the period covered by this Audit Committee Report, but no longer serves as such.

86	AUDIT COMMITTEE REPORT

PROPOSAL 5. APPOINTMENT OF INDEPENDENT AUDITORS
The Audit Committee and our Board have recommended the appointment of Deloitte Ltd. as our independent registered public accounting firm for the fiscal year ending December 31, 2023 and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm. Representatives of the firm are expected to be present at the Annual General Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.
Recommendation of the Board
The Board recommends that you vote “FOR” the appointment of Deloitte Ltd. as our independent registered public accounting firm and the authorization of our Board, acting through the Audit Committee, to set the fees for the independent registered public accounting firm.

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PRINCIPAL ACCOUNTANT FEES AND SERVICES
AUDIT AND NON-AUDIT FEES
Aggregate fees for professional services rendered for us by Deloitte Ltd. for the fiscal years ended December 31, 2022 and 2021 are set forth below.

	Fiscal Year 2022 ($)	Fiscal Year 2021 ($)
Audit Fees (1)	5,872,892	5,888,287
Audit-Related Fees (2)	120,500	195,020
Tax Fees (3)	60,470	46,000
Total	6,053,862	6,129,307
(1)Audit fees for the years ended December 31, 2022 and 2021 were for professional services rendered for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate, and for the provision of opinions and consents relating to our filings with the Securities and Exchange Commission.
(2)Audit-related fees for the years ended December 31, 2022 and 2021 were for professional services rendered for the audit of our employees’ pension plans, for internal-control related services, and for services rendered in connection with the Form S-3 filing consent..
(3)Tax fees for the years ended December 31, 2022 and 2021 included $50,470 and $36,000 for tax consulting services and $10,000 and $10,000 for tax compliance services, respectively.
The Audit Committee of the Board considered whether Deloitte Ltd. providing the non-audit services included in the table above was compatible with maintaining Deloitte Ltd.’s independence and concluded that it was.
PRE-APPROVAL POLICY
In September 2003, our Board adopted a policy regarding the procurement of audit services and non-audit services. The primary purpose of the policy is to ensure that we engage public accountants as external auditors to provide only audit and non-audit services that are compatible with maintaining independence. The policy requires that the Audit Committee pre-approve all audit and non-audit services for which our auditors are engaged. The Audit Committee may delegate the authority to grant pre-approvals to the Chair of the Audit Committee or, in the event of her non-availability, to any other Audit Committee member. The Chair of the Audit Committee or such other Audit Committee member must present to the Audit Committee at each scheduled meeting any pre-approvals that are granted. For the years ended December 31, 2022 and 2021, 100% of the audit fees, the audit-related fees and the tax fees were pre-approved.

88	PRINCIPAL ACCOUNTANT FEES AND SERVICES

SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING
Shareholder proposals intended for inclusion in the Proxy Statement for the 2024 Annual General Meeting pursuant to Rule 14a-8 under the Exchange Act should be sent to our Corporate Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda and must be received by November 27, 2023 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2024 proxy materials. If the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. In addition, if a holder of our common shares intends to present a proposal at the 2024 Annual General Meeting other than pursuant to Rule 14a-8 under the Exchange Act and the proposal is not received by our Corporate Secretary by February 8, 2024 or, if the date of next year’s Annual General Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual General Meeting, a reasonable time before we mail our proxy materials for the 2024 Annual General Meeting, then the proxies designated by our Board for the 2024 Annual General Meeting may vote in their discretion on any such proposal any common shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.

In addition to satisfying the foregoing requirements, to comply with the universal proxy rules (once effective), shareholders who intend to solicit proxies in support of director nominees other than AXIS' nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 5, 2024.

SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING	89

VOTING AND MEETING INFORMATION

Annual Meeting Date and Time	Thursday, May 4, 2023 - 8:30 a.m. ADT

Location	AXIS House 92 Pitts Bay Road Pembroke HM 08 Bermuda

Other Business
We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.

Form 10-K and Other Matters
A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, will be sent to any shareholder, without charge, by regular mail upon written request addressed to our Secretary at AXIS House, 92 Pitts Bay Road, Pembroke HM 08, Bermuda. You also may obtain our Annual Report on Form 10-K over the Internet at the SEC’s website, www.sec.gov, or in the investor relations section of our website.
To the extent that this proxy statement is incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, the sections of this proxy statement titled "Human Capital and Compensation Committee Report" and "Audit Committee Report" will not, to the extent permitted by the rules of the SEC, be deemed incorporated, unless specifically provided otherwise in such filing. No information contained on our website, https://www.axiscapital.com, is intended to be included as part of, or incorporated by reference into, this proxy statement.

Proxies Solicited By
The proxies are solicited on behalf of our Board for use at the 2023 Annual General Meeting and any adjournments or postponements thereof and we will bear the cost of the solicitation of proxies. We have engaged Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, to assist us in the solicitation of proxies and the anticipated cost of such engagement is approximately $6,500. Proxies also may be solicited by our directors, officers and employees and our subsidiaries without receiving additional compensation. The solicitation may be conducted by mail, telephone, telecopy, facsimile, email, Internet and personal solicitation. Upon request, we also will reimburse brokers, banks and others who hold shares in their names, or in the names of nominees, for forwarding proxy materials to the beneficial owners.

Date of Mailing or Availability	We anticipate mailing or making available the Notice of Annual Meeting and the accompanying Proxy Statement on or about March 24, 2023.

Who Can Vote
AXIS' common shareholders of record at the close of business on March 10, 2023 will be entitled to vote at the Annual General Meeting on the basis of one vote for each share held. On March 10, 2023, there were 85,182,723 outstanding common shares entitled to vote at the Annual General Meeting.

Voting
Except as set forth in our bye-laws, each common share entitles the holder of record to one vote. In accordance with our bye-laws, shareholders whose shares constitute 9.5% or more of the voting power of our common shares are entitled to less than one vote for each common share held by them, but only in the event that a U.S. shareholder, as defined in our bye-laws, owning 9.5% or more of our common shares is first determined to exist. We will notify any shareholder whose voting power is reduced prior to the meeting.
There are three ways to vote in advance of the meeting: (i) via the Internet, (ii) by telephone, or (iii) by mailing your completed voting information form or proxy card. In addition, you may vote in person at the meeting in Bermuda.

90	VOTING AND MEETING INFORMATION

Vote Standards
Quorum. Two or more persons present in person and representing in person or by proxy shares representing more than fifty percent (50%) of the aggregate voting power of the Company constitutes a quorum. Abstentions and “broker non-votes” that are present and entitled to vote at the Annual General Meeting will be counted for purposes of determining a quorum. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power for a proposal and has not received instructions from the beneficial owner. Under current NYSE rules, the proposal to appoint Deloitte Ltd. as our independent registered public accounting firm is considered a “discretionary” item. Therefore, there will be no “broker non-votes” on the approval of the appointment of Deloitte Ltd.
Majority Vote Standard. Assuming that there is a quorum, the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the Annual General Meeting is required for: (i) the election of directors; (ii) the non-binding determination of the compensation paid to our named executive officers; (iii) the non-binding determination of the frequency of shareholder votes on executive compensation; (iv) the approval of the Amendment to the Amended and Restated 2017 Long-Term Equity Compensation Plan; and (v) the appointment of Deloitte Ltd.
Broker Non-Votes and Abstentions. A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at its discretion. Under current NYSE interpretations that govern broker non-votes, Proposal 1: Election of Directors, Proposal 2: Non-Binding Vote on Executive Compensation, Proposal 3: Non-Binding Vote on the Frequency of Shareholder Votes on Executive Compensation and Proposal 4: Amendment to the Amended and Restated 2017 Long-Term Equity Compensation Plan are considered non-discretionary matters and a broker will lack the authority to vote shares at its discretion on such proposals. Proposal 5: Appointment of Independent Auditors is considered a discretionary matter and a broker will be permitted to exercise its discretion on such proposal.
Abstentions and "broker non-votes" (if applicable) will have no effect on the outcome of any of the proposals presented in this proxy statement because such shares are not considered votes cast.
Proxies Submitted but Not Voted. We will count common shares held by shareholders who have signed their proxy cards or properly submitted their proxy by phone or over the Internet but have not specified how their shares are to be voted towards the presence of a quorum, and we will vote those shares in accordance with the Board’s recommendations for each of the proposals contained in this proxy statement.

Notice of Internet Availability of Proxy Materials
As permitted by SEC rules, we have elected to furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K, to our beneficial shareholders by providing access to such documents on the Internet instead of mailing printed copies. We plan to mail a Notice of Internet Availability of Proxy Materials on or about March 24, 2023. The Notice explains how you may submit your proxy, including by telephone or over the Internet, and provides instructions on how to request paper copies of our proxy materials. We believe that this process will expedite shareholders’ receipt of our proxy materials while lowering costs associated with printing and mailing and minimizing the environmental impact of printing paper copies.

VOTING AND MEETING INFORMATION	91

APPENDIX 1

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURES RECONCILIATION (UNAUDITED)
OPERATING INCOME AND OPERATING RETURN ON COMMON EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2022, 2021 AND 2020

	Years ended
	2022	2021	2020

	(in thousands)

Net income (loss) available (attributable) to common shareholders	$192,833	$588,359	$(150,674)
Net investment (gains) losses[a]	456,789	(134,279)	(129,133)
Foreign exchange losses (gains)[b]	(157,945)	315	81,069
Reorganization expenses[c]	31,426	—	7,881
Interest in (income) loss of equity method investments[d]	(1,995)	(32,084)	3,612
Income tax expense (benefit)	(23,177)	14,166	13,023
Operating income (loss)	$497,931	$436,477	$(174,222)

Average common shareholders' equity	$4,475,283	$4,803,175	$4,757,351

Adjusted common shareholders' equity	$4,860,656	—	—

Return on average common equity[e]	4.3%	12.2%	(3.2%)

Operating return on average common equity[f]	11.1%	9.1%	(3.7%)

Operating return on adjusted common equity[g]	10.2%	—%	—%

a.Tax expense (benefit) of $(36) million, $11 million and $18 million for the years ended December 31, 2022, 2021 and 2020, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

b.Tax expense (benefit) of $16 million, $3 million and $(4) million for the years ended December 31, 2022, 2021 and 2020, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

c.Tax expense (benefit) of $(4) million, $nil and $(1) million for the years ended December 31, 2022, 2021 and 2020, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

d.Tax expense (benefit) of $nil for the years ended December 31, 2022, 2021 and 2020, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions.

e.Return on average common equity ("ROACE") is calculated by dividing income (loss) available (attributable) to common shareholders for the period by the average common shareholders’ equity determined using the common shareholders’ equity balances at the beginning and end of the period.

f.Operating return on average common equity ("OROACE") is calculated by dividing operating income (loss) for the period by the average common shareholders’ equity determined using the common shareholders’ equity balances at the beginning and end of the period. OROACE is a non-GAAP financial measure as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to the most comparable GAAP financial measure, ROACE is provided above, and a discussion of the rationale for its presentation is provided in later in this report.

g.Operating return on adjusted common equity ("Adjusted OROACE") is calculated by dividing operating income (loss) for the period by the common shareholders’ equity balance at the beginning of the period. Adjusted OROACE is a non-GAAP financial measure as defined in Item 10(e) of SEC Regulation S-K. The reconciliation to the most comparable GAAP financial measure, ROACE is provided above, and a discussion of the rationale for its presentation is provided in later in this report.

APPENDIX 1	A-1

Rationale for the Use of Non-GAAP Financial Measures

We present our results of operations in a way we believe will be meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. Some of the measurements we use are considered non-GAAP financial measures under SEC rules and regulations. In this report, we present operating income (loss), operating return on average common equity ("OROACE") and operating return on adjusted common equity ("Adjusted OROACE"), which are non-GAAP financial measures as defined in Item 10(e) of SEC Regulation S-K. We believe that these non-GAAP financial measures, which may be defined and calculated differently by other companies, help explain and enhance the understanding of our results of operations. However, these measures should not be viewed as a substitute for those determined in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Operating Income (Loss)

Operating income (loss) represents after-tax operational results exclusive of net investment gains (losses), foreign exchange losses (gains), reorganization expenses and interest in income (loss) of equity method investments.

Although the investment of premiums to generate income and investment gains (losses) is an integral part of our operations, the determination to realize investment gains (losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our consolidated statements of operations primarily relate to the impact of foreign exchange rate movements on net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange losses (gains) on our investment portfolio, including unrealized foreign exchange losses (gains) on our equity securities and foreign exchange losses (gains) realized on the sale of our available for sale investments and equity securities recognized in net investment gains (losses) and unrealized foreign exchange losses (gains) on our available for sale investments in other comprehensive income (loss), generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio, thereby minimizing the impact of foreign exchange rate movements on total shareholders' equity. As a result, we believe that foreign exchange losses (gains) in our consolidated statements of operations in isolation are not a meaningful contributor to the performance of our business. Therefore, foreign exchange losses (gains) are excluded from consolidated operating income (loss)

Reorganization expenses include compensation-related costs and software asset impairments mainly attributable to our exit from catastrophe and property reinsurance lines of business, part of an overall approach to reduce our exposure to volatile catastrophe risk, announced in June 2022. Reorganization expenses are primarily driven by business decisions, the nature and timing of which are not related to the underwriting process. Therefore, these expenses are excluded from operating income (loss).

Interest in income (loss) of equity method investments is primarily driven by business decisions, the nature and timing of which are not related to the underwriting process. Therefore, this income (loss) is excluded from operating income (loss).

Certain users of our financial statements evaluate performance exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses, and interest in income (loss) of equity method investments in order to understand the profitability of recurring sources of income.

We believe that showing net income (loss) available (attributable) to common shareholders exclusive of after-tax net investment gains (losses), foreign exchange losses (gains), reorganization expenses and interest in income (loss) of equity method investments reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons. The reconciliation of operating income (loss) to net income (loss) available (attributable) to common shareholders, the most comparable GAAP financial measure, is presented above.

We also present OROACE and Adjusted OROACE, which are derived from the operating income (loss) measure and are reconciled above to the most comparable GAAP financial measures, return on average common equity ("ROACE").

A-2	APPENDIX 1

APPENDIX 2
AXIS CAPITAL HOLDINGS LIMITED
SECOND AMENDED AND RESTATED 2017 LONG-TERM EQUITY COMPENSATION PLAN

Section 1. Purpose. The purpose of this Second Amended and Restated 2017 Long-Term Equity Compensation Plan is to promote the interests of AXIS Capital Holdings Limited, a company organized and existing under Bermuda law, and its stockholders by (a) attracting and retaining exceptional directors, officers, employees and consultants (including prospective directors, officers, employees and consultants) of the Company (as defined below) and its Affiliates (as defined below) and (b) enabling such individuals to participate in the long-term growth and financial success of the Company.

Section 2. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Absolute Share Limit” has the meaning given to such term in Section 4(a) of the Plan.

“Adjustment Event” has the meaning given to such term in Section 4(b)(i) of the Plan.

“Affiliate” means (a) any Person that, directly or indirectly controls, is controlled by or is under common control with, the Company and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting or other securities, by contract or otherwise.

“Award” means any award that is permitted under Section 6 and granted under the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award, which may, but need not, require execution or acknowledgment by a Participant.

“Board” means the Board of Directors of the Company.

“Change of Control” shall (a) have the meaning set forth in an Award Agreement or (b) if there is no definition set forth in an Award Agreement, will be deemed to have occurred as of the first day any of the following events occurs:

(i) Any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, or (D) any acquisition by any entity pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) Individuals who, as of the effective date of the Plan, constitute the Board (hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided however, that any individual becoming a director subsequent to the date herein whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) Consummation of a reorganization, merger, share exchange, amalgamation, recapitalization, consolidation or similar transaction by and among the Company and another Person, including, for this purpose, a transaction as a result of which another Person owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, in substantially the same proportions as their ownership of the Outstanding Company Voting Securities immediately prior to such Business Combination; (B) no Person (excluding any Person resulting from such Business Combination, or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, or any employee benefit plan (or related trust) of the foregoing) beneficially owns, directly or indirectly, 50% or more of the then outstanding Shares or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries, except to the extent that such ownership existed with respect to the Company prior to the Business Combination; and (C) at least a majority of the members of the board of directors (or equivalent management personnel) of the Person resulting from such Business Combination or that, as a result of such Business Combination, owns the Company or all or substantially all of the Company’s assets, either directly or through one or more subsidiaries,

APPENDIX 2	B-1

were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board, pursuant to which such Business Combination is effected or approved; or

(iv) A complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the Company’s assets.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

“Committee” means the Human Capital and Compensation Committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan, or if no such committee exists, the Board.

“Company” means AXIS Capital Holdings Limited and any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of AXIS Capital Holdings Limited.

“Company Group” means, collectively, the Company and its Subsidiaries.

“Covered Person” has the meaning given to such term in Section 3(d) of the Plan.

“Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

“Detrimental Activity” means any of the following: (i) unauthorized disclosure of any confidential or proprietary information of any member of the Company Group; (ii) any activity that would be grounds to terminate the Participant’s employment or service with the Service Recipient for “Cause” (as defined in the applicable Award Agreement, or in the absence of such definition, as defined in any employment or consulting agreement between the Participant and the Service Recipient in effect at the time of such Termination); or (iii) a breach by the Participant of any restrictive covenant by which such Participant is bound, including, without limitation, any covenant not to compete or not to solicit, in any agreement with any member of the Company Group.

“Disability” shall have the meaning ascribed to such term in the employee health care plan maintained by the Company, or if no such plan exists, at the discretion of the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto. Reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

“Exercise Price” means (a) in the case of Options, the price specified in the applicable Award Agreement as the price-per-Share at which Shares may be purchased pursuant to such Option or (b) in the case of SARs, the price specified in the applicable Award Agreement as the reference price-per-Share used to calculate the amount payable to the Participant.

“Fair Market Value” means (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (b) with respect to the Shares, as of any date, (i) the closing per share sales price of the Shares (A) as reported by the NYSE for such date or (B) if the Shares are listed on any other national stock exchange, as reported on the stock exchange composite tape for securities traded on such stock exchange for such date or, with respect to each of clauses (A) and (B), if there were no sales on such date, on the closest preceding date on which there were sales of Shares; (ii) if the Shares are not listed on any national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the average between the closing bid price and ask price reported on such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) in the event there shall be no public market for the Shares on such date, the fair market value of the Shares as determined in good faith by the Committee.

“Incentive Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) and (b) is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Award Agreement.

“Immediate Family Members” has the meaning given to such term in Section 9(a)(ii) of the Plan.

“IRS” means the Internal Revenue Service or any successor thereto and includes the staff thereof.

“Minimum Vesting Condition” means, with respect to any Award, that vesting of (or lapsing of restrictions on) such Award does not occur any more rapidly than on the first anniversary of the Date of Grant (or the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service), other than (i) in connection with a Change of Control, or (ii) as a result of a Participant’s death or Disability, or (iii) as a result of a Participant’s Retirement; provided, that such Minimum Vesting Condition will not be required on Awards covering, in the aggregate, a number of Shares not to exceed 5% of the Absolute Share Limit.

B-2	APPENDIX 2

“NYSE” means the New York Stock Exchange or any successor thereto.

“Non-Employee Director” means a member of the Board who is not an employee of any member of the Company Group.

“Nonqualified Stock Option” means an option to purchase Shares from the Company that (a) is granted under Section 6(b) and (b) is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.

“Option Period” has the meaning given to such term in Section 6(b)(v) of the Plan.

“Other Equity-Based Award” means an Award that is not an Option, SAR, Restricted Shares, RSU or Performance Unit, that is granted under Section 6(f) of the Plan and is (i) payable by delivery of Shares, and/or (ii) measured by reference to the value of Shares.

“Participant” means an (i) individual employed by any member of the Company Group; provided, however, that no such employee covered by a collective bargaining agreement shall be a Participant unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director or officer of any member of the Company Group; or (iii) consultant or advisor to any member of the Company Group who may be offered securities registrable pursuant to a registration statement on Form S-8 under the Securities Act, who, in the case of each of clauses (i) through (iii) above has entered into an Award Agreement or who has received written notification from the Committee or its designee that they have been selected to participate in the Plan.

“Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goals for a Performance Period with respect to any Performance Unit under the Plan.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” means the one or more periods of time as the Committee may select over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Unit.

“Performance Unit” means an Award under Section 6(e) that has a value set by the Committee (or that is determined by reference to a valuation formula specified by the Committee or the Fair Market Value of Shares), which value may be paid to the Participant by delivery of such property as the Committee shall determine, including without limitation, cash or Shares, or any combination thereof, upon achievement of such Performance Goals during the relevant Performance Period as the Committee shall establish at the time of such Award or thereafter.

“Permitted Transferee” has the meaning given to such term in Section 9(a)(ii) of the Plan.

“Person” means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Plan” means this Second Amended and Restated 2017 Long-Term Equity Compensation Plan, as it may be amended and/or restated from time to time.

“Prior Plan” means the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan.

“Prior Plan Award” means an equity award granted under the Prior Plan which remains outstanding as of the effective date of this Plan.

“Qualifying Director” means a person who is (i) with respect to actions intended to obtain an exemption from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act, a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

“Restricted Share” means a Share delivered under the Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the applicable Award Agreement.

“Retirement” shall (a) have the meaning set forth in an Award Agreement or (b) if there is no definition set forth in an Award Agreement, means a Termination by an employee or director that has reached the age of 60 or older on the date of Termination and has at least ten Years of Service as of the date of Termination. Consultants shall not be eligible for Retirement hereunder.

“RSU” means a restricted stock unit Award that is designated as such in the applicable Award Agreement and that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property in accordance with the terms of the applicable Award Agreement.

“Rule 16b-3” means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act or any successor rule or regulation thereto as in effect from time to time.

APPENDIX 2	B-3

“SAR” means a stock appreciation right Award that represents an unfunded and unsecured promise to deliver Shares, cash, other securities, other Awards or other property equal in value to the excess, if any, of the Fair Market Value per Share over the Exercise Price per Share of the SAR, subject to the terms of the applicable Award Agreement.

“SAR Period” has the meaning given to such term in Section 6(c)(vi) of the Plan.

“SEC” means the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

“Service Recipient” means, with respect to a Participant holding a given Award, the member of the Company Group by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

“Shares” means shares of common stock of the Company, par value $0.0125 per share, or such other securities of the Company (a) into which such shares shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction or (b) as may be determined by the Committee pursuant to Section 4(b).

“Subsidiary” means any entity in which the Company, directly or indirectly, possesses 50% or more of the total combined voting power of all classes of its stock.

“Sub-Plans ” means any sub-plan to the Plan that has been adopted by the Board or the Committee for the purpose of permitting the offering of Awards to employees of certain jurisdictions, with each such sub-plan designed to comply with local laws applicable to offerings in such foreign jurisdictions. Although any Sub-Plan may be designated a separate and independent plan from the Plan in order to comply with applicable local laws, the Absolute Share Limit and the other limits specified in Section 4(a) shall apply in the aggregate to the Plan and any Sub-Plan adopted hereunder.

“Substitute Awards” shall have the meaning specified in Section 4(c).

“Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient for any reason (including death).

“Years of Service” means completed years of service with the Company Group.

Section 3. Administration. (a) Composition of Committee. The Plan shall be administered by the Committee, which shall be composed of one or more directors, as determined by the Board; provided that, to the extent necessary to comply with the rules of the NYSE and Rule 16b-3 promulgated under the Exchange Act and any other applicable laws or rules, the Committee shall be composed of two or more directors, all of whom shall be Qualifying Directors and all of whom shall meet the independence requirements of the NYSE. However, the fact that a Committee member shall fail to qualify as a Qualifying Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

(b) Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards, (iv) determine the terms and conditions of any Awards, (v) determine the vesting schedules of Awards and, if certain performance criteria must be attained in order for an Award to vest or be settled or paid, establish such performance criteria and certify whether, and to what extent, such performance criteria have been attained, (vi) determine whether, to what extent and under what circumstances Awards may be settled in, or exercised for, cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended, (vii) determine whether, to what extent, and under what circumstances the delivery of cash, Shares, other securities, other Awards, or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee, (viii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan, (ix) establish, amend, suspend or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan, (x) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, (xi) amend an outstanding Award or grant a replacement Award for an Award previously granted under the Plan if, in its sole discretion, the Committee determines that (A) the tax consequences of such Award to the Company or the Participant differ from those consequences that were expected to occur on the date the Award was granted or (B) clarifications or interpretations of, or changes to, tax law or regulations permit Awards to be granted that have more favorable tax consequences than initially anticipated, (xii) adopt Sub-Plans and (xiii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. Any such actions by the Board shall be subject to the applicable rules of

B-4	APPENDIX 2

the securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

(c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any Award or any Award Agreement shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including, without limitation, any member of the Company Group, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

(d) Indemnification. No member of the Board, the Committee or any employee or agent of any member of the Company Group (each such Person, a “Covered Person”) shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or omission). Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken or determination made with respect to the Plan or any Award hereunder and against and from any and all amounts paid by such Covered Person with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, and the Company shall advance to such Covered Person any such expenses promptly upon written request (which request shall include an undertaking by the Covered Person to repay the amount of such advance if it shall ultimately be determined, as provided below, that the Covered Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Covered Person determines that the acts, omissions or determinations of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the organizational documents of any member of the Company Group (including for the avoidance of doubt the Company’s Memorandum of Association or Bye-Laws). The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Covered Persons may be entitled under the organizational documents of any member of the Company Group (including for the avoidance of doubt the Company’s Memorandum of Association or Bye-Laws), as a matter of law, under an individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Covered Persons or hold such Covered Persons harmless.

(e) Delegation of Authority to Senior Officers. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate, on such terms and conditions as it determines in its sole and plenary discretion, to one or more senior officers of the Company the authority to make grants of Awards to officers (other than officers subject to Section 16 of the Exchange Act), employees and consultants of the Company and its Affiliates (including any prospective officer, employee or consultant) and all necessary and appropriate decisions and determinations with respect thereto; provided, however, that the cash settlement of Awards may only be permitted with the express written consent of the Committee.

(f) Awards to Non-Employee Directors. Notwithstanding anything to the contrary contained herein, the Compensation Committee may, in its sole and plenary discretion, at any time and from time to time, grant Awards to Non-Employee Directors, subject to the limitations set forth in Section 4(a) below.

Section 4. Grant of Awards; Shares Available for Awards; Limitations. (a) Shares Available. Subject to adjustment as provided in (b), Awards granted under the Plan shall be subject to the following limitations: (i) the aggregate number of Shares that may be delivered pursuant to Awards granted under the Plan shall be 6,125,000 (the “Absolute Share Limit”); (ii) the maximum number of Shares that may be delivered pursuant to Incentive Stock Options granted under the Plan shall be 6,125,000 and (iii) the maximum number of Shares subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year, shall not exceed $600,000 (or $1.5 million for the Chair of the Board) in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). If, after the effective date of the Plan, any Award granted under the Plan (or any Prior Plan Award granted under the Prior Plan) is forfeited, or otherwise expires, terminates or is canceled or, in the case of “full value” Awards (i.e., Awards other than Options or SARs), is settled in cash or net-withheld to cover taxes (up to, but not exceeding, the applicable minimum tax withholding obligation), in each case, without the delivery of Shares to the Participant of the full number of Shares to which the Award related, then the unissued Shares covered by such forfeited, expired, terminated, canceled, cash-settled or net-withheld Award or Prior Plan Award shall again become available to be delivered pursuant to Awards under the Plan. If Shares issued upon exercise, vesting or settlement of an Option or SAR, or Shares owned by a Participant (which are not subject to any pledge or other security interest), are surrendered or tendered to the Company in payment of the Exercise Price of an Option or any taxes required to be withheld in respect of an Option or SAR, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall not again become available to be delivered pursuant to Awards under the Plan, but rather will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. Therefore, when an Option or SAR is granted under the Plan and is subsequently exercised or settled, the number of Shares subject to the Option or SAR will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to such Option or SAR, regardless of the actual number of Shares (if any) used to settle such Option or SAR upon exercise or settlement. Additionally, if the

APPENDIX 2	B-5

Company utilizes the proceeds received upon Option exercise to repurchase Shares on the open market or otherwise, such repurchased Shares shall not be added back to the Share reserve under the Plan.

(b) Adjustments for Changes in Capitalization and Similar Events. Notwithstanding any other provision in this Plan to the contrary, the following provisions shall apply to all Awards granted hereunder:

(i) In the event of (A) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to acquire Shares or other securities of the Company, or other similar corporate transaction or event that affects the Shares (including a Change of Control); or (B) unusual or nonrecurring events affecting the Company, including changes in applicable rules, rulings, regulations or other requirements, that the Committee determines, in its sole discretion, could result in substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants (any event in (A) or (B), an “Adjustment Event”), the Committee shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of (1) the Absolute Share Limit, or any other limit applicable under the Plan with respect to the number of Awards which may be granted hereunder; (2) the number of Shares or other securities of the Company (or number and kind of other securities or other property) which may be issued in respect of Awards or with respect to which Awards may be granted under the Plan or any Sub-Plan; and (3) the terms of any outstanding Award, including, without limitation, (x) the number of Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate; (y) the Exercise Price of a SAR with respect to any Award; or (z) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals); provided, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring.

(ii) Prior to any payment or adjustment contemplated under this (b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to the Participant’s Awards; (B) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (C) deliver customary transfer documentation as reasonably determined by the Committee.

(iii) Any adjustment provided under this (b) may provide for the elimination of any fractional share that might otherwise become subject to an Award.

(iv) Any adjustment, substitution, determination of value or other action taken by the Committee under this (b) shall be conclusive and binding for all purposes.

(c) Substitute Awards. Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall be counted against the Absolute Share Limit.

(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares, Shares purchased on the open market or by private purchase or a combination of the foregoing.

Section 5. Eligibility. Any director, officer, employee or consultant (including any prospective director, officer, employee or consultant) of the Company or any of its Affiliates shall be designated a Participant.

Section 6. Awards. (a) Types of Awards. Subject to the Minimum Vesting Condition, Awards may be made under the Plan individually or collectively, in the form of (i) Options, (ii) SARs, (iii) Restricted Shares, (iv) RSUs, (v) Performance Units and (vi) Other Equity-Based Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Company. Awards may be granted in tandem with other Awards. Incentive Stock Options shall be granted only to employees of a member of the Company Group, and no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is ineligible to receive an Incentive Stock Option under the Code.

(b) Options. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, whether the Option will be an Incentive Stock Option or a Nonqualified Stock Option and the conditions and limitations applicable to the vesting and exercise of the Option. Each Option granted under the Plan shall be evidenced by an Award Agreement, which agreement need not be the same for each Participant. Each Option so granted shall be subject to the conditions set forth in this (b), and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code, provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed

B-6	APPENDIX 2

by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

(ii) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the Exercise Price of each Share covered by an Option shall not be less than 100% of the Fair Market Value of such Share (determined as of the Date of Grant); provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group, the Exercise Price per Share shall be no less than 110% of the Fair Market Value per Share on the Date of Grant.

(iii) Vesting and Exercise. Options shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee. Except as otherwise specified by the Committee in the applicable Award Agreement, an Option may only be exercised to the extent that it has already vested at the time of exercise. An Option shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment pursuant to Section 6(b)(iv) for the Shares with respect to which the Award is exercised has been received by the Company. Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option and in the number of Shares that may be available for purposes of the Plan, by the number of Shares as to which the Option is exercised. The Committee may impose such conditions with respect to the exercise of Options, including, without limitation, any conditions relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

(iv) Payment. (A) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate Exercise Price therefor is received by the Company, and the Participant has paid to the Company an amount equal to any Federal, state, local and foreign income, employment and any other applicable taxes required to be withheld. Such payments may be made in cash (or its equivalent) or, in the Committee’s sole and plenary discretion, any other manner, including (1) by exchanging Shares valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Shares in lieu of actual issuance of such Shares to the Company); provided, that such Shares are not subject to any pledge or other security interest and have been held by the Participant for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles, (2) if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price; or (3) a “net exercise” procedure effected by withholding the minimum number of Shares otherwise issuable in respect of an Option that are needed to pay the Exercise Price, or by a combination of the foregoing; provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company as of the date of such tender is at least equal to such aggregate Exercise Price and the amount of any Federal, state, local or foreign income, employment or other applicable taxes required to be withheld. Any fractional Shares shall be settled in cash.

(B) Wherever in the Plan or any Award Agreement a Participant is permitted to pay the Exercise Price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

(v) Expiration. Options shall expire upon a date determined by the Committee, not to exceed ten (10) years from the Date of Grant (the “Option Period”); provided, that if the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the Option Period shall be automatically extended until the thirtieth (30th) day following the expiration of such prohibition. Notwithstanding the foregoing, in no event shall the Option Period exceed five (5) years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns stock representing more than 10% of the voting power of all classes of stock of any member of the Company Group.

(vi) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date the Participant makes a disqualifying disposition of any Common Stock acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Shares before the later of (A) the date that is two (2) years after the Date of Grant of the Incentive Stock Option, or (B) the date that is one (1) year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession, as agent for the applicable Participant, of any Common Stock acquired pursuant to the exercise of an Incentive Stock Option until the end of the period described in the preceding sentence, subject to complying with any instructions from such Participant as to the sale of such Shares.

(vii) Compliance with Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner which the Committee determines would violate the Sarbanes-Oxley Act of 2002, as it may be amended from time to time, or any other applicable law or the applicable rules and regulations of the SEC or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

(c) SARs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom SARs shall be granted, the number of Shares to be covered by each SAR, the Exercise Price thereof and the

APPENDIX 2	B-7

conditions and limitations applicable to the exercise thereof. SARs may be granted in tandem with another Award, in addition to another Award or freestanding and unrelated to another Award. SARs granted in tandem with, or in addition to, an Award may be granted either at the same time as the Award or at a later time. Each SAR granted under the Plan shall be evidenced by an Award Agreement.

(ii) Exercise Price. Except as otherwise provided by the Committee in the case of Substitute Awards, the Exercise Price of each Share covered by a SAR shall be not less than 100% of the Fair Market Value of such Share (determined as of the Date of Grant). Notwithstanding the foregoing, a SAR granted in tandem with (or in substitution for) an Option previously granted shall have an Exercise Price equal to the Exercise Price of the corresponding Option.

(iii) Vesting and Exercise. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR shall entitle the Participant to receive an amount equal to the excess, if any, of the Fair Market Value of a Share on the date of exercise of the SAR over the Exercise Price thereof. The Committee shall determine, in its sole and plenary discretion, whether a SAR shall be settled in cash, Shares, other securities, other Awards, other property or a combination of any of the foregoing.

(iv) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a SAR, the vesting criteria, term, methods of exercise, methods and form of settlement and any other terms and conditions of any SAR. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of SARs granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate or desirable.

(v) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of Shares subject to the SAR that is being exercised multiplied by the excess of the Fair Market Value of one (1) Share on the exercise date over the Exercise Price, less an amount equal to any Federal, state, local and foreign income, employment and any other applicable taxes required to be withheld. Any fractional Shares shall be settled in cash.

(vi) Expiration. Each SAR shall expire at the time or times, and on the other terms and conditions, set forth in the applicable Award Agreement, except that no SAR may be exercisable after the tenth anniversary of the Date of Grant (the “SAR Period”); provided, that if the SAR Period would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy (or Company-imposed “blackout period”), then the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition.

(d) Restricted Shares and RSUs. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Restricted Shares and RSUs shall be granted, the number of Restricted Shares and RSUs to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Shares and RSUs may vest or may be forfeited to the Company (the “Period of Restriction”) and the other terms and conditions of such Awards. Each grant of Restricted Shares and RSUs shall be evidenced by an Award Agreement.

(ii) Stock Certificates and Book-Entry; Escrow or Similar Arrangement. Upon the grant of Restricted Shares, the Committee shall cause a stock certificate registered in the name of the Participant to be issued or shall cause Share(s) to be registered in the name of the Participant and held in book-entry form subject to the Company’s directions and, if the Committee determines that the Restricted Shares shall be held by the Company or in escrow rather than issued to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable; and (B) the appropriate stock power (endorsed in blank) with respect to the Restricted Shares covered by such agreement. If a Participant shall fail to execute and deliver (in a manner permitted under the Plan or as otherwise determined by the Committee) an agreement evidencing an Award of Restricted Shares and, if applicable, an escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Upon the lapse of the restrictions applicable to such Restricted Shares, the Company or other custodian, as applicable, shall deliver such certificates to the Participant or the Participant’s legal representative. Subject to the restrictions set forth in this Section 6 and the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder as to Restricted Shares, including, without limitation, the right to vote such Restricted Shares. To the extent Restricted Shares are forfeited, any stock certificates issued to the Participant evidencing such Shares shall be returned to the Company, and all rights of the Participant to such Shares and as a stockholder with respect thereto shall terminate without further obligation on the part of the Company. A Participant shall have no rights or privileges as a stockholder as to RSUs.

(iii) Vesting. Restricted Shares and RSUs shall vest, and any applicable Period of Restriction shall lapse, in such manner and on such date or dates or upon such event or events as determined by the Committee.

(iv) Transfer Restrictions. Restricted Shares and RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in the Plan or as may be provided in the applicable Award Agreement; provided, however, that prior to vesting, Restricted Shares and RSUs may not be transferred.

(v) Payment/Lapse of Restrictions. Each RSU shall be granted with respect to one Share or shall have a value equal to the Fair Market Value of one Share. RSUs shall be paid in cash, Shares, other securities, other Awards or other property, as determined in the sole and plenary discretion of the Committee, upon the lapse of restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. If a cash payment is made in lieu of issuing Shares in respect of such RSUs, the amount of such payment shall be equal to the Fair Market Value per Share as of the date on which the Period of Restriction lapsed with respect to such RSUs.

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(vi) Legends on Restricted Shares. Each certificate, if any, or book entry representing Restricted Shares awarded under the Plan, if any, shall bear a legend or book entry notation substantially in the form of the following, in addition to any other information the Company deems appropriate, until the lapse of all restrictions with respect to such Shares:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE AXIS CAPITAL HOLDINGS LIMITED 2017 LONG-TERM EQUITY COMPENSATION PLAN AND A RESTRICTED SHARE AWARD AGREEMENT BETWEEN AXIS CAPITAL HOLDINGS LIMITED AND PARTICIPANT. A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF AXIS CAPITAL HOLDINGS LIMITED.

(e) Performance Units. (i) Grant. Subject to the provisions of the Plan, the Committee shall have sole and plenary authority to determine the Participants to whom Performance Units shall be granted and the terms and conditions thereof. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s) that is (are) to apply and the performance formula(e) applicable to the Performance Units.

(ii) Value of Performance Units. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set Performance Goals in its discretion which, depending on the extent to which they are met during a Performance Period, will determine the number and value of Performance Units that will be paid out to the Participant.

(iii) Earning of Performance Units. Subject to the provisions of the Plan, after the applicable Performance Period has ended, the holder of Performance Units shall be entitled to receive a payout of the number and value of Performance Units earned by the Participant over the Performance Period, to be determined by the Committee, in its sole and plenary discretion, as a function of the extent to which the corresponding Performance Goals have been achieved.

(iv) Form and Timing of Payment of Performance Units. Subject to the provisions of the Plan, the Committee, in its sole and plenary discretion, may pay earned Performance Units in the form of cash or in Shares (or in a combination thereof) that has an aggregate Fair Market Value equal to the value of the earned Performance Units at the close of the applicable Performance Period. Such Shares may be granted subject to any restrictions in the applicable Award Agreement deemed appropriate by the Committee. The determination of the Committee with respect to the form and timing of payout of such Awards shall be set forth in the applicable Award Agreement.

(f) Other Equity-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and plenary authority to grant to Participants Other Equity-Based Awards in such amounts and subject to such terms and conditions as the Committee shall determine. Each Other Equity-Based Award granted under the Plan shall be evidenced by an Award Agreement and shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(g) Dividend Equivalents. In the sole and plenary discretion of the Committee, an Award, other than an Option or SAR, may provide the Participant with dividends, dividend equivalents, or similar payments in respect of Shares underlying Awards, payable in cash, Shares, other securities, other Awards or other property, on such terms and conditions as may be determined by the Committee in its sole discretion, including, without limitation, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Shares, Restricted Shares or other Awards; provided, that in no event shall such dividend equivalents be paid out to Participants prior to vesting of the corresponding Shares underlying the Award.

Section 7. Amendment and Termination. (a) Amendments to the Plan. Subject to any applicable law or government regulation, to any requirement that must be satisfied if the Plan is intended to be a shareholder approved plan for purposes of the rules of the NYSE or any successor exchange or quotation system on which the Shares may be listed or quoted, the Plan or any portion thereof may be amended, altered, suspended, modified, discontinued or terminated by the Board at any time without the approval of the stockholders of the Company except that stockholder approval shall be required for any amendment that would (i) increase the maximum number of Shares for which Awards may be granted under the Plan; provided, however, that any adjustment under Section 4(b) shall not constitute an increase for purposes of this (a), or (ii) change the class of employees or other individuals eligible to participate in the Plan. No modification, alteration, suspension, amendment, discontinuance or termination of the Plan may, without the consent of the Participant to whom any Award shall theretofore have been granted, materially and adversely affect the rights of such Participant (or his or her transferee) under such Award, unless otherwise provided by the Committee in the applicable Award Agreement.

(b) Amendments to Awards. The Committee may, to the extent consistent with the terms of the Plan and any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s Termination); provided, that, other than pursuant to Section 4(b), any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.

(c) No Repricing. Notwithstanding anything in the Plan to the contrary, without stockholder approval, except as otherwise permitted under Section 4(b) of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or any SAR; (ii) the Committee may not cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower Exercise Price) or other Award or cash payment that is greater than the intrinsic value (if any) of the cancelled Option or SAR; and (iii) the Committee may not take any other action which is considered a “repricing” for purposes of the stockholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.

APPENDIX 2	B-9

Section 8. Change of Control. Without limiting Section 4(b), unless otherwise provided in the applicable Award Agreement or any other agreement between the applicable Participant and the Company, in the event of a Change of Control after the date of the adoption of the Plan, the Committee may, in its sole and plenary discretion, provide for any one or more of the following: the (a) substitution or assumption of Awards, or to the extent that the surviving entity (or Affiliate thereof) of such Change of Control does not substitute or assume the Awards, full acceleration of vesting of, exercisability of, or lapse of restrictions on, as applicable, any Awards (with deemed performance achievement with respect to any performance-based vesting Awards determined by the Committee), and (b) cancellation of any one or more outstanding Awards and payment to the holders of such Awards that are vested as of such cancellation (including, without limitation, any Awards that would vest as a result of the occurrence of such event but for such cancellation or for which vesting is accelerated by the Committee in connection with such event pursuant to clause (a) above), the value of such Awards, if any, as determined by the Committee (which value, if applicable, may be based upon the price per Share received or to be received by other stockholders of the Company in such event), including, without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Shares subject to such Option or SAR over the aggregate Exercise Price of such Option or SAR (it being understood that, in such event, any Option or SAR having a per share Exercise Price equal to, or in excess of, the Fair Market Value of a Share subject thereto may be canceled and terminated without any payment or consideration therefor).

For purposes of clause (a) above, an Award will be considered granted in substitution of an Award if it has an equivalent value (as determined consistent with clause (b) above) with the original Award, whether designated in securities of the acquiror in such Change of Control transaction (or an Affiliate thereof), or in cash or other property (including in the same consideration that other stockholders of the Company receive in connection with such Change of Control transaction), and retains the vesting schedule applicable to the original Award.

Payments to holders pursuant to clause (b) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of Shares covered by the Award at such time (less any applicable Exercise Price).

Section 9. General Provisions.

(a) Nontransferability. (i) During the Participant’s lifetime, each Award (and any rights and obligations thereunder) shall be exercisable only by the Participant, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant (unless such transfer is specifically required pursuant to a domestic relations order or by applicable law) other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against any member of the Company Group; provided, that (A) the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance and (B) the Board or the Committee may permit further transferability, on a general or specific basis, and may impose conditions and limitations on any permitted transferability; provided, however, that Awards cannot be transferred for consideration; provided further, however, that Incentive Stock Options granted under the Plan shall not be transferable in any way that would violate Section 1.422-2(a)(2) of the Treasury Regulations.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statement promulgated by the SEC (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) a beneficiary to whom donations are eligible to be treated as “charitable contributions” for federal income tax purposes (each transferee described in clauses (A), (B), (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with clause (ii) above shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) neither the Committee nor the Company shall be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of a Participant’s Termination under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

B-10	APPENDIX 2

(b) Obligations Binding on Successors. The obligations of the Company under the Plan and all Award Agreements shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(c) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

(d) Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement or the rules, regulations and other requirements of the SEC, NYSE or any other stock exchange or quotation system upon which such Shares or other securities are then listed or reported and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e) Tax Withholding. (i) A Participant shall be required to pay to the Company or one or more of its Subsidiaries, as applicable, an amount in cash (by check or wire transfer) equal to the aggregate amount of any income, employment and/or other applicable taxes that are statutorily required to be withheld in respect of an Award. Alternatively, the Company or any of its Subsidiaries may elect, in its sole discretion, to satisfy this requirement by withholding such amount from any cash compensation or other cash amounts owing to a Participant.

(ii) Without limiting the foregoing, the Committee may (but is not obligated to), in its sole discretion, permit or require a Participant to satisfy, all or any portion of the minimum income, employment and/or other applicable taxes that are statutorily required to be withheld with respect to an Award by (A) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee in order to avoid adverse accounting treatment under applicable accounting standards) having an aggregate Fair Market Value equal to such minimum statutorily required withholding liability (or portion thereof); or (B) having the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, the Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, a number of Shares with an aggregate Fair Market Value equal to an amount, subject to clause (iii) below, not in excess of such minimum statutorily required withholding liability (or portion thereof).

(iii) The Committee, subject to its having considered the applicable accounting impact of any such determination, has full discretion to allow Participants to satisfy, in whole or in part, any additional income, employment and/or other applicable taxes payable by them with respect to an Award by electing to have the Company withhold from the Shares otherwise issuable or deliverable to, or that would otherwise be retained by, a Participant upon the grant, exercise, vesting or settlement of the Award, as applicable, Shares having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding liability (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant s relevant tax jurisdictions).

(f) Section 409A of the Code. (i) Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as separate payments.

(ii) Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) shall be made to such Participant prior to the date that is six (6) months after the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) Unless otherwise provided by the Committee in an Award Agreement or otherwise, in the event that the timing of payments in respect of any Award (that would otherwise be considered “deferred compensation” subject to Section 409A of the Code) would be accelerated upon the occurrence of (A) a Change of Control, no such acceleration shall be permitted unless the event giving rise to the Change of Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code; or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “Disability” pursuant to Section 409A of the Code.

(g) Award Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant to whom such Award was granted and shall specify the terms and conditions of the Award and any rules applicable thereto, including, without limitation, the effect on such Award of the death, Disability or Termination of a Participant, or of such other events as

APPENDIX 2	B-11

may be determined by the Committee. For purposes of the Plan, an Award Agreement may be in any such form (written or electronic) as determined by the Committee (including, without limitation, a Board or Committee resolution, an employment agreement, a notice, a certificate or a letter) evidencing the Award. The Committee need not require an Award Agreement to be signed by the Participant or a duly authorized representative of the Company.

(h) Data Protection. By participating in the Plan or accepting any rights granted under it, each Participant consents to the collection and processing of personal data relating to the Participant so that the Company and its Affiliates can fulfill their obligations and exercise their rights under the Plan and generally administer and manage the Plan. This data will include, but may not be limited to, data about participation in the Plan and Shares offered or received, purchased, or sold under the Plan from time to time and other appropriate financial and other data (such as the date on which the Awards were granted) about the Participant and the Participant’s participation in the Plan.

(i) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company Group from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted shares, shares and other types of equity-based awards (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(j) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of any member of the Company Group, or other Person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Service Recipient or any other member of the Company Group, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Service Recipient or any other member of the Company Group may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, except to the extent of any provision to the contrary in any written employment contract or other agreement between the Service Recipient and/or any member of the Company Group and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(k) No Rights as Stockholder. No Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Shares, except as provided in the applicable Award Agreement, the Participant shall be entitled to the rights of a stockholder (including the right to vote and receive dividends) in respect of such Restricted Shares. Except as otherwise provided in Section 4(b) or the applicable Award Agreement, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Shares, other securities or other property), or other events relating to, Shares subject to an Award for which the record date is prior to the date such Shares are delivered.

(l) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more Persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be the Participant’s spouse or, if the Participant is unmarried at the time of death, the Participant’s estate.

(m) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of Bermuda, without giving effect to the conflict of laws provisions thereof. EACH PARTICIPANT WHO ACCEPTS AN AWARD IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING INSTITUTED BY OR AGAINST SUCH PARTICIPANT IN RESPECT OF THE PARTICIPANT’S RIGHTS OR OBLIGATIONS HEREUNDER.

(n) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(o) Government and Other Regulations. (i) The obligation of the Company to settle Awards in Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such Shares have been properly registered for sale pursuant to the Securities Act with the SEC or unless the Company has received an opinion of counsel (if the

B-12	APPENDIX 2

Company has requested such an opinion), satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Shares or other securities of any member of the Company Group issued under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the Federal securities laws, or the rules, regulations and other requirements of the SEC, any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted and any other applicable Federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 6(d)(vi) of the Plan, the Committee may cause a legend or legends to be put on certificates representing Shares or other securities of any member of the Company Group issued under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of any member of the Company Group issued under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that the Committee, in its sole discretion, deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Shares to the Participant, the Participant’s acquisition of Shares from the Company and/or the Participant’s sale of Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code, (A) pay to the Participant an amount equal to the excess of (1) the aggregate Fair Market Value of the Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or issued, as applicable); over (2) the aggregate Exercise Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of issuance of Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof, or (B) in the case of Restricted Shares, RSUs or Other Equity-Based Awards, provide the Participant with a cash payment or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such Restricted Shares, RSUs or Other Equity-Based Awards, or the underlying Shares in respect thereof.

(p) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between any member of the Company Group, on the one hand, and a Participant or other Person, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be obligated to maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other service providers under general law.

(q) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan or as required by applicable law.

(r) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of any member of the Company Group and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself or herself.

(s) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(t) Termination. Except as otherwise provided in an Award Agreement, unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with one Service Recipient to employment or service with another Service Recipient (or vice-versa) shall be considered a Termination; and (ii) if a Participant undergoes a Termination of employment, but such Participant continues to provide services to the Company Group in a non-employee capacity, such change in status shall not be considered a Termination for purposes of the Plan. Further, unless otherwise determined by the Committee, in the event that any Service Recipient ceases to be a member of the Company Group (by reason of sale, divestiture, spin-off or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute a Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction.

(u) Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code) or under a similar provision of law (whether United States, United Kingdom or otherwise) may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If a Participant, in

APPENDIX 2	B-13

connection with the acquisition of Shares under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the IRS or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(v) Right of Offset. The Company will have the right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to any member of the Company Group and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement. Notwithstanding the foregoing, if an Award is “deferred compensation” subject to Section 409A of the Code, the Committee will have no right to offset against its obligation to deliver Shares (or other property or cash) under the Plan or any Award Agreement if such offset could subject the Participant to the additional tax imposed under Section 409A of the Code in respect of an outstanding Award.

(w) Clawback/Repayment. All Awards granted to any Participant (including any cash-based awards granted under the Plan) shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) applicable law.

(x) Detrimental Activity. Notwithstanding anything to the contrary contained herein, if a Participant has engaged in any Detrimental Activity, as determined by the Committee, the Committee may, in its sole discretion, provide for one or more of the following:

(i) cancellation of any or all of such Participant’s outstanding Awards; or

(ii) forfeiture by the Participant of any gain realized on the vesting or exercise of Awards, and to repay any such gain to promptly to the Company.

(y) Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company Group. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(z) Payments to Persons Other Than Participants. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for the Participant’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or the Participant’s estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to the Participant’s spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(aa) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of equity-based awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

Section 10. Term of the Plan. (a) Effective Date. The Plan shall be effective as of the date of its adoption by the Board and approval by the Company’s stockholders; provided, however, that no Incentive Stock Options may be granted under the Plan unless it is approved by the Company’s stockholders within twelve (12) months before or after the date the Plan is adopted by the Board.

(b) Expiration Date. No Award shall be granted under the Plan after the tenth anniversary of the date the Plan is approved under (a). Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue or terminate any such Award or to waive any conditions or rights under any such Award shall, nevertheless continue thereafter.

B-14	APPENDIX 2

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2023 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 4 and 5, and for 1 YEAR on Proposal 3.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - W. Marston Becker	☐	☐	☐
02 - Michael Millegan	☐	☐	☐
03 - Thomas C. Ramey	☐	☐	☐
04 - Lizabeth H. Zlatkus	☐	☐	☐

For	Against	Abstain
☐	☐	☐

1 Year	2 Years	3 Years	Abstain
☐	☐	☐	☐

For	Against	Abstain
☐	☐	☐

For	Against	Abstain
☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03RW0B

2023 Annual Meeting Admission Ticket

May 4, 2023 at 8:30 a.m. Local Time
AXIS House
92 Pitts Bay Road
Pembroke HM 08 Bermuda

Upon arrival, please present this admission ticket and photo identification at the registration desk.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

AXIS Capital Holdings Limited

Notice of 2023 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — May 4, 2023

Conrad D. Brooks, Henry B. Smith and Jamie Steeves, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of AXIS Capital Holdings Limited to be held on May 4, 2023 or at any postponement or adjournment thereof.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED BY MAIL OR PROPERLY SUBMITTED VIA THE INTERNET OR BY PHONE, THE SHARES THAT IT REPRESENTS WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2, 4 AND 5, AND FOR 1 YEAR ON PROPOSAL 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.